                                                                   Exhibit 99.01

                              Travelers Group Inc.

             INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        ---------------------------------

                                                                        Page No.
                                                                        --------

Five Year Summary of Selected Supplemental Financial Data                      2

Management's Discussion and Analysis of
  Financial Condition and Results of Operations                                3

Supplemental Financial Statements

  Supplemental Consolidated Statement of Income for the year ended
  December 31, 1996, 1995 and 1994                                            39

  Supplemental Consolidated Statement of Financial Position at
  December 31, 1996 and 1995                                                  40

  Supplemental Consolidated Statement of Changes in Stockholders'
  Equity for the year ended December 31, 1996, 1995 and 1994                  41

  Supplemental Consolidated Statement of Cash Flows for the year ended
  December 31, 1996, 1995 and 1994                                            42


  Notes to Supplemental Consolidated Financial Statements                     43


Schedules:
      Schedule I - Condensed Financial Information of
      Registrant (Parent Company only)                                        92

Independent Auditors' Report                                                  96

                      Travelers Group Inc. and Subsidiaries

            FIVE-YEAR SUMMARY OF SELECTED SUPPLEMENTAL FINANCIAL DATA

(In millions of dollars, except per share amounts)

                                                         1996         1995        1994        1993         1992
                                                       --------     --------    --------    --------     --------
Year Ended December 31, (1)
---------------------------
Total revenues                                         $ 32,414     $ 27,287    $ 22,719    $ 16,964     $ 13,883
                                                       ========     ========    ========    ========     ========

Income from continuing operations                      $  3,282     $  2,141    $    747    $  1,843     $  1,335
Discontinued operations                                    (334)         150         180         (28)         (29)
Cumulative effect of accounting changes (2)                --           --          --           (72)         (28)
                                                       --------     --------    --------    --------     --------
Net income                                             $  2,948     $  2,291    $    927    $  1,743     $  1,278
                                                       ========     ========    ========    ========     ========

Return on average common stockholders' equity (3)          18.0%        16.3%        6.6%       19.9%        17.2%

At December 31, (1)
-------------------
Total assets                                           $345,948     $302,344    $287,093    $286,125     $183,610
Long-term debt                                         $ 24,696     $ 22,235    $ 22,277    $ 18,683     $ 12,484
Redeemable preferred securities                        $    420     $    560    $    700    $    700     $    700
Redeemable preferred securities of subsidiary trusts   $  2,245         --          --          --           --
Stockholders' equity (4)                               $ 17,942     $ 15,853    $ 12,432    $ 13,872     $  7,860

Per common share data (5):
--------------------------
Income from continuing operations                      $   2.74     $   1.76    $   0.52    $   1.96     $   1.45
Discontinued operations                                   (0.29)        0.13        0.16       (0.03)       (0.03)
Cumulative effect of accounting changes                    --           --          --         (0.08)       (0.03)
                                                       --------     --------    --------    --------     --------
Net income                                             $   2.45     $   1.89    $   0.68    $   1.85     $   1.39
                                                       ========     ========    ========    ========     ========

Cash dividends per common share (5)                    $  0.300     $  0.267    $  0.192    $  0.163     $  0.121
Book value per common share (5)                        $  14.74     $  13.06    $  10.03    $  10.92     $   8.74
Book value per common share, excluding
  FAS No. 115 adjustment (4,5)                         $  14.33     $  12.39    $  11.20

Other data:
-----------
Average number of common shares
  and equivalents (millions) (5)                        1,138.5      1,132.7     1,147.1       901.5        864.0
Year-end common shares
  outstanding (millions) (5)                            1,141.2      1,129.1     1,128.9     1,168.8        852.1
Number of full-time employees                            64,814       56,039      60,970      68,543       24,546

(1) All periods have been restated for the inclusion of Salomon Inc. The results of Aetna P&C are included only from the date of acquisition, April 2, 1996. Results of operations prior to 1994 exclude the amounts of The Travelers Corporation (old Travelers), except that results for 1993 include the Company's equity in earnings relating to the 27% interest purchased in December 1992. Results of operations include the Shearson Businesses from July 31, 1993, the date of acquisition (see Note 2 of Notes to Supplemental Consolidated Financial Statements). Data relating to financial position for 1992 exclude old Travelers and the Shearson Businesses.

(2) Cumulative effect of accounting changes in 1993 represent a change in accounting for postretirement benefits other than pensions and a change in accounting for postemployment benefits. Cumulative effect of accounting changes in 1992 represent a change in accounting for income taxes.

(3) The return on average common stockholders' equity is calculated using income before the cumulative effect of accounting changes after deducting preferred stock dividend requirements.

(4) Stockholders' equity at December 31, 1996 and 1995 reflects $469 million and $756 million, respectively, of net unrealized gains on investment securities and at December 31, 1994 reflects $1.3 billion of net unrealized losses on investment securities, pursuant to the adoption of FAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" in 1994.

(5) During 1996 the Company's Board of Directors declared a three-for-two stock split in January and a four-for-three stock split in October (both payable in the form of stock dividends), which combined are the equivalent of a two-for-one stock split. On October 22, 1997 the Company declared a three-for-two stock split paid on November 19, 1997. All amounts presented herein have been restated to reflect the stock splits.

                      Travelers Group Inc. and Subsidiaries
           MANAGEMENT'S DISCUSSION and ANALYSIS of FINANCIAL CONDITION
                            and RESULTS of OPERATIONS

Consolidated Results of Operations

                                                     Year Ended December 31,
                                                  ------------------------------
(In millions, except per share amounts)             1996       1995       1994
                                                  --------   --------   --------
Revenues                                          $ 32,414   $ 27,287   $ 22,719
                                                  ========   ========   ========

Income from continuing operations                 $  3,282   $  2,141   $    747
Income (loss) from discontinued operations            (334)       150        180
                                                  ========   ========   ========
Net income                                        $  2,948   $  2,291   $    927
                                                  ========   ========   ========

Income (loss) per share*:
  Continuing operations                           $   2.74   $   1.76   $   0.52
  Discontinued operations                            (0.29)      0.13       0.16
                                                  ========   ========   ========
Net income                                        $   2.45   $   1.89   $   0.68
                                                  ========   ========   ========

Weighted average number of common shares
  outstanding and common stock equivalents*        1,138.5    1,132.7    1,147.1
                                                  ========   ========   ========

----------
* During 1996 the Company's Board of Directors declared a three-for-two stock split in January and a four-for-three stock split in October (both payable in the form of stock dividends), which combined are the equivalent of a two-for-one stock split. On October 22, 1997 the Company declared a three-for-two stock split paid on November 19, 1997. All amounts presented herein have been restated to reflect the stock splits.

Merger with Salomon Inc

On November 28, 1997, a newly formed wholly owned subsidiary of Travelers Group Inc. merged with and into Salomon Inc (Salomon) (the Merger). Under the terms of the Merger, approximately 188 million shares of Travelers Group Inc. (TRV) common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of TRV common stock for each share of Salomon common stock, for a total value of approximately $9 billion. Each of Salomon's series of preferred stock outstanding was exchanged for a corresponding series of TRV preferred stock having substantially identical terms, except that the TRV preferred stock issued in conjunction with the Merger has certain voting rights. Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of TRV, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney), which is the primary vehicle through which TRV engages in investment banking, proprietary trading, retail brokerage and asset management. The Merger was treated as a tax-free exchange and accounted for under the pooling of interests method.

As a result of the Merger, the Company expects to record an after-tax restructuring charge of between $400 million and $500 million primarily for severance and costs related to excess or unused office space and other facilities.

Overview

Consolidated results of operations include the accounts of TRV and its subsidiaries, including Salomon Inc and its subsidiaries (collectively, the Company). As discussed in Note 2 of Notes to Supplemental Consolidated Financial Statements, on April 2, 1996, Travelers Property Casualty Corp. (formerly Travelers/Aetna Property Casualty Corp.) (TAP), an indirect majority-owned subsidiary of TRV, acquired the domestic property and casualty insurance subsidiaries of Aetna Services Inc. (formerly Aetna Life and Casualty Company) (Aetna P&C) for approximately $4.16 billion in cash. This acquisition was financed in part by the issuance by TAP of common stock resulting in a minority interest in TAP of approximately 18%. The acquisition was accounted for under the purchase method of accounting and, accordingly, the supplemental consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C, are the primary vehicles through which the Company engages in the property and casualty insurance business.

Results of Operations

Income from continuing operations for the year ended December 31, 1996 was $3.282 billion compared to $2.141 billion in 1995 and $747 million in 1994. Included in income from continuing operations for the years ended December 31, 1996, 1995 and 1994 are net after-tax gains (losses) of $101 million, $74 million and $(91) million, respectively, as follows:

1996
----
o $346 million (after minority interest) charge for reserve adjustments and restructuring costs related to the acquisition of Aetna P&C;

o     $363 million gain from the sale of Class A Common Stock by TAP;

o     $31 million gain from the sale of The Mortgage Corporation Limited;

o $26 million net gain from the disposition of investment advisory affiliates; and

o $27 million (after minority interest) of reported investment portfolio gains.

1995
----
o     $13 million provision for loss on disposition of an affiliate; and

o     $87 million of reported investment portfolio gains.

1994
----
o     $189 million charge to correct general ledger balances at Salomon Smith
      Barney;

o $102 million income tax benefit resulting from the reversal of reserves established in prior years to cover potential tax liabilities;

o     $79 million gain on the sales of subsidiaries and affiliates; and

o     $83 million of reported investment portfolio losses.

Excluding these items, income from continuing operations for 1996 increased $1.114 billion to $3.181 billion, or 54%, over 1995, primarily reflecting improved performance at Salomon Smith Barney, the inclusion of the property and casualty business acquired from Aetna Services Inc. and increased earnings in the Life Insurance segment.

On the same basis, income from continuing operations for 1995 increased $1.229 billion to $2.067 billion, or 147%, over 1994, primarily reflecting improved performance at Salomon Smith Barney.

The following discussion presents in more detail each segment's operating performance.

Investment Services

                                                                                        Year Ended December 31,
                                                           -------------------------------------------------------------------------
                                                                   1996                      1995                      1994
                                                           -------------------------------------------------------------------------
                                                                       Net Income                Net Income               Net Income
(millions)                                                 Revenues      (loss)      Revenues      (loss)      Revenues     (loss)
------------------------------------------------------------------------------------------------------------------------------------
Salomon Smith Barney (1)(2)                                $18,871      $ 1,871      $17,512      $ 1,112      $13,310      $   (20)
Mutual funds and asset management                             --           --           --           --            156           32
------------------------------------------------------------------------------------------------------------------------------------
Total Investment Services                                  $18,871      $ 1,871      $17,512      $ 1,112      $13,466      $    12
====================================================================================================================================

(1) Net income for 1996 includes a $31 million after-tax gain on the sale of The Mortgage Corporation Limited. Net income for 1994 income includes a $21 million after-tax gain from the sale of the interest in HG Asia; a $189 million after-tax charge to correct general ledger balances; and a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax losses.

(2) Excludes results of Basis Petroleum which are classified as discontinued operations.

In 1994 mutual funds and asset management sub-segment included the limited partnership interest in RCM Capital Management, a California Limited Partnership
(RCM) and the operations of American Capital Management & Research, Inc. (American Capital) through its date of sale in December 1994. RCM is reported as part of Corporate and Other in 1995 and through its date of sale in 1996.

Salomon Smith Barney

Salomon Smith Barney's income was $1,871 million for the year ended December 31, 1996, an increase of 68% from $1,112 million for the year ended December 31, 1995. Salomon Smith Barney's 1996 income includes a $48 million pre tax gain ($31 million after-tax) on the sale of The Mortgage Corporation Limited. Salomon Smith Barney's $20 million net loss in 1994 included pre tax charges of $303 million ($189 million after-tax) to correct general ledger balances and a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax liabilities.

Salomon Smith Barney Revenues

                                                   Year Ended December 31,
--------------------------------------------------------------------------------
(millions)                                  1996           1995           1994
--------------------------------------------------------------------------------
Commissions                                $ 2,612        $ 2,376        $ 2,171
Asset management and
  administration fees                        1,390          1,087            962
Investment banking                           2,001          1,318          1,167
Principal transactions                       3,027          2,140            420
Interest income, net*                        1,488          1,645          1,357
Other income                                   178            149            121
================================================================================
Net revenues*                              $10,696        $ 8,715        $ 6,198
================================================================================

* Net of interest expense of $8,175 million, $8,797 million and $7,112 million in 1996, 1995 and 1994, respectively. Revenues included in the supplemental consolidated statement of income are before deductions for interest expense.

Revenues, net of interest expense increased $2 billion in 1996 over 1995 levels. Salomon Smith Barney's 1996 results reflect improvements in most businesses, including fixed income trading, investment banking, asset management and retail sales. These improvements were partially offset by a decrease in revenues from equities trading.

Commission revenues increased 10% in 1996 to $2.6 billion, from $2.4 billion in 1995 and $2.2 billion in 1994. The 1996 increase reflects growth in sales of listed and over-the-counter (OTC) securities, as well as increased insurance and annuity sales. The 1995 increase reflects growth in listed and OTC securities and option activity, offset by declines in futures, mutual funds and insurance activity.

Investment banking revenues increased 52% in 1996 to $2.0 billion from $1.3 billion in 1995 and $1.2 billion in 1994. The 1996 increase in revenues was attributable to significant improvements in equity and debt underwriting, combined with a higher level of advisory fees.

Principal transaction revenues from fixed income for the year increased 128% to $2.0 billion in 1996 from $900 million in 1995, reflecting strong performances in customer sales and trading, favorable market conditions, and excellent results in proprietary trading. Fixed income revenues in 1994 were $132 million, reflecting the impact of a lower volume of customer activity and trading losses in certain products.

Principal transaction revenues from equities decreased 42% in 1996 to $576 million from $1.0 billion in 1995. Equity revenues were $357 million in 1994. The decline in 1996 primarily reflects losses associated with long-term proprietary equity strategies. Results for 1995 reflect strong performances in both customer sales and trading and proprietary trading, while 1994 results reflect modest losses from proprietary trading coupled with a lower level of revenues from customer sales and trading.

Principal transaction revenues from physical commodities were $393 million in 1996, compared with $238 million in 1995 and $191 million in 1994.

1994 principal transaction revenues include a pre tax accounting charge of $303 million to correct general ledger balances of which $194 million is related to London-based companies and $109 million arose from the completion of a detailed review of Salomon's general ledger balances related to interest rate swaps.

Asset management and administration fees rose to $1.4 billion in 1996, up 28% from $1.1 billion in 1995 and $1.0 billion in 1994. The increase is due to growth in assets under management, as well as bringing in-house all of the administrative functions for Smith Barney proprietary mutual funds and money funds in the third quarter of 1995.

Assets Under Management

                                                               At December 31,
                                                              ------------------
(billions)                                                     1996        1995
--------------------------------------------------------------------------------
Salomon Smith Barney                                          $175.6      $145.0
Travelers Life and Annuity (1)                                  21.5        22.1
--------------------------------------------------------------------------------
Total Assets Under Management                                 $197.1      $167.1
================================================================================

(1)   Part of the Life Insurance Services segment.

Net interest and dividends decreased 10% in 1996 to $1.5 billion from $1.6 billion in 1995. The decrease is primarily due to a decrease in net inventory balances partially offset by increased margin lending to clients. In

1994, net interest and dividends were $1.4 billion. The increase in 1995 was primarily due to an increase in net inventory balances, partially offset by increased financing costs.

Gain on sale of subsidiaries and affiliates in 1996 includes a pre-tax gain of $48 million related to the sale of the Company's indirect wholly-owned subsidiary The Mortgage Corporation Limited, which originated and serviced residential mortgages in the United Kingdom.

The increase in noninterest expenses in 1996 primarily reflects an increase in production-related compensation and employee benefits expense, reflecting Salomon Smith Barney's increased revenues. Compensation and employee-related expenses as a percentage of revenues, net of interest expense was 52% in 1996, compared with 56% in 1995 and 71% in 1994. The ratio of non-compensation expenses to revenues, net of interest expense was 20% in 1996, 23% in 1995 and 32% in 1994. Salomon Smith Barney continues to maintain its focus on controlling fixed expenses.

Asset Quality -- Salomon Smith Barney's assets at December 31, 1996 were approximately $246.1 billion, consisting primarily of highly liquid marketable securities and collateralized receivables. Approximately 51% of these assets represent trading securities, commodities and derivatives used for proprietary trading and to facilitate customer transactions. About 40% of these assets were related to collateralized financing transactions where U.S. Government and mortgage-backed securities are bought, borrowed, sold and lent in generally offsetting amounts. A significant portion of the remainder of the assets represented receivables from brokers, dealers, clearing organizations and customers that relate to securities transactions in the process of being settled. The carrying values of the majority of Salomon Smith Barney's securities inventories are adjusted daily to reflect current prices. See Notes 1, 7, 8, 9 and 20 of Notes to Supplemental Consolidated Financial Statements for a further description of these assets.

Smith Barney's assets are financed through a number of sources including long and short-term credit facilities, the financing transactions described above and payables to brokers, dealers and customers.

Outlook -- Salomon Smith Barney's business is significantly affected by the levels of activity in the securities markets, which in turn are influenced by the level and trend of interest rates, the general state of the economy and the national and worldwide political environments, among other factors.

The following is a discussion of derivatives and risk management as they relate to the operations of Salomon Smith Barney.

                             DERIVATIVE INSTRUMENTS

--------------------------------------------------------------------------------

Derivatives are an integral element of the world's financial and commodity markets. Globalization of economic activity has brought more market participants in contact with foreign exchange and interest rate risk at a time when market volatility has increased. Salomon Smith Barney has developed many techniques using derivatives which enhance the efficiency of capital and trading risk management.

DERIVATIVE INSTRUMENTS - OVERVIEW

Derivative instruments are contractual commitments or payment exchange agreements between counterparties that "derive" their value from some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. A vast increase in the types of derivative users and their motivations in using these products has resulted in an expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, considering such factors as taxes, regulations, capital, and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list of objectives is large and continues to grow rapidly.

Derivatives are accounted for and settled differently than cash instruments and their use requires special management oversight. Such oversight should ensure that management understands the transactions to which they commit their firms and that the transactions are executed in accordance with sensible corporate risk policies and procedures. Publications such as the Basle Committee on Banking Supervision's July 1994 report, Risk Management Guidelines for Derivatives; the International Organization of Securities Commissions' July 1994 report, Operational and Financial Risk Management Control Implications for Over-The-Counter Derivatives Activities of Regulated Securities Firms; or the Group of Thirty ("G-30") July 1993 report, Derivatives: Practices and Principles, each provide an excellent framework for developing strong management policies and procedures.

In 1994, Salomon adopted the G-30 report as its model for control of its OTC derivatives activities. Subsequently, Salomon began working with five other U.S. securities firms, forming the Derivatives Policy Group ("DPG"), to develop the "Framework for Voluntary Oversight" of OTC derivatives activities of unregulated affiliates of U.S. Securities and Exchange Commission ("SEC") registered broker dealers. In March of 1995, the DPG agreed with the SEC to implement the framework. The framework encompasses management controls, enhanced reporting, evaluation of risk in relation to capital and counterparty relations.

Salomon's adoption of the DPG framework resulted in modifications and/or enhancements to Salomon Smith Barney's existing control procedures, including the establishment by the Board of Directors of an OTC Derivatives Activity and Transaction Oversight Committee ("Authorizing Body"), a Board-reviewed firmwide market risk limit, a quarterly SEC and CFTC reporting package, annual reviews of internal risk management control objectives and reviews by Salomon's external auditors (provided to the SEC and CFTC) of inventory pricing and modeling procedures.

The Authorizing Body, which consists of senior risk managers and senior control managers from Salomon's businesses, has established guidelines which include Salomon's framework for independent market risk measurement and monitoring; the scope of permitted activity for Salomon's OTC derivative activities both as dealer and end user; and the establishment of requirements for the periodic review of risks related to the credit, funding, legal and processing aspects of its derivatives activities.

The reports provided to the SEC and CFTC by Salomon and other DPG participants provide insight into the OTC derivative activities conducted by unregulated affiliates of U.S. broker dealers. Information provided by Salomon on such reports includes:

      - firmwide current credit exposure to its top 20 current net exposure counterparties,

      -     firmwide current exposures by counterparty credit rating,

      -     potential exposures by counterparty credit rating,

      - net revenues derived from OTC derivative activities in unregulated entities, and

      - OTC derivatives business revenue sensitivity to certain market movements.

Derivatives activities, like Salomon Smith Barney's other ongoing business activities, give rise to market, credit, and operational risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for intermediaries such as Salomon Smith Barney, such risk represents only a component of overall market risk, which arises from activities in non-derivative instruments as well. Consequently, the scope of Salomon Smith Barney's market risk management procedures extends beyond derivatives to include all financial instruments and commodities. Credit risk is the loss that Salomon Smith Barney would incur if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded OTC instruments. Whenever possible, Salomon Smith Barney uses industry master netting agreements to reduce aggregate credit exposure. Swap and foreign exchange agreements are documented utilizing counterparty master netting agreements supplemented by trade confirmations. Over the past several years, Salomon Smith Barney has enhanced the funding and risk management of its derivatives activities through the increased use of bilateral security agreements. Salomon Smith Barney, in particular, has been an industry leader in promoting the use of this risk reduction technique. Based on notional amounts, at December 31, 1996 and 1995, respectively, approximately 80% and 72% of Salomon Smith Barney's swap portfolio was subject to the bilateral exchange of collateral. This initiative, combined with the success of Salomon Swapco Inc, Salomon Smith Barney's triple-A rated derivatives subsidiary, has greatly strengthened the liquidity profile of Salomon Smith Barney's derivative trading activities. See "Risk Management" for discussions of Salomon Smith Barney's management of market, credit, and operational risks.

NATURE AND TERMS OF DERIVATIVE INSTRUMENTS

Salomon Smith Barney and its subsidiaries enter into various bilateral financial contracts involving future settlement, which are based upon a predetermined principal or par value (referred to as the "notional" amount). Such instruments include swaps, swap options, caps and floors, futures contracts, forward purchase and sale agreements, option contracts and warrants. Transactions are conducted either through organized exchanges or OTC. For a discussion of the nature and terms of these instruments see Note 20 to the supplemental consolidated financial statements.

SALOMON SMITH BARNEY'S USE OF DERIVATIVE INSTRUMENTS

Salomon Smith Barney's use of derivatives can be broadly classified between trading and non-trading activities. The vast majority of Salomon Smith Barney's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. Salomon Smith Barney's derivative counterparties consist primarily of other major derivative dealers, financial institutions, insurance companies, pension funds and investment companies, and other corporations. The scope of permitted derivatives activities both for trading and non-trading purposes for each of Salomon Smith Barney's businesses is defined by the Authorizing Body.

Trading Activities

A fundamental activity of Salomon Smith Barney is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. Salomon Smith Barney also seeks to generate returns by executing proprietary trading strategies which are generally longer term in nature. By their very nature, proprietary trading activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking only to those risks that Salomon Smith Barney intends to assume. The most significant derivatives-related activity conducted by Salomon Smith Barney is in fixed-income derivatives, which includes interest rate swaps, financial futures, swaps, swap options, and caps and floors. Other derivative transactions, such as currency swaps, forwards and options as well as derivatives linked to equities, are also regularly executed by Salomon Smith Barney. Salomon Smith Barney generally earns a spread from market-making transactions involving derivatives, as it generally does from its market-making activities for non-derivative transactions. Salomon Smith Barney also utilizes derivatives to manage the market risk inherent in the securities inventories and derivative portfolios it maintains for market-making purposes as well as its "book" of swap agreements and related transactions with customers. Salomon Smith Barney conducts its commodities dealer activities in organized futures exchanges as well as in OTC forward markets. Salomon Smith Barney executes transactions involving commodities options, forwards and swaps, much in the same manner as it does in the financial markets.

Non-Trading Activities

Salomon Smith Barney also makes significant use of financial derivatives for non-trading, or end user, purposes. Such activities are significant, though not nearly as extensive as its use of derivatives for trading purposes. As an end user, these instruments provide Salomon Smith Barney with added flexibility in the management of its capital and funding costs. Interest rate swaps are utilized to effectively convert the majority of Salomon Smith Barney's fixed-rate term debt, a portion of its short-term borrowings and its guaranteed preferred beneficial interests in Company subordinated debt securities (TRUPS) to variable-rate obligations. Cross-currency swaps and forward currency contracts are utilized to effectively convert a portion of its non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and to minimize the variability in equity and book value per share otherwise attributable to exchange rate movements.

Notional Amounts

Notional amounts of derivatives are the underlying principal amounts used to calculate contractual cash flows to be exchanged between derivatives counterparties. The notional amounts presented in this report are only a rough indicator of the volume of derivative instrument activity and are not indicative of the level of market or credit risk assumed by Salomon Smith Barney through their use.

ACCOUNTING FOR DERIVATIVES

The way in which Salomon Smith Barney reports derivative instruments in its financial statements depends on both the type and purpose of the derivative instruments. Derivative instruments used for trading purposes, including those used to hedge trading positions, are marked to market value or, when market prices are not readily available, fair value is determined on a comparable basis, for example, by using matrix or model pricing. Changes in market price or fair value are recognized currently in earnings in "Principal transactions." The market or fair value of derivatives used for trading purposes is included in "Contractual commitments" within either assets or liabilities, as appropriate, in the supplemental consolidated statement of financial condition. Derivative receivables and payables are netted by counterparty when a legal right of offset exists under a legally enforceable master netting agreement. Derivative receivables and payables are netted across products and against cash collateral if such provisions are included in the master netting and cash collateral agreements. The determination of market or fair value involves various factors, including the potential impact on market prices of liquidating positions over a reasonable time period, and counterparty credit quality. When marking derivative positions to market, higher risk counterparties warrant a higher risk premium, or yield to Salomon Smith Barney, which equates to a lower price. Credit-related adjustments are applied in determining the carrying amount of Salomon Smith Barney's derivatives portfolio. These adjustments consider, among other things, concentrations of exposure, netting agreements, and expected defaults. In specific situations in which individual counterparties experience financial difficulties that compromise their ability to meet their contractual obligations to Salomon Smith Barney, reserves are established to cover such exposure. As part of its mark-to-market policy, Salomon Smith Barney provides for the future operational costs of maintaining long-term derivatives.

Interest rate swaps, including cross-currency swaps, which are used to convert Salomon Smith Barney's fixed rate term debt, short-term borrowings and TRUPS obligations to variable rate obligations, are not marked to market. Instead, the net inflows or outflows are recorded as adjustments to interest expense. Non-U.S. dollar denominated debt issued by Salomon Smith Barney Holdings Inc. (Parent Company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. Except for debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other than the U.S. dollar, the translation impact is included in income. Salomon Smith Barney mitigates this exposure by entering into forward currency purchase and swap agreements. The impact of marking such agreements to prevailing exchange rates is also included in income. Salomon Smith Barney also enters into forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates is included in "Cumulative translation adjustments" as is the impact of translating the investments being hedged.

      Additional Derivatives-Related Disclosures

      o     Note   1  - Summary of Significant Accounting Policies
      o     Note   5  - Principal Transaction Revenues
      o     Note   11 - Debt
      o     Note   20 - Trading Securities, Commodities, Derivatives and Related
                        Risks

                                 RISK MANAGEMENT
                        ---------------------------------

Effective management of the risks inherent in Salomon Smith Barney's businesses is critical. The following section discusses the risks inherent in Salomon Smith Barney's businesses, procedures in place to manage such risks, and initiatives underway to continue to enhance Salomon Smith Barney's management of risk.

                        ---------------------------------

MARKET RISK

Market risk represents the potential loss Salomon Smith Barney may incur as a result of absolute and relative price movements in financial instruments, commodities and contractual commitments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. Salomon Smith Barney utilizes a mark-to-market accounting policy for a substantial majority of items recorded on the balance sheet as well as off-balance-sheet derivatives. When market prices are not readily available, fair value is determined on a comparable basis, for example, by using matrix or model pricing. Prices are adjusted, where appropriate, to address factors such as the market liquidity of the instrument, aging or holding period of the instrument, and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. Salomon Smith Barney considers this to be an integral component of mark-to-market accounting. Salomon Smith Barney manages market risk across both on- and off-balance sheet products. This, together with Salomon Smith Barney's mark-to-market accounting policy, means that separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risks relative to derivatives are credit risk and funding (liquidity) risk, which is roughly equivalent to the risk of margin calls. Each type of risk can be increased or decreased by market movements. See "Risk Management - Credit Risk - Credit Exposure from Derivative Activities".

Within Salomon Smith Barney's trading businesses, sound management of market risk has always been a critical consideration. The sections that follow discuss organizational elements of market risk management, as well as specific risk management tools and techniques. Salomon Smith Barney has sought to institutionalize these elements across all its businesses. Efforts to further strengthen Salomon Smith Barney's management of market risk are ongoing and the enhancement of risk management systems and reporting, including the development and utilization of quantitative tools, is of major importance. Nevertheless, the basis for strong risk management is the expertise and judgment of Salomon Smith Barney's trading professionals and senior management, and open lines of communication.

Salomon Smith Barney's Risk Management Control Framework

Salomon Smith Barney's risk management control framework is based upon the ongoing participation of senior management, business unit managers and the coordinated efforts of various support units throughout the firm.

Salomon Smith Barney's risk management capabilities meet or exceed the risk management requirements of major regulatory and reporting bodies such as the Securities and Exchange Commission, Commodities Futures and Trading Commission, and the Derivatives Policy Group's Framework for Voluntary Oversight of OTC Derivatives Activity; Office of the Comptroller of the Currency; the Federal Reserve Bank; the Securities and Futures Authority and the Group of Thirty. These requirements include the establishment of appropriate market and credit risk controls, policies and procedures; appropriate senior management risk oversight with thorough risk analysis and reporting; and independent risk management with capabilities to evaluate and monitor risk limits.

Inventory Control and Valuation

With regard to Salomon Smith Barney's inventory (financial instruments, commodities and contractual commitments), the Co-Chairmen and Co-Chief Executive Officers determine the appropriate risk profile of

Salomon Smith Barney with assistance from the Risk Management Committee. This committee is comprised of senior business managers, the Chief Financial Officer and the Chief Risk Officer and reviews and recommends appropriate levels of risk, reviews risk capital allocations, balance sheet and regulatory capital usage by business units and recommends overall risk policies and controls. Prior to the Merger, this committee was comprised of the Vice Chairman of Salomon Brothers, Salomon's Global Risk Manager, the Chairman and CEO of Salomon, the Chairman and CEO of Salomon Brothers and the heads of the major risk-taking business units. Lastly, an independent Global Risk Management Group provides technical and quantitative analysis of the market risk associated with inventory to the Co-Chairmen and Co-Chief Executive Officers and members of the Risk Management Committee on a frequent basis.

Inventory is necessary for an active market maker, but can be a major source of liquidity risk. Monitoring Salomon Smith Barney's inventory levels and composition and oversight for inventory pricing is the responsibility of the Global Risk Management Group and various support units, which monitor inventory on a position by position level, and employs specific risk models to track inventory exposure in credit markets, emerging markets and the mortgage market. Salomon Smith Barney also provides for liquidity risk by imposing markdowns as the age of the inventory increases. Inventory event risk, both for issuer credit and emerging markets, is analyzed with the involvement of senior traders, economists and credit department personnel. Market scenarios for the major emerging markets are maintained and updated to reflect the event risk for the emerging market inventory. In addition, Salomon Smith Barney, as a dealer of securities in the global capital markets, has risk to issuers of fixed income securities for the timely payment of principal and interest. Principal risk is reviewed by the Global Risk Management Group, which identifies and reports major risks undertaken by the trading businesses. The Credit Department (the "Department") combines principal risk positions with credit risks resulting from market and delivery risk to review aggregate exposures by counterparty, industry and country.

Risk Limits

Salomon Smith Barney's trading businesses have implemented desk and business unit limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Global Risk Management Group. Individual desks may not exceed risk limits without the approval of the business unit head. Business units may not exceed risk limits without the approval of the appropriate members of the Global Risk Management Group.

Theoretical Revenue Reconciliation

The trading units of Salomon Smith Barney, the Global Risk Management Group and various support units perform periodic revenue reconciliations, comparing actual revenues with the revenue outcome that would have been expected based on risk factor exposures. A discrepancy between the expected revenue impact for a given market event and the actual revenues may indicate an unexplained dimension of market risk. Comparing the two thus provides a fundamental check that risk management is capturing all the material market risk factors and that the sources of trading risk and trading revenue are consistent with the realized revenue.

Tools for Risk Management and Reporting

Salomon Smith Barney's global risk measurement begins with the identification of relevant market risk factors. These core risk factors vary from market to market, and region to region. For example, in fixed income markets, risk factors include interest rates, yield curve slopes, credit spreads, and interest rate volatility. In equity markets, risk factors include equity index exposure, equity volatility and equity index spreads. In the foreign exchange market, risk factors are exchange rates and exchange rate volatility. In the commodities markets, risk factors include price levels, spreads and the volatility of prices. Salomon Smith Barney identifies other factors specific to trading strategies as well as risk factors significant to Salomon Smith Barney as a whole, such as aggregate credit spread exposure, that may not be significant for individual desks. Overall, more than one hundred risk factors are employed. Risk factors are used in three types of analysis: stress analysis, value-at-risk analysis and scenario analysis.

Stress Analysis Salomon Smith Barney performs stress analysis by repricing inventory positions for specified upward and downward moves in risk factors, and computing the revenue implications of these repricings. Stress analysis is a useful tool for identifying exposures that appear to be relatively small in the current environment but grow more than proportionately with changes in risk factors. Such risk is typical of a number of derivative instruments, including options sold, many mortgage derivatives and a number of structured products. Stress analysis provides for the measurement of the potential impact of extremely large moves in risk factors, which, though infrequent, can be expected to occur from time to time.

Value-at-Risk Analysis. Under value-at-risk analysis, revenue implications are computed for individual simulations, each based on a random outcome for the individual risk factors. Value-at-risk is a summary statistic constructed by performing thousands of simulations from which a probability distribution of revenues is derived. It is of limited value for internal risk management in that it does not give any indication of which individual exposures are problematic or which of the many risk factor simulations are particularly worrisome. However, it does provide a concise and simple measure of risk.

Scenario Analysis. Scenario analysis is a tool that generates forward-looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening by the Federal Reserve Board. The revenue implications of the specified scenario are quantified not only for Salomon Smith Barney as a whole, but on a business unit basis and on a geographic basis. The risk management system keeps track of many scenarios developed by both members of the Group and Salomon Smith Barney's economists and strategists.

CREDIT RISK

Credit risk represents the loss Salomon Smith Barney could incur if an issuer or counterparty is unable or unwilling to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. Salomon Smith Barney's credit risk management process considers the many factors that influence the probability of a potential loss, including, but not limited to, the issuer's or counterparty's financial profile, its business prospects and reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

Origin of Credit Risk

In the normal course of its operations, Salomon Smith Barney and its subsidiaries enter into various transactions which give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and default of principal. Market and delivery risks create credit risk with respect to transactions with counterparties. Default of principal risk is the risk of nonpayment of the principal and interest of a security.

The components of market risk such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations, and changes in market liquidity, result in credit risk when a counterparty's obligation to Salomon Smith Barney exceeds the obligation of Salomon Smith Barney to the counterparty. Delivery risk arises from the requirement, in certain circumstances, to release cash or securities before receiving payment. For both market and delivery risk, the Credit Department sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

Credit Risk Management at Salomon Smith Barney

The Chief Credit Officer, who is independent of any revenue-generating function, manages the Department, whose professionals assess, approve, monitor, and coordinate the extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups of counterparties that are related because of industry, geographic, or economic characteristics. The Department also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances, including:

      o establishment of internal guidelines monitored by the Chief Credit Officer for maximum potential credit exposure to each counterparty or each issuer and to each country;

      o initial credit approval, whereby the approval of a designated member of the Department is required before execution of a transaction that does not meet defined parameters;

      o credit limits, against which monitoring of transactions is performed on a daily basis;

      o specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark to market, among others;

      o establishment of collateral standards for financing activities and secured derivatives;

      o quarterly analysis of potential exposure for DPG reporting to the SEC and CFTC, see "Derivative Instruments - Overview;"

      o periodic scenario analysis of subsets of the credit portfolio to evaluate sensitivity to market variables;

      o periodic assessment of sovereign risk through analysis of economic and political developments; and

      o periodic review of aged and large inventory positions with the Global Risk Management Group and various support units.

Credit Risk Management of Commodities-Related Transactions

Phibro's credit department determines the credit limits for counterparties in its commodities-related activities. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed daily.

Credit Exposure from Derivatives Activities

The following table summarizes Salomon Smith Barney's credit exposure, net of cash and securities collateral for swap agreements, swap options and caps and floors and foreign exchange contracts and options at December 31, 1996. These numbers do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors may cause credit exposure to increase suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment.

                                                                  Transactions with
                                                                   over 3 years to
(billions)                                      All transactions      maturity          1996 average
----------------------------------------------------------------------------------------------------
Swaps, swap options, caps and floors:
  Risk classes 1 and 2                               $1.1               $ .8               $1.0
  Risk class 3                                        1.2                 .6                1.0
  Risk classes 4 and 5                                 .7                 .3                 .8
  Risk classes 6, 7 and 8                             --                  .1                 .1
----------------------------------------------------------------------------------------------------
                                                     $3.0               $1.8               $2.9
----------------------------------------------------------------------------------------------------
Foreign exchange contracts and
options:
  Risk classes 1 and 2                               $ .8                --                $ .6
  Risk class 3                                         .3                --                  .3
  Risk classes 4 and 5                                 .1                --                  .1
----------------------------------------------------------------------------------------------------
                                                     $1.2                --                $1.0
----------------------------------------------------------------------------------------------------

To monitor credit risk, Salomon Smith Barney utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade. Risk classed six, seven and eight represent higher risk counterparties.

With respect to sovereign risk related to derivatives, credit exposure at December 31, 1996 was primarily to counterparties in the U.S. ($1.7 billion), Germany ($.5 billion), Japan ($.4 billion), Great Britain ($.3 billion), Italy ($.2 billion) and Switzerland ($.2 billion).

OPERATIONAL RISK

As a major intermediary in financial and commodities markets, Salomon Smith Barney is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace. Such risks include:

      o Operational/Settlement Risk - the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions. Salomon Smith Barney is subject to increased risks with respect to its trading activities in emerging markets securities, where clearance, settlement, and custodial risks are often greater than in more established markets.

      o Technological Risk - the risk of loss attributable to technological limitations or hardware failure that constrain Salomon Smith Barney's ability to gather, process, and communicate information efficiently and securely, without interruption, with customers, among units within Salomon Smith Barney, and in the markets where Salomon Smith Barney participates. In addition, Salomon Smith Barney must enhance its systems to process dates starting with the year 2000 and to address the technological implications that will result from regulatory and market changes, such as Europe's Economic and Monetary Union.

      o Legal/Documentation Risk - the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

      o Financial Control Risk - the risk of loss attributable to limitations in financial systems and controls; strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including Salomon Smith Barney's stockholder, creditors, and regulators, is free of material errors.

As the above risks are largely interrelated, so are Salomon Smith Barney's actions to mitigate and manage them. Salomon Smith Barney's Chief Administrative Officer is responsible for, among other things, oversight of global operations and technology. An essential element in mitigating the risks noted above is the optimization of information technology and the ability to manage and implement change. To be an effective competitor in an information-driven business of a global nature requires the development of global systems and databases that ensure increased and more timely access to reliable data.

Consumer Finance Services

                                                                       Year Ended December 31,
                                                 ------------------------------ ------------------------------------
                                                         1996                    1995                    1994
--------------------------------------------------------------------------------------------------------------------
                                                               Net                     Net                     Net
(millions)                                       Revenues     Income     Revenues     Income     Revenues     Income
--------------------------------------------------------------------------------------------------------------------
Consumer Finance Services                         $1,411      $  223      $1,354      $  246      $1,239      $  227
====================================================================================================================

Despite strong growth in receivables during the second half of 1996, net income in 1996 was lower than 1995, as expected, driven by a higher provision for loan losses reflecting industry trends associated with personal bankruptcies. Consumer finance receivables rose to $8.071 billion at December 31, 1996, a 12% increase from year-end 1995. This growth occurred primarily in real estate loan and personal loan products generated by Commercial Credit's branch office network and through Primerica Financial Services (PFS).

Consumer Finance net income in 1995 increased by 9% over 1994, primarily reflecting a 7% increase in average receivables outstanding highlighted by an 11% increase in personal loan average receivables outstanding, which is the highest margin product line.

While total interest margin increased from the 1995 period due to the increase in the portfolio, average net interest margin declined 15 basis points in 1996 to 8.64% from 8.79% in 1995, reflecting a decline to 15.24% from 15.64% in the average yield, partially offset by a decrease in cost of funds. The decline in average yield was due to the run-off of older, higher yielding real estate loans, growth in lower yielding higher quality first mortgage real estate loans and higher levels of non-accruing personal loans. The average yield on receivables outstanding was 15.41% in 1994, and average net interest margin was 8.76%.

Consumer Finance borrows from the corporate treasury operations of Commercial Credit Company (CCC), a major holding company subsidiary of TRV that raises funds externally. For fixed rate loan products, Consumer Finance is charged agreed-upon rates that generally have been set within a narrow range and approximated 7% in 1996, 1995 and 1994. For variable rate loan products, Consumer Finance is charged rates based on prevailing short-term rates. CCC's actual cost of funds may be higher or lower than rates charged to Consumer Finance, with the difference reflected in the Corporate and Other segment.

Delinquencies in excess of 60 days rose to 2.38% at December 31, 1996 compared to 2.14% at December 31, 1995, versus the historically low level of 1.88% in 1994. Correspondingly, the charge-off rate, which had been at record low levels in 1994, moved higher in 1996 and 1995 -- reaching 2.91% in 1996 and 2.28% in 1995 versus

2.08% in 1994. This increase in delinquencies and charge-offs reflects a continued high level of personal bankruptcies, a national trend that shows no indication of reversing itself.

The allowance for credit losses as a percentage of net outstandings was 2.97% at year-end 1996 compared to 2.66% at year-end 1995 and 2.64% at year-end 1994.

The total number of offices at year-end 1996 stood at 859, which includes the addition of 10 offices from the first quarter 1996 acquisition of Hawaii-based Servco Financial Corp. During the year the Company completed its conversion of 27 existing retail offices into $.M.A.R.T.SM Solution Centers -- devoted exclusively to servicing the segment's growing business of underwriting real estate loans for PFS.

                                                          As of, or for, the
                                                        Year Ended December 31,
                                                       -------------------------
                                                       1996      1995      1994
                                                       =========================
Allowance for credit losses as a %
  of net outstandings                                  2.97%     2.66%     2.64%

Charge-off rate for the year                           2.91%     2.28%     2.08%

60 + days past due on a contractual basis as a %
  of gross consumer finance receivables at year-end    2.38%     2.14%     1.88%

Insurance subsidiaries of the Company provide credit life, health and property insurance to Consumer Finance customers. Premiums earned were $155 million in 1996, $139 million in 1995 and $115 million in 1994. The increase in premiums year-over-year is the result of growth in receivables and expanded availability of certain products in additional states.

Asset Quality -- Consumer Finance assets totaled approximately $9.1 billion at December 31, 1996, of which $7.9 billion, or 87%, represented the net consumer finance receivables (including accrued interest and the allowance for credit losses). These receivables were predominantly residential real estate-secured loans and personal loans. Receivable quality depends on the likelihood of repayment. The Company seeks to reduce its risks by focusing on individual lending, making a greater number of smaller loans than would be practical in commercial markets, and maintaining disciplined control over the underwriting process. The Company has a geographically diverse portfolio as described in Note 10 of Notes to Supplemental Consolidated Financial Statements. The Company believes that its loss reserves on the consumer finance receivables are appropriate given current circumstances. If the charge-off and delinquency rates continue to increase, the Company would anticipate increasing the loss reserves.

Of the remaining Consumer Finance assets, approximately $755 million were investments of insurance subsidiaries, including $629 million of fixed income securities and $69 million of short-term investments with a weighted average quality rating of A1.

Outlook -- The Consumer Finance results during 1996 continued to be influenced by a higher level of loan losses, as a result of a higher level of personal bankruptcies. Also, near-term earnings for Consumer Finance are expected to be affected by establishing reserves on new business and a higher level of expenses, as the Company implements additional investments in marketing, training and systems enhancements in order to capitalize on future growth opportunities. Consumer Finance is also affected by the interest rate environment and general economic conditions. Although the lower interest rate environment, should it continue, is not expected to have a material effect on Consumer Finance yields, it has resulted in modest downward pressure on interest rates charged on new receivables secured by real estate. For the Company overall, however, these trends would be offset by the lower costs of funds in such an environment. From time to time low interest rates combined with aggressive competitor pricing may increase the likelihood of prepayments of mortgages loans. This impact has been mitigated by a number of programs instituted by the Company including those designed to attract first mortgage business. Continued low interest rates could result in a reduction of the interest rates that CCC charges Consumer Finance on borrowed funds.

Life Insurance Services

                                                                       Year Ended December 31,
                                                 ------------------------------ ------------------------------------
                                                         1996                    1995                    1994
--------------------------------------------------------------------------------------------------------------------
                                                               Net                     Net                     Net
(millions)                                       Revenues     Income     Revenues     Income     Revenues     Income
--------------------------------------------------------------------------------------------------------------------
Travelers Life and Annuity (1), (2)               $2,339      $  371      $2,502      $  330      $2,198      $  211
Primerica Financial Services (3)                   1,426         282       1,356         251       1,290         210
--------------------------------------------------------------------------------------------------------------------
Total Life Insurance Services                     $3,765      $  653      $3,858      $  581      $3,488      $  421
====================================================================================================================

(1) Net income includes $11 million, $48 million and $1 million of reported investment portfolio gains in 1996, 1995 and 1994, respectively.

(2) Excludes results of MetraHealth which are classified as discontinued operations.

(3) Net income includes $9 million, $20 million and $7 million of reported investment portfolio gains in 1996, 1995 and 1994, respectively, and in 1996 a portion of the gain ($4 million) from the disposition of RCM.

Travelers Life and Annuity

Travelers Life and Annuity consists of annuity, life and health products marketed by The Travelers Insurance Company (TIC) under the Travelers name and the individual accident and health operations of Transport Life (through September 29, 1995 -- the date of spin-off). Among the range of products offered are individual universal and term life and long-term care insurance, payout annuities and fixed and variable deferred annuities to individuals and small businesses and group pension deposit products, including guaranteed investment contracts and annuities for employer-sponsored retirement and savings plans. These products are primarily marketed through The Copeland Companies (Copeland), an indirect wholly owned subsidiary of TIC, Smith Barney Financial Consultants and a core group of approximately 500 independent agencies. The majority of the annuity business and a substantial portion of the life business written by Travelers Life and Annuity is accounted for as investment contracts, with the result that the premium deposits collected are not included in revenues.

Earnings before portfolio gains increased 28% to $360 million in 1996, compared to $282 million in 1995 and 34% from 1995 to 1994. Improved earnings during 1996 were largely driven by strong investment income, reflecting repositioning of the investment portfolio over the past year. In addition, earnings benefited from the reinvestment of the proceeds from the sale of the Company's interest in MetraHealth in the 1995 fourth quarter, partially offset by the loss of earnings from Transport Life, which was spun off to TRV stockholders in September 1995. Also offsetting this increase were higher expenses, a portion of which relates to higher corporate expense allocations of amounts previously absorbed in other segments. Earnings growth attributable to strong sales of recently introduced products -- including less capital-intensive variable life insurance and annuities -- was partially offset by the gradual decline in the amount of higher margin business written several years ago.

Improved sales through Copeland, Smith Barney Financial Consultants, and a nationwide network of independent agents, reflect the ongoing effort to build market share by strengthening relationships in key distribution channels. Future sales should also benefit from Standard & Poor's recently announced upgrading of The Travelers Insurance Company's claims paying ability to AA- ("Excellent").

Deferred annuity policyholder account balances and benefit reserves grew to $13.2 billion at year-end 1996, up from $11.3 billion at year-end 1995 and $9.5 billion at year-end 1994. Net written premiums and deposits, which benefited in 1996 from a continuation of the strong fourth quarter 1995 Smith Barney marketing initiative, were $1.991 billion in 1996 compared to $1.649 billion in 1995 and $1.262 billion in 1994 (excluding Transport Life).

Payout and group annuity account balances and reserves declined to $10.9 billion at year-end 1996, compared to $12.0 billion at year-end 1995 and $13.6 billion at year-end 1994, reflecting run-off of low margin guaranteed investment contracts written in prior years. Net written premiums and deposits (excluding those of affiliates) rose to $1.201 billion in 1996 from $1.085 billion in 1995 and $818 million in 1994.

Net written premiums and deposits for individual life insurance rose 17% in 1996 to $291.4 million from $249.3 million in 1995 and $282 million in 1994 (excluding Transport Life, which was spun off in September 1995). Life insurance in force was $50.4 billion at December 31, 1996, up from $49.2 billion at year-end 1995 and $48.4 billion at year-end 1994 (excluding Transport Life).

Net written premiums for the growing Long Term Care insurance line reached $127.7 million for 1996 compared to $88.2 million in 1995 and $61.3 million in 1994.

Outlook -- Travelers Life and Annuity should benefit from growth in the aging population who are becoming more focused on the need to accumulate adequate savings for retirement, to protect these savings and to plan for the transfer of wealth to the next generation. Travelers Life and Annuity is well-positioned to take advantage of the favorable long-term demographic trends through its strong financial position, widespread brand name recognition and broad array of competitive life, annuity and long-term care insurance products sold through the three established distribution channels.

However, competition in both product pricing and customer service is intensifying. While there has been some consolidation within the industry, other financial services organizations are increasingly involved in the sale and/or distribution of insurance products. Deregulation of the banking industry, including possible reform of restrictions on entry into the insurance business, will likely accelerate this trend. Also, the annuities business is interest sensitive, and swings in interest rates could influence sales and retention of in force policies. In order to strengthen its competitive position, Travelers Life and Annuity expects to maintain a current product portfolio, further diversify its distribution channels, and retain its healthy financial position through strong sales growth and maintenance of an efficient cost structure.

Primerica Financial Services

Earnings before portfolio gains and the gain on disposition of RCM increased 16% over 1995 and 14% from 1995 to 1994. This growth reflects higher sales of mutual funds and consumer loans as well as continued growth in life insurance in force and improving life insurance margins.

New term life insurance sales were $52.0 billion in face amount for 1996, compared to $53.0 billion in 1995, and $57.4 billion in 1994. The number of policies issued was 247,600 in 1996, compared to 266,600 in 1995, and 299,400 in 1994, consistent with the industry-wide downturn in new life insurance sales for these periods. During this time, PFS has focused upon the strategic expansion of its business beyond life insurance and now offers a greater variety of financial products and services, delivered through its sales force. Life insurance in force at year-end 1996 reached $359.9 billion, up from $348.2 billion at year-end 1995 and $335.0 billion at year-end 1994, and continued to reflect good policy persistency.

PFS has traditionally offered mutual funds to customers as a means to invest the relative savings realized through the purchase of term life insurance as compared to traditional whole life insurance. Sales of mutual funds were $2.327 billion in 1996 compared to $1.551 billion in 1995 and $1.622 billion in 1994. Approximately 37% of initial U.S. sales in 1996 were from the Smith Barney products, predominantly the Concert SeriesSM which PFS first introduced to its market in March 1996. Loan receivables from the $.M.A.R.T. (real-estate loans) and $.A.F.E. (personal loans) products of Consumer Finance, which are reflected in the assets of Consumer Finance, continued to advance during the year and were $1.524 billion at December 31, 1996 compared to $1.258 billion at December 31, 1995, and $1.107 billion at December 31, 1994. PFS's Secure property and casualty insurance product (automobile and homeowners insurance) -- issued through Travelers Property Casualty Corp. -- continues to experience healthy growth in applications and policies and currently has been introduced in 37 states. More than 6,300 agents are licensed to sell this product.

Outlook -- Over the last few years, programs including sales and product training were begun that are designed to maintain high compliance standards, increase the number of producing agents and customer contacts and, ultimately, increase production levels. Additionally, increased effort has been made to provide all PFS customers full access to all PFS marketed lines. Insurance in force is continuing to grow and the number of producing agents is stable. A continuation of these trends could positively influence future operations. PFS continues to expand cross-selling with other Company subsidiaries of products such as loans, mutual funds and, most recently, property and casualty insurance (automobile and homeowners).

Property & Casualty Insurance Services

                                                                       Year Ended December 31,
                                                 ------------------------------ ------------------------------------
(millions)                                               1996                    1995                    1994
--------------------------------------------------------------------------------------------------------------------
                                                               Net                     Net                     Net
                                                 Revenues     Income     Revenues     Income     Revenues     Income
--------------------------------------------------------------------------------------------------------------------
Commercial Lines (1)                             $5,528      $  215       $3,063      $  343      $3,058      $  146
Personal Lines (2)                                2,685         281        1,482         110       1,480         103
Financing Costs and Other                            11         (87)        --          --          --          --
  Minority Interest                                --           (47)        --          --          --          --
--------------------------------------------------------------------------------------------------------------------
Total Property & Casualty Insurance
  Services                                       $8,224      $  362       $4,545      $  453      $4,538      $  249
====================================================================================================================

(1) Net income includes $21 million and $36 million of reported investment portfolio gains in 1996 and 1995, respectively, and $73 million of reported investment portfolio losses in 1994 and $453 million of charges in 1996 related to the acquisition of Aetna P&C.

(2) Net income includes $5 million of reported investment portfolio losses in 1996, $6 million of reported investment portfolio gains in 1995 and $18 million of reported investment portfolio losses in 1994. 1996 also benefits from $31 million of adjustments related to the acquisition of Aetna P&C. 1994 also includes a $19 million gain from the sale of Bankers and Shippers Insurance Company.

Segment earnings include the property and casualty operations of Aetna P&C for periods subsequent to April 2, 1996. Certain production statistics related to Aetna P&C operations are provided for comparative purposes for periods prior to April 2, 1996 and are not reflected in such prior period revenues or operating results.

As previously indicated, TAP incurred charges during 1996 related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the merger and the application of Travelers strategies, policies and practices to Aetna P&C reserves. The charges include:

      o $229.1 million after tax and minority interest ($430 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA);

      o $44.8 million after tax and minority interest ($84 million before tax and minority interest) in additional asbestos liabilities pursuant to an existing settlement agreement with a customer of Aetna P&C;

      o a $32 million after tax and minority interest ($60 million before tax and minority interest) charge related to premium collection issues on loss sensitive programs, specifically large deductible products;

      o a $21.8 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables of Aetna P&C determined by applying the Company's normal guidelines for estimating collectibility of such accounts; and

      o an $18.7 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the merger.

Commercial Lines

Earnings before portfolio gains/losses and acquisition-related charges increased 111% to $647 million in 1996 from $307 million in 1995, primarily reflecting income from the acquisition of Aetna P&C, the emerging benefits of expense reduction initiatives associated with the integration of the two companies and strong investment income. Earnings before portfolio gains/losses increased 40% to $307 million in 1995 compared to $219 million in 1994. The improvement relative to 1994 primarily resulted from an increase in net investment income and improved loss trends in the workers' compensation line.

Commercial Lines net written premiums were $4.084 billion in 1996 (excluding a one-time adjustment associated with a reinsurance transaction) compared to $2.309 billion in 1995 and $2.391 billion in 1994. Premium equivalents for 1996 were $2.596 billion compared to $2.821 billion in 1995 and $2.990 billion in 1994. Premium equivalents, which are associated largely with National Accounts, represent estimates of premiums that customers would have been charged under a fully insured arrangement and do not represent actual premium revenues.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Lines net written premiums for 1996 totaled $4.690 billion, compared to $5.144 billion for 1995 and $5.481 billion in 1994. These decreases reflect the highly competitive marketplace and the Company's selective underwriting. On the same combined total basis, premium equivalents for 1996 totaled $2.712 billion, compared to $3.458 billion in 1995. The decrease in premium equivalents reflects a depopulation of involuntary pools as the loss experience of workers' compensation improves and insureds move to voluntary markets, the Company's selective renewal activity to address the competitive pricing environment and its continued success in lowering workers' compensation losses of customers. Premium equivalents of $2.990 billion for 1994 does not include Aetna P&C. (Historically, Aetna P&C did not track premium equivalents and such amounts are not available for 1994).

A significant component of Commercial Lines is National Accounts, which works with national brokers and regional agents providing insurance coverages and services, primarily workers' compensation, mainly to large corporations. National Accounts also includes the alternative market business which covers primarily workers' compensation products and services. National Accounts' net written premiums for 1996 (excluding a one-time adjustment associated with a reinsurance transaction) were $803 million compared to $703 million in 1995 and $835 million in 1994. The 1996 increase reflects the acquisition of Aetna P&C, partially offset by the Company's selective renewal activity and the highly competitive marketplace. The 1995 decline reflects selective renewal activity in response to the competitive pricing environment and the highly competitive marketplace. National Account premium equivalents were $2.526 billion in 1996 compared to $2.779 billion in 1995 and $2.959 billion in 1994. The decrease in premium equivalents in 1996 and 1995 reflects a depopulation of involuntary pools as the loss experience of workers' compensation improves and insureds move to voluntary markets, the Company's selective renewal activity in response to the competitive pricing environment and its continued success in lowering workers' compensation losses of customers.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), National Accounts net written premiums of $874 million in 1996 decreased $318 million from 1995. Net written premiums of $1.192 billion in 1995 decreased $312 million from 1994. The 1996 and 1995 decreases reflect the Company's selective renewal activity and the highly competitive marketplace. On the same combined total basis, National Accounts premium equivalents of $2.625 billion for 1996 were $733 million below 1995. The decrease in premium equivalents in 1996 reflects a depopulation of involuntary pools as the loss experience of workers' compensation improves and insureds move to voluntary markets, the Company's selective renewal activity to address the competitive pricing environment and its continued success in lowering workers' compensation losses of customers.

For 1996 National Accounts new business, including both premiums and premium equivalents, was $389 million compared to $444 million in 1995 and $325 million in 1994. This decrease, despite the Aetna acquisition, is due to the highly competitive marketplace. The National Accounts business retention ratio dropped to 82% in 1996 from 84% in 1995 and 88% in 1994. The new business and retention ratio declines in 1996 reflect the Company's selective renewal activity and the highly competitive marketplace.

Commercial Accounts serves mid-sized businesses through a network of independent agents and brokers. Commercial Accounts' net written premiums were $1.485 billion in 1996 compared to $730 million in 1995 and $791 million in 1994. The increase in 1996 compared to 1995 reflects the acquisition of Aetna P&C, marginally offset by the highly competitive market, where Commercial Accounts has continued to be more selective in renewal activity. Programs designed to leverage underwriting experience in specific industries have demonstrated continued growth. Commercial Accounts premium equivalents were $69 million in 1996 compared to $41 million in 1995 and $31 million in 1994.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Commercial Accounts net written premiums of $1.725 billion for 1996 were $137 million below 1995 premium levels, which were $266 million below 1994 premium levels. The decrease in 1996 and 1995 in net written premiums is due to the highly competitive marketplace, the Company's selective underwriting and the continued softness in guaranteed cost products. The decrease in 1995 compared to 1994 in net written premiums was partly offset by the continued growth in Commercial Accounts' industry-specific programs and in retrospectively rated policies and other loss-responsive products. On the same combined total basis, Commercial Accounts premium equivalents of $87 million in 1996 were $13 million below 1995 due to the competitive marketplace.

During 1996, new business in Commercial Accounts was $360 million compared to $269 million in 1995 and $207 million in 1994. The 1996 increase in new businesses is due to the acquisition of Aetna P&C. The Commercial Accounts business retention ratio was 72% in 1996 compared to 73% in 1995 and 79% in 1994. These retention ratios reflect Commercial Accounts selective underwriting policy. Commercial Accounts continues to focus on industry specific programs which meet strict underwriting guidelines.

Select Accounts serves small businesses through a network of independent agents. Select Accounts net written premiums were $1.191 billion in 1996 compared to $542 million in 1995 and $466 million in 1994. The increase in 1996 reflects the acquisition of Aetna P&C.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Select Accounts net written premiums of $1.412 billion for 1996 were $54 million lower than 1995. This decrease reflects the highly competitive marketplace and the Company's selective underwriting. Select Accounts net written premiums of $1.466 billion for 1995 were $173 million above 1994 premium levels, due primarily to an increase in new business.

New premium business in Select Accounts was $276 million in 1996 compared to $131 million in 1995 and $112 million in 1994. The 1996 increase in new premium business is due to the acquisition of Aetna P&C. The Select Accounts business retention ratio was 78% in 1996 compared to 75% in 1995 and 73% in 1994. The increase in the 1996 business retention ratio reflects the industry and product line expertise of the combined company.

Specialty Accounts markets products to national, midsize and small customers and distributes them through both wholesale brokers and retail agents and brokers throughout the United States. Specialty Accounts net written premiums were $605 million in 1996 compared to $334 million in 1995 and $299 million in 1994. The growth in 1996 is primarily attributable to the acquisition of the Aetna P&C Bond business, the net written premiums of which were $210 million since the date of acquisition.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Specialty Accounts net written premiums for 1996 were $679 million compared to $624 million in 1995, and was $556 million in 1994. The 1996 increase compared to 1995 is due to increases in directors' and officers' liability insurance and errors and omissions coverages.

Catastrophe losses, net of tax and reinsurance, were $31 million in 1996 compared to $7 million in 1995 and $30 million in 1994. Catastrophe losses in 1996 were primarily due to Hurricane Fran and December storms on the West Coast. The 1994 catastrophe losses were due to winter storms in the first quarter of 1994.

The statutory combined ratio for Commercial Lines for 1996 was 128.1% compared to 105.0% in 1995 and 124.7% in 1994. The GAAP combined ratio for Commercial Lines for 1996 was 125.4% compared to 102.2% in 1995 and 107.9% in 1994.

GAAP combined ratios for Commercial Lines differ from statutory combined ratios primarily due to differences in reporting of revenues and expenses related to service business, including servicing of residual market pools and deductible policies. In addition, in 1996, GAAP combined ratios for Commercial Lines differ from statutory combined ratios due to certain purchase accounting adjustments recorded in connection with the Aetna P&C acquisition resulting in a charge to statutory expenses, but not GAAP expenses.

The increase in the 1996 statutory and GAAP combined ratios for Commercial Lines compared to 1995 was primarily attributable to the charges taken in 1996 related to the acquisition and integration of Aetna P&C. Excluding these amounts, the statutory and GAAP combined ratios before policyholder dividends for 1996 would have been 109.3% and 109.6%, respectively. The increase in the 1996 statutory and GAAP combined ratios excluding acquisition-related charges compared to the 1995 statutory and GAAP combined ratios is primarily due to the inclusion in 1996 of Aetna P&C's results. Aetna P&C historically has had a higher underwriting expense ratio, partially offset by a lower loss and LAE ratio, that reflects the mix of business including the favorable effect of the lower loss and LAE ratio of the Bond business. The 1994 statutory combined ratio includes a statutory charge of $225 million for reserve increases for environmental claims and for a reduction of ceded reinsurance balances. Excluding this charge, the statutory combined ratio for 1994 was 114.2%. The improvement in the 1995 combined ratios compared to the adjusted 1994 combined ratios was due to the first quarter 1994 catastrophe losses and favorable loss development in certain workers' compensation lines and residual markets in 1995.

Personal Lines

Earnings before portfolio gains/losses and acquisition-related adjustments increased 145% to $255 million in 1996 from $104 million in 1995, primarily reflecting the post-acquisition results of operations of Aetna P&C, approximately $70 million of favorable prior year loss development in personal automobile bodily injury lines, the continued benefit of expense reduction initiatives and higher net investment income. Earnings before portfolio gains/losses were $104 million in 1995 compared to $102 million in 1994. Expense reduction initiatives and higher net investment income contributed to the increase in earnings in 1995 relative to 1994, largely offset by benefits from favorable prior year loss reserve development in 1994 in the personal automobile line of business. In addition, 1994 benefited from a one-time contribution of $9 million from the favorable resolution of the New Jersey Market Transition Facility (MTF) deficit as well as earnings from Bankers and Shippers Insurance Company (Bankers and Shippers) which was sold in October 1994.

Net written premiums for 1996 were $2.359 billion, compared to $1.298 billion in 1995 and $1.433 billion in 1994. The 1996 increase compared to 1995 primarily reflects the acquisition of Aetna P&C and, to a lesser extent, growth in target markets, partially offset by reductions due to catastrophe management strategies. The 1995 decline of $135 million compared to 1994 was attributable to the sale of Bankers and Shippers in October 1994. Excluding Bankers and Shippers business, net written premiums for 1995 were up approximately 8% from 1994, reflecting reduced reinsurance ceded and targeted growth in sales through independent agents.

On a combined total basis including Aetna P&C (for periods prior to April 2, 1996 for comparative purposes only), Personal Lines net written premiums for 1996 totaled $2.675 billion, up $132 million from $2.543 billion in 1995. This increase on a combined basis reflects continued growth in targeted automobile and homeowners markets, partially offset by reductions due to catastrophe management strategies.

Catastrophe losses, net of taxes and reinsurance, were $58 million in 1996 compared to $12 million in 1995 and $26 million in 1994. Catastrophe losses in 1996 were primarily due to Hurricane Fran, as well as severe first quarter winter storms and second quarter hail and wind storms. Catastrophe losses in 1994 were primarily due to the severe winter storms in the Northeast during the first quarter.

The statutory combined ratio for Personal Lines in 1996 was 97.6% compared to 104.4% in 1995 and 100.4% in 1994. The GAAP combined ratio for Personal Lines in 1996 was 94.9% compared to 103.6% in 1995 and 100.5% in 1994.

In 1996, GAAP combined ratios for Personal Lines differ from statutory combined ratios primarily due to certain purchase accounting adjustments recorded in connection with the Aetna P&C acquisition resulting in a charge to statutory expenses, but not GAAP expenses.

The 1996 statutory and GAAP combined ratios for Personal Lines include a benefit resulting from the Company's review of reserves associated with the acquisition of Aetna P&C. Excluding this item, the 1996 statutory and GAAP combined ratios were 100.1% and 97.4%, respectively. The decrease in the 1996 statutory and GAAP combined ratios excluding this item is predominantly due to the favorable prior year loss development, primarily in the automobile bodily injury line, partially offset by higher catastrophe losses. The lower ratio in 1994 compared to 1995 was primarily due to the benefit of favorable loss reserve development and the favorable resolution of the MTF deficit in 1994.

Financing Costs and Other

The primary component for 1996 was interest expense of $77 million after tax, reflecting financing costs associated with the acquisition of Aetna P&C.

Outlook -- Property & Casualty

A variety of factors continue to affect the property and casualty insurance market and the Company's core business outlook, including the competitive pressures affecting pricing and profitability, inflation in the cost of medical care, litigation and losses from involuntary markets.

Commercial Lines will continue to focus on its core product lines and markets, with particular emphasis on both product and industry specialization. This includes specific industry program marketing efforts in Commercial

Accounts and product offerings in Specialty Accounts. In most of Commercial Lines, pricing did not improve in 1996. For Commercial Accounts and Select Accounts, the soft underwriting cycle continues to pressure the pricing of guaranteed cost products, as pricing trends have not kept pace with loss cost inflation in recent years. The Company's focus is to retain existing profitable business and obtain new accounts where it can maintain its selective underwriting policy. National Accounts premiums are primarily loss sensitive and therefore less affected by these pricing pressures. The market for National Accounts guaranteed cost products is very competitive and has resulted in a decline in the Company's new business. The Company will continue to adhere to strict guidelines to maintain high quality underwriting. The Company's adherence to its selective underwriting criteria has had an adverse effect on premium levels during the last two years and, if the competitive pressures on pricing do not improve in 1997, it may continue to affect future premium levels unfavorably. The Company believes that the competitive pricing environment for Commercial Lines is not likely to improve in 1997.

Personal Lines strategy includes the control of operating expenses to improve competitiveness and profitability, growth in sales through independent agents in target markets, expansion of alternative marketing channels to broaden the distribution of Personal Lines products, and a reduction of exposure to catastrophe losses. In order to reduce its exposure to catastrophe losses, the Company has limited the writing of new homeowners business and selectively non-renewed existing homeowners business in certain markets, tightened underwriting standards and implemented price increases in certain hurricane-prone areas, subject to restrictions imposed by insurance regulatory authorities, and introduced new policy forms in certain markets to limit the Company's exposure to earthquake losses.

The property and casualty insurance industry in the United States continues to consolidate. The Company's strategic objectives are to enhance its position as a consistently profitable market leader and to become a low-cost provider of property and casualty insurance in the United States, as the industry consolidates.

In relation to the Company's objective of being a low-cost provider of property and casualty insurance, cost reductions and enhanced productivity efforts are expected to continue. These efforts include reducing overhead expenses, integrating Aetna P&C to make it more consistent with the decentralized, streamlined structure of the Company, and eliminating redundant expenses between the two companies. The Company is approximately two-thirds of the way toward its objective of achieving $300 million in annual cost savings in the first two years after the Aetna P&C acquisition.

Environmental Claims

The Company continues to receive claims alleging liability exposures arising out of insureds' alleged disposition of toxic substances. These claims when submitted rarely indicate the monetary amount being sought by the claimant from the insured and the Company does not keep track of the monetary amount being sought in those few claims which indicated such a monetary amount. The Company's review and investigation of such claims includes an assessment of the probable liability, available coverage, judicial interpretations and historical value of similar claims. In addition, the unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, such as: the nature of the alleged activities of the insured at each site; the allegations of environmental damage at each site; the number of sites; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at a site; the nature of government enforcement activities at each site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the insured; the identification of other insurers; the potential coverage available, if any; the number of years of coverage, if any; the obligation to provide a defense to insureds, if any; and the applicable law in each jurisdiction.

The Company's reserves for environmental claims are not established on a claim-by-claim basis. An aggregate bulk reserve is carried for all of the Company's environmental claims that are in the dispute process until the dispute is resolved. This bulk reserve is established and adjusted based upon the aggregate volume of in-process environmental claims and the Company's experience in resolving such claims. At December 31, 1996, approximately 12% of the net environmental loss reserve (i.e., approximately $146 million) consists of case reserve for resolved claims. The balance, approximately 88% of the net aggregate reserve (i.e. approximately $1.096 billion), is carried in a bulk reserve and includes incurred but not yet reported environmental claims for which the Company has not received any specific claims.

The Company's reserving methodology is preferable to one based on "identified claims" since the resolution of environmental exposures by the Company generally occurs on an insured-by-insured basis as opposed to a claim-by-claim basis. The nature of the resolution is through coverage litigation, which often pertains to more than one claim, as well as through a settlement with an insured. Generally, the settlement between the Company and the insured extinguishes any obligation the Company may have under any policy issued to the insured for past, present and future environmental liabilities. This form of settlement is commonly referred to as a "buy-back" of policies for future environmental liability. Additional provisions of these agreements include the appropriate indemnities and hold harmless provisions to protect the Company. The Company's general purpose in executing such agreements is to reduce its potential environmental exposure and eliminate both the risks presented by coverage litigation with the insured and the cost of such litigation.

The reserving methodology includes an analysis by the Company of the exposure presented by each insured and the anticipated cost of resolution, if any, for each insured. This analysis is completed by the Company on a quarterly basis. In the course of its analysis, an assessment of the probable liability, available coverage, judicial interpretations and historical value of similar exposures is considered by the Company. In addition, due considerations given to the many variables presented, such as the nature of the alleged activities of the insured at each site; the allegations of environmental damage at each site; the number of sites; the total number of potentially responsible parties at each site; the total number of potentially responsible parties at each site; the nature of environmental harm and the corresponding remedy at a site; the ownership and general use of each site; the overall nature of the insurance relationship between the Company and the insured; the identification of other insurers; the potential coverage available, if any, including the number of years of coverage, if any; and the applicable law in each jurisdiction. Analysis of these and other factors, including the potential for future claims, results in the establishment of the bulk reserve.

The following table displays activity for environmental losses and loss expenses and reserves for the three years ended December 31, 1996.

Environmental Losses
(millions)                                   1996          1995          1994
                                            -------       -------       -------
Beginning reserves:
      Direct                                $   454       $   482       $   504
      Ceded                                     (50)          (11)          (13)
                                            -------       -------       -------
      Net                                       404           471           491

Acquisition of Aetna P&C:
      Direct                                    968          --            --
      Ceded                                     (39)         --            --

Incurred losses and loss expenses:
      Direct                                    114           117            54
      Ceded                                     (52)          (61)           (5)

Losses paid:
      Direct                                    167           145            76
      Ceded                                     (14)          (22)           (7)
                                            -------       -------       -------

Ending reserves:
      Direct                                  1,369           454           482
      Ceded                                    (127)          (50)          (11)
                                            -------       -------       -------
      Net                                   $ 1,242       $   404       $   471
                                            =======       =======       =======

The duration of the Company's investigation and review of such claims and the extent of time necessary to determine an appropriate estimate, if any, of the value of the claim to the Company, varies significantly and is dependent upon a number of factors. These factors include, but are not limited to, the cooperation of the insured in providing claim information, the pace of underlying litigation or claim processes, the pace of coverage litigation between the insured and the Company and the willingness of the insured and the Company to negotiate, if appropriate, a resolution of any dispute between them pertaining to such claims. Since the foregoing factors vary from claim to claim and insured by insured, the Company cannot provide a meaningful average of the duration of an environmental claim. However, based upon the Company's experience in resolving such claims, the duration may vary from months to several years.

The industry does not have a standard method of calculating claim activity for environmental losses. Generally for environmental claims, Travelers Indemnity and its subsidiaries (Travelers P&C) establishes a claim file for each insured on a per site, per claimant basis. If there is more than one claimant such as a federal and a state agency, this method will result in two claims being set up for a policyholder at that one site. Similarly, if one hundred claimants file a lawsuit against ten policyholders alleging injury as a result of the discharge of wastes or pollutants, one thousand claims would be established. Travelers P&C adheres to this method of calculating claim activity on all environmental-related claims, whether such claims are tendered on primary, excess or umbrella policies.

As of December 31, 1996, Travelers P&C had approximately 30,800 pending environmental-related claims tendered by 664 active policyholders. The pending environmental-related claims represent federal or state EPA-type claims as well as plaintiffs' claims alleging bodily injury and property damage due to the discharge of waste or pollutants. In 1996, the pending inventory increased by approximately 20,000 claims as a result of several lawsuits being filed in the states of Louisiana and Texas. These lawsuits filed against one or more policyholders of Travelers P&C allege that the plaintiffs were injured or damaged as a result of either alleged waste disposal or the alleged release of deleterious substances from ongoing business operations, which have taken place near the plaintiffs' residences. Claims of this nature have historically been considered in the level of environmental reserves. To date, in total Travelers P&C has resolved environmental-related claims on behalf of 1,628 policyholders.

The Company is preparing a claims system conversion which when completed will apply Travelers P&C's method of establishing claim files to Aetna P&C's environmental-related claims. The Company anticipates that this process should be completed in 1997. As of December 31, 1996, Aetna P&C had pending environmental-related claims tendered by approximately 948 active policyholders. Approximately 129 of these 948 active policyholders are also included in the 664 active Travelers P&C policyholders. Aetna P&C's policyholders, like those of Travelers P&C, have tendered both EPA-type claims and individual claims alleging injury or damage as a result of the discharge of wastes or pollutants. To date, Aetna P&C has resolved environmental-related claims on behalf of 1,870 policyholders.

To date, the Company generally has been successful in resolving its coverage litigation and continues to reduce its potential exposure through favorable settlements with certain insureds. These settlement agreements with certain insureds are based on the variables presented in each piece of coverage litigation. Generally the settlement dollars paid in disputed coverage claims are a percentage of the total coverage sought by such insureds. Based upon the Company's reserving methodology and the experience of its historical resolution of environmental exposures, it believes that the environmental reserve provision is appropriate. As of December 31, 1996, the Company, for approximately $1 billion, has resolved the environmental liabilities presented by 3,498 of the 4,981 policyholders who have tendered environmental claims to the Company. This resolution comprises 70% of the policyholders who have tendered such claims. The Company has reserves of approximately $950 million included in its bulk reserves relating to the remaining 1,483 policyholders (30% of the total) with unresolved environmental claims, as well as for any other policyholder which may tender an environmental claim in the future.

Asbestos Claims

In the area of asbestos claims, the Company believes that the property and casualty insurance industry has suffered from judicial interpretations that have attempted to maximize insurance availability from both a coverage and liability standpoint far beyond the intent of the contracting parties. These policies generally were issued prior to the 1980s. The Company continues to receive asbestos claims alleging insureds' liability from claimants' asbestos-related injuries. These claims, when submitted, rarely indicate the monetary amount being sought by the claimant from the insured and the Company does not keep track of the monetary amount being sought in those few claims which indicated such a monetary amount. Originally the cases involved mainly plant workers and traditional asbestos manufacturers and distributors. However, in the mid-1980s, a new group of plaintiffs, whose exposure to asbestos was less direct and whose injuries were often speculative, began to file lawsuits in increasing numbers against the traditional defendants as well as peripheral defendants who had produced products that may have contained small amounts of some form of encapsulated asbestos. These claims continue to arise and on an individual basis generally involve smaller companies with smaller limits of potential coverage.

Also, there has emerged a group of non-product claims by plaintiffs, mostly independent labor union workers, mainly against companies, alleging exposure to asbestos while working at these companies' premises. In addition, various insurers, including the Company, remain defendants in an action brought in Philadelphia regarding potential consolidation and resolution of future asbestos bodily injury claims.

In summary, various classes of asbestos defendants, such as major product manufacturers, peripheral and regional product defendants as well as premises owners, are tendering asbestos-related claims to the industry. Because each insured presents different liability and coverage issues, the Company evaluates those issues on an insured-by-insured basis.

The Company's evaluations have not resulted in any meaningful data from which an average asbestos defense or indemnity payment may be determined. The varying defense and indemnity payments made by the Company on behalf of its insureds also have precluded the Company from deriving any meaningful data by which it can predict whether its defense and indemnity payments for asbestos claims (on average or in the aggregate) will remain the same or change in the future. Based upon the Company's experience with asbestos claims, the duration period of an asbestos claim from the date of submission to resolution is approximately two years.

At December 31, 1996, approximately 25% of the net aggregate reserve (i.e., approximately $263 million) is for pending asbestos claims. The balance, approximately 75% (i.e., approximately $810 million) of the net asbestos reserves represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for asbestos losses and loss expenses and reserves for the three years ended December 31, 1996. In general, the Company posts case reserves for pending asbestos claims within approximately 30 business days of receipt of such claims.

Asbestos Losses
(millions)                                   1996          1995          1994
                                            -------       -------       -------

Beginning reserves:
      Direct                                $   695       $   702       $   775
      Ceded                                    (293)         (319)         (381)
                                            -------       -------       -------
      Net                                       402           383           394

Acquisition of Aetna P&C:
      Direct                                    801          --            --
      Ceded                                    (121)         --            --

Incurred losses and loss expenses:
      Direct                                    120           109            67
      Ceded                                     (35)          (66)          (16)

Losses paid:
      Direct                                    173           116           140
      Ceded                                     (79)          (92)          (78)
                                            -------       -------       -------

Ending reserves:
      Direct                                  1,443           695           702
      Ceded                                    (370)         (293)         (319)
                                            -------       -------       -------
      Net                                   $ 1,073       $   402       $   383
                                            =======       =======       =======

The largest reinsurer of the Company's asbestos risks is Lloyd's of London (Lloyd's). In 1996, Lloyd's restructured its operations with respect to claims for years prior to 1993. At December 31, 1996, the Company was in arbitration with underwriters at Lloyd's in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The dispute involved the ability of the Company to aggregate asbestos claims under a market agreement between Lloyd's and the Company or under the applicable reinsurance treaties. In the fourth quarter of 1997, the Company finalized an agreement to settle this arbitration with underwriters at Lloyd's. The outcome of this agreement will have no impact on earnings.

Uncertainty Regarding Adequacy of Environmental and Asbestos Reserves

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

For environmental claims, the Company estimates its financial exposure and establishes reserves based upon an analysis of its historical claim experience and the facts of the individual underlying claims. The unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, as discussed above.

The following factors are evaluated in projecting the ultimate reserve for asbestos-related claims: available insurance coverage; limits and deductibles; an analysis of each policyholder's potential liability; jurisdictional involvement; past and projected future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance, and applicable coverage defenses, if any. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for a policyholder by policy year, a ceded projection is calculated based on any applicable facultative and treaty reinsurance. In addition, a similar review is conducted for asbestos property damage claims. However, due to the relatively minor claim volume, these reserves have remained at a constant level.

As a result of these processes and procedures, the reserves carried for environmental and asbestos claims at December 31, 1996 are the Company's best estimate of ultimate claims and claim adjustment expenses based upon known facts and current law. However, the environment surrounding the final resolution of these claims continues to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be affected by future court decisions and interpretations and changes in Superfund and other legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

Cumulative Injury Other Than Asbestos (CIOTA) Claims

CIOTA claims are generally submitted to the Company under general liability policies and often involve an allegation by a claimant against an insured that the claimant has suffered injuries as a result of long-term or continuous exposure to potentially harmful products or substances. Such potentially harmful products or substances include, but are not limited to, lead paint, pesticides, pharmaceutical products, silicone-based personal products, solvents and other deleterious substances.

Due to claimants' allegations of long-term bodily injury in CIOTA claims, numerous complex issues regarding such claims are presented. The claimant's theories of liability must be evaluated, evidence pertaining to a causal link between injury and exposure to a substance must be reviewed, the potential role of other causes of injury must be analyzed, the liability of other defendants must be explored, and assessment of a claimant's damages must be made and the law of the jurisdiction must be applied. In addition, the Company must review the number of policies issued by the Company to the insured and whether such policies are triggered by the allegations, the terms and limits of liability of such policies, the obligations of other insurers to respond to the claim, and the applicable law in each jurisdiction.

To the extent disputes exist between the Company and a policyholder regarding the coverage available for CIOTA claims, the Company resolves the disputes, where feasible, through settlements with the policyholder or through coverage litigation. Generally, the terms of a settlement agreement set forth the nature of the Company's participation in resolving CIOTA claims and the scope of coverage to be provided by the Company and contain the appropriate indemnities and hold harmless provisions to protect the Company. These settlements generally eliminate uncertainties for the Company regarding the risks extinguished, including the risk that losses would be greater than anticipated due to evolving theories of tort liability or unfavorable coverage determinations. The Company's approach also has the effect of determining losses at a date earlier than would have occurred in the absence of such settlement agreements. On the other hand, in cases where future developments are favorable to insurers, this approach could have the effect of resolving claims for amounts in excess of those that would ultimately have been paid had the claims not been settled in this manner. No inference should be drawn that because of the Company's method of dealing with CIOTA claims, its reserves for such claims are more conservatively stated than those of other insurers.

Aetna P&C did not distinguish CIOTA from other general liability claims or treat CIOTA claims as a special class of claims. In addition, there were substantial differences in claims approach and resolution between the Company and Aetna P&C regarding CIOTA claims.

During the second quarter, the Company completed its review of Aetna P&C's exposure to CIOTA claims in order to determine an appropriate level of reserves using the Company's approach as described above. Based on the results of that review, the Company's general liability insurance reserves were increased $360 million, net of reinsurance ($192 million after tax and minority interest).

At December 31, 1996, approximately 19% of the net aggregate reserve (i.e., approximately $215 million) is for pending CIOTA claims. The balance, approximately 81% (i.e., approximately $899 million) of the net CIOTA reserves represents incurred but not yet reported losses for which the Company has not received any specific claims.

The following table displays activity for CIOTA losses and loss expenses and reserves for the three years ended December 31, 1996. In general, the Company posts case reserves for pending CIOTA claims within approximately 30 business days of receipt of such claims.

CIOTA Losses
(millions)                                     1996          1995         1994
                                              -------       -------      -------

Beginning reserves:
      Direct                                  $   374       $   375      $   377
      Ceded                                      --            --           --
                                              -------       -------      -------
      Net                                         374           375          377

Acquisition of Aetna P&C:
      Direct                                      709          --           --
      Ceded                                      (293)         --           --

Incurred losses and loss expenses:
      Direct                                      565            21           16
      Ceded                                      (155)         --           --

Losses paid:
      Direct                                       88            22           18
      Ceded                                        (2)         --           --
                                              -------       -------      -------

Ending reserves:
      Direct                                    1,560           374          375
      Ceded                                      (446)         --           --
                                              -------       -------      -------
      Net                                     $ 1,114       $   374      $   375
                                              =======       =======      =======

Outlook - Industry

Changes in the general interest rate environment affect the return received by the insurance subsidiaries on newly invested and reinvested funds. While a rising interest rate environment enhances the returns available, it reduces the market value of existing fixed maturity investments and the availability of gains on disposition. A decline in interest rates reduces the returns available on investment of funds but could create the opportunity for realized investment gains on disposition of fixed maturity investments.

As required by various state laws and regulations, the Company's insurance subsidiaries are subject to assessments from state-administered guaranty associations, second injury funds and similar associations. Management believes that such assessments will not have a material impact on the Company's results of operations, financial condition or liquidity.

Certain social, economic and political issues have led to an increased number of legislative and regulatory proposals aimed at addressing the cost and availability of certain types of insurance. While most of these provisions have failed to become law, these initiatives may continue as legislators and regulators try to respond to public availability and affordability concerns and the resulting laws, if any, could adversely affect the Company's ability to write business with appropriate returns.

The National Association of Insurance Commissioners (NAIC) adopted risk-based capital (RBC) requirements for life insurance companies and for property and casualty insurance companies. The RBC requirements are to be used as early warning tools by the NAIC and states to identify companies that merit further regulatory action. The formulas have not been designed to differentiate among adequately capitalized companies that operate with levels of capital higher than RBC requirements. Therefore, it is inappropriate and ineffective to use the formulas to rate or to rank such companies. At December 31, 1996 and 1995, all of the Company's life and property & casualty companies had adjusted capital in excess of amounts requiring any regulatory action.

Asset Quality - The investment portfolio of the insurance services segments which include both Life Insurance and Property & Casualty Insurance totaled approximately $55 billion, representing 61% of total insurance services' assets of approximately $90 billion. Because the primary purpose of the investment portfolio is to fund future policyholder benefits and claims payments, the Company employs a conservative investment philosophy. The fixed maturity portfolio totaled $43 billion, comprised of $36 billion of publicly traded fixed maturities and $7 billion of private fixed maturities. The weighted average quality ratings of the segment's publicly traded fixed maturity portfolio and private fixed maturity portfolio at December 31, 1996 were Aa3 and Baa1, respectively. Included in the fixed maturity portfolio was approximately $1.7 billion of below investment grade securities. Investments in venture capital investments, highly leveraged transactions, and specialized lendings were not material in the aggregate.

The insurance services segment makes investments in collateralized mortgage obligations (CMOs). Such CMOs typically have high credit quality, offer good liquidity, and provide a significant advantage in yield and total return compared to U.S. Treasury securities. The investment strategy of the Insurance Services segment is to purchase CMO tranches that are protected against prepayment risk, including planned amortization class (PAC) tranches. Prepayment protected tranches are preferred because they provide stable cash flows in a variety of scenarios. The segment does invest in other types of CMO tranches if a careful assessment indicates a favorable risk/return tradeoff; however, it does not purchase residual interests in CMOs.

At December 31, 1996, the segment held CMOs with a market value of $4.6 billion. Approximately 84% of CMO holdings are fully collateralized by GNMA, FNMA or FHLMC securities, and the balance is fully collateralized by portfolios of individual mortgage loans. In addition, the segment held $3.7 billion of GNMA, FNMA or FHLMC mortgage-backed pass-through securities. Virtually all of these securities are rated AAA.

At December 31, 1996, real estate and mortgage loan investments totaled $4.5 billion. Most of these investments are included in the investment portfolio of the insurance companies. The Company is continuing its strategy to dispose of these real estate assets and some of the mortgage loans and to reinvest the proceeds to obtain current market yields.

At December 31, mortgage loan and real estate portfolios consisted of the following:

(millions)                                                  1996           1995
                                                           ------         ------

Current mortgage loans                                     $3,721         $3,796
Underperforming mortgage loans                                 91            252
                                                           ------         ------
    Total mortgage loans                                    3,812          4,048
                                                           ------         ------

Real estate held for sale                                     695            321
                                                           ------         ------
    Total mortgage loans and real estate                   $4,507         $4,369
                                                           ======         ======

Mortgage loans and real estate held for sale at December 31, 1996 include $811 million and $136 million, respectively, from the Aetna P&C acquisition. Underperforming mortgage loans include delinquent loans, loans in the process of foreclosure and loans modified at interest rates below market terms. The new terms typically defer a portion of contract interest payments to varying future periods. The accrual of interest is suspended on all restructured loans, and interest income is reported only as payment is received. Of the total real estate held for sale, $134 million is underperforming.

For further information relating to investments, see Note 6 of Notes to Supplemental Consolidated Financial Statements.

Corporate and Other

                                                                        Year Ended December 31,
                                                 ---------------------------------------------------------------------
                                                          1996                   1995                    1994
                                                 ---------------------------------------------------------------------
                                                               Net                     Net                     Net
                                                              Income                  Income                  Income
(millions)                                       Revenues    (Expense)   Revenues    (Expense)   Revenues    (Expense)
----------------------------------------------------------------------------------------------------------------------
Net expenses (1)                                              $(211)                  $(238)                  $(201)

Net gain (loss) on sale of
  stock of subsidiaries and
  affiliates                                                    384                     (13)                     39
----------------------------------------------------------------------------------------------------------------------
Total Corporate and Other                         $ 143       $ 173       $  18       $(251)      $ (12)      $(162)
======================================================================================================================

(1) Includes $9 million and $23 million, respectively, of reported investment portfolio losses in 1996 and 1995.

Corporate and Other consists of corporate staff and treasury operations, certain corporate income and expenses that have not been allocated to the operating subsidiaries, and certain intersegment eliminations.

The decrease in net expenses (before reported portfolio losses) in 1996 over 1995 is primarily attributable to lower staff expenses in the corporate segment including the allocation of additional expenses to other operating segments offset by increased interest costs associated with higher debt levels in 1996.

The increase in net expenses (before reported portfolio losses) in 1995 over 1994 is primarily attributable to increased interest costs borne at the corporate level resulting from higher average short-term borrowing rates in 1995 when compared to 1994 as well as a shift in debt mix to higher levels of senior long-term debt over the course of 1995.

Discontinued Operations

                                                    Year Ended December 31,
                                              ----------------------------------
(millions)                                       1996         1995       1994
                                              ----------------------------------
                                              Net Income  Net Income  Net Income
                                                (loss)      (loss)     (loss)
--------------------------------------------------------------------------------
Operations                                      $ (75)      $  20      $ 171

Gain (loss) on disposition                       (259)        130          9
--------------------------------------------------------------------------------
Total Discontinued Operations                   $(334)      $ 150      $ 180
================================================================================

As discussed in Note 3 of Notes to Supplemental Consolidated Financial Statements, Basis Petroleum, Inc.(Basis), which was sold to Valero Energy Corporation (Valero), as well as the life and health insurance businesses sold to Metropolitan Life Insurance Company (MetLife) or contributed to The MetraHealth Companies, Inc. (MetraHealth) have been classified as discontinued operations. In 1995, the Company's results reflect the medical business not yet transferred, plus its equity interest in the earnings of MetraHealth.

The Company's 1996 loss on disposition of $259 million represents the $290 million after tax loss on the sale of Basis to Valero, partially offset by a $31 million after tax gain resulting from a contingency payment received from United HealthCare Corporation related to the 1995 sale of MetraHealth (see below).

Gain on disposition in 1995 represents a gain of $20 million from the sale in January of the Company's group life insurance business to MetLife, and a gain of $110 million (not including a contingency payment based on 1995 results which was received by the Company in 1996) from the sale in October of the Company's interest in MetraHealth to United HealthCare Corporation. During 1996 the Company received the contingency payment recognizing an after tax gain of $31 million. Gain on disposition in 1994 represents the gain from the sale in December of the group dental insurance business to MetLife.

Liquidity and Capital Resources

TRV services its obligations primarily with dividends and other advances that it receives from subsidiaries. The subsidiaries' dividend paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements. TRV believes it will have sufficient funds to meet current and future commitments. Each of TRV's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Travelers Group Inc. (TRV)

TRV issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. TRV, CCC and TIC have an agreement with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. The revolving credit facility consists of a five-year revolving credit facility which expires in June 2001. At December 31, 1996, $250 million was allocated to TRV, $650 million was allocated to CCC, and $100 million to TIC. At December 31, 1996 there were no borrowings outstanding under this facility. Under this facility the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). The Company exceeded this requirement by approximately $4.3 billion at December 31, 1996.

As of December 31, 1996, TRV had unused credit availability of $250 million under the five-year revolving credit facility. TRV may borrow under its revolving credit facilities at various interest rate options and compensates the banks for the facilities through commitment fees.

In February 1996, the Company issued 10.0 million depositary shares, each representing one-twentieth of a share of 8.40% Cumulative Preferred Stock, Series K (Series K Preferred). The Series K Preferred has cumulative dividends payable quarterly and a liquidation preference of $500 per share ($25 per depositary share) plus any accrued and unpaid dividends. On or after March 31, 2001, the Company may, at its option, redeem the Series K Preferred, in whole or in part, at any time at a redemption price of $500 per share ($25 per depositary share) plus dividends accrued and unpaid to the redemption date.

In October 1996, Travelers Capital I, a subsidiary trust of TRV, issued $400 million of 8.00% Trust Preferred Securities in a public offering. These Trust Preferred Securities, which are fully and unconditionally guaranteed by TRV, have a liquidation value of $25 per Trust Preferred Security and are mandatorily redeemable under certain circumstances.

In December 1996, Travelers Capital II, a subsidiary trust of TRV, issued $400 million of 7 3/4% Trust Preferred Securities in a public offering and Travelers Capital III, a subsidiary trust of TRV, issued $200 million of 7 5/8% Trust Preferred Securities in a public offering. These Trust Preferred Securities, which are fully and unconditionally guaranteed by TRV, have a liquidation value of $1,000 per Trust Preferred Security and are mandatorily redeemable under certain circumstances.

Commercial Credit Company (CCC)

CCC also issues commercial paper directly to investors and maintains unused credit availability under committed revolving credit agreements at least equal to the amount of commercial paper outstanding. As of December 31, 1996, CCC had unused credit availability of $2.150 billion under five-year revolving credit facilities, including the $650 million referred to above. CCC may borrow under its revolving credit facilities at various interest rate options and compensates the banks for the facilities through commitment fees.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to TRV or its affiliated companies. At December 31, 1996, CCC would have been able to remit $308 million to its parent under its most restrictive covenants.

Travelers Property Casualty Corp. (TAP)

On April 2, 1996, Travelers Property Casualty Corp. (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services Inc. all of the outstanding capital stock of The Aetna Casualty and Surety Company (ACSC) and The Standard Fire Insurance Company (SFIC) (collectively, Aetna P&C) for approximately $4.16 billion in cash. TAP also owns Travelers Indemnity. Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business. See Note 2 of Notes to Consolidated Financial Statements regarding the financing of the Aetna P&C purchase.

In addition to financing the Aetna P&C purchase, in September 1996 TAP sold in a public offering $200 million of 6 3/4% Notes due September 1, 1999 and in October an additional $200 million of 6 1/4% Notes due October 1, 1999 and in November an additional $150 million of 6 3/4% Notes due November 15, 2006.

As discussed in Note 2 of Notes to Supplemental Consolidated Financial Statements, during the first quarter of 1996 TAP entered into a five-year revolving credit facility in the amount of $2.65 billion with a syndicate of banks. The Credit Facility was used to finance in part the purchase of Aetna P&C. All borrowings under the Credit Facility have been repaid in full. The Credit Facility was subsequently amended to extend the maturity to December 2001 and reduce the amount available to $500 million, none of which is currently utilized. Under the Credit Facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1996, this requirement was exceeded by approximately $2.8 billion.

TAP also issues commercial paper directly to investors and maintains unused credit availability under the committed revolving credit agreement at least equal to the amount of commercial paper outstanding.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department.

Salomon Smith Barney Holdings Inc. (Salomon Smith Barney)

Salomon Smith Barney's total assets were $246 billion at December 31, 1996, up from $229 billion at year-end 1995. Due to the nature of Salomon Smith Barney's trading activities, including its matched book activities, it is not uncommon for the Company's asset levels to fluctuate from period to period. A "matched book" transaction involves a security purchased under an agreement to resell (i.e., reverse repurchase transaction) and simultaneously sold under an agreement to repurchase (i.e., repurchase transaction). Salomon Smith Barney's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. Salomon Smith Barney monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

Salomon Smith Barney funds its operations through the use of secured and unsecured short-term borrowings, long-term borrowings and TRUPS. Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. Such borrowings totaled $105.1 billion at December 31, 1996. Unsecured short-term borrowings provide a source of short-term liquidity and are also utilized as an alternative to secured financing when they represent a cheaper funding source. Sources of short-term unsecured borrowings include commercial paper, unsecured bank borrowings and letters of credit, deposit liabilities, promissory notes and corporate loans. Short-term unsecured borrowing totaled $7.7 billion at December 31, 1996.

Salomon Smith Barney and Phibro Inc. have committed uncollateralized revolving lines of credit totaling $1.5 and $.5 billion, respectively. In addition, Salomon Brothers Inc, a wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facility for financing securities positions which enables it to borrow on a secured basis using a variety of financial instruments as collateral and Salomon Brothers International Limited, a wholly owned subsidiary of Salomon Smith Barney, has a committed securities repurchase facility in the amount of $1 billion. At December 31, 1996 there were no outstanding borrowings under these facilities. Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting short-term requirements.

Unsecured term debt is a significant component of Salomon Smith Barney's long-term capital. Long-term debt totaled $15.7 billion at December 31, 1996, compared with $14.9 billion at December 31, 1995. Salomon Smith Barney utilizes interest rate swaps to convert the majority of its fixed rate long-term debt used to fund inventory-related working capital requirements into variable rate obligations. Long-term debt issuances denominated in currencies other than the U.S. dollar which are not used to finance assets in the same currency are effectively converted to U.S. dollar obligations through the use of cross-currency swaps and forward currency contracts. The average remaining maturity of Salomon Smith Barney long-term debt was 3.6 years at December 31, 1996 and 3.4 years at December 31, 1995. See Note 11 to the supplemental consolidated financial statements for additional information regarding debt and an analysis of the impact of interest rate swaps on debt.

In July 1996, Salomon Smith Barney issued $345 million of TRUPS which pay interest at an annual rate of 9 1/2%. Salomon Smith Barney has entered into an interest rate swap agreement to effectively convert the fixed rate obligations on the TRUPS to variable rate obligations. For a detailed description of these securities see Note 15 to the supplemental consolidated financial statements.

Salomon Smith Barney's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of borrowings generally fluctuates in response to changes in the level of the Company's financial instruments, commodities and contractual commitments, customer balances, the amount of reverse repurchase transactions outstanding and securities borrowed transactions. As Salomon Smith Barney's activities increase, borrowings generally increase to fund the additional activities. Availability of financing can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. Salomon Smith Barney seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

Salomon Smith Barney monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, Salomon Smith Barney attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that access to unsecured financing was impaired. Salomon Smith Barney's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins. In addition, the Company monitors its leverage and capital ratios on a daily basis.

The Travelers Insurance Company (TIC)

At December 31, 1996, TIC had $21.9 billion of life and annuity product deposit funds and reserves. Of that total, $11.6 billion is not subject to discretionary withdrawal based on contract terms. The remaining $10.3 billion is for life and annuity products that are subject to discretionary withdrawal by the contractholder. Included in the amount that is subject to discretionary withdrawal are $1.7 billion of liabilities that are surrenderable with market value adjustments. Also included are an additional $5.4 billion of the life insurance and individual annuity liabilities which are subject to discretionary withdrawals, and have an average surrender charge of 5.0%. In the payout phase, these funds are credited at significantly reduced interest rates. The remaining $3.2 billion of liabilities are surrenderable without charge. More than 11% of these relate to individual life products. These risks would have to be underwritten again if transferred to another carrier, which is considered a significant deterrent against withdrawal by long-term policyholders. Insurance liabilities that are surrendered or withdrawn are reduced by outstanding policy loans and related accrued interest prior to payout.

Scheduled maturities of guaranteed investment contracts (GICs) in 1997, 1998, 1999, 2000 and 2001 are $1.4 billion, $482 million, $459 million, $218 million and $66 million, respectively. At December 31, 1996, the interest rates credited on GICs had a weighted average rate of 6.25%.

TIC issues commercial paper to investors and maintains unused committed, revolving credit facilities at least equal to the amount of commercial paper outstanding. As of December 31, 1996, TIC had unused credit availability of $100 million under the joint five-year revolving credit facility referred to above.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without Department approval.

Deferred Income Taxes

The Company has a net deferred tax asset which relates to temporary differences that are expected to reverse as net ordinary deductions. The Company will have to generate approximately $6.3 billion of taxable income, before the reversal of the temporary differences, primarily over the next 10 to 15 years, to realize the remainder of the deferred tax asset. Management expects to realize the remainder of the deferred tax asset based upon its expectation of future taxable income, after the reversal of these deductible temporary differences, of at least $2.8 billion annually.

Future Application of Accounting Standards

See Note 1 of Notes to Supplemental Consolidated Financial Statements for future application of accounting standards.

                      Travelers Group Inc. and Subsidiaries
                  Supplemental Consolidated Statement of Income
               (In millions of dollars, except per share amounts)

Year Ended December 31,                                                  1996       1995       1994
---------------------------------------------------------------------------------------------------
Revenues
Insurance premiums                                                   $  7,633   $  4,977   $  5,144
Commissions and fees                                                    4,637      3,713      3,384
Interest and dividends                                                 13,286     13,045     10,771
Finance related interest and other charges                              1,163      1,119      1,030
Principal transactions                                                  3,027      2,140        420
Asset management and administration fees                                1,390      1,087      1,031
Other income                                                            1,278      1,206        939
---------------------------------------------------------------------------------------------------
  Total revenues                                                       32,414     27,287     22,719
---------------------------------------------------------------------------------------------------
Expenses
Policyholder benefits and claims                                        7,366      5,017      5,227
Non-insurance compensation and benefits                                 5,804      5,149      4,692
Insurance underwriting, acquisition and operating                       3,013      1,912      1,867
Interest                                                                8,927      9,378      7,626
Provision for consumer finance credit losses                              260        171        152
Other operating                                                         2,481      2,320      2,356
---------------------------------------------------------------------------------------------------
   Total expenses                                                      27,851     23,947     21,920
---------------------------------------------------------------------------------------------------
Gain (loss) on sale of subsidiaries and affiliates                        445        (20)       226
---------------------------------------------------------------------------------------------------
Income before income taxes and minority interest                        5,008      3,320      1,025
Provision for income taxes                                              1,679      1,179        278
Minority interest, net of income taxes                                     47         --         --
---------------------------------------------------------------------------------------------------
Income from continuing operations                                       3,282      2,141        747
---------------------------------------------------------------------------------------------------
Discontinued operations, net of income taxes:
   Income (loss) from operations net of tax expense (benefit)
      of $(48), $(18) and $94                                             (75)        20        171
   Gain (loss) on disposition net of tax expense (benefit) of
      $(198), $66 and $19                                                (259)       130          9
---------------------------------------------------------------------------------------------------
Income (loss) from discontinued operations                               (334)       150        180
---------------------------------------------------------------------------------------------------
Net income                                                           $  2,948   $  2,291   $    927
===================================================================================================

Net income (loss)  per share of common stock
  and common stock equivalents:
Continuing operations                                                $   2.74   $   1.76   $   0.52
Discontinued operations                                                 (0.29)      0.13       0.16
---------------------------------------------------------------------------------------------------
Net income per share of common stock
  and common stock equivalents                                       $   2.45   $   1.89   $   0.68
===================================================================================================
Weighted average number of common shares outstanding
  and common stock equivalents (in millions)                          1,138.5    1,132.7    1,147.1
===================================================================================================

See Notes to Supplemental Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
            Supplemental Consolidated Statement of Financial Position
                            (In millions of dollars)

December 31,                                                                                      1996        1995
------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents
  (including $1,446 and $1,347 segregated under federal and other
   brokerage regulations or deposited with clearing organizations)                           $   3,260   $   3,491
Investments and real estate held for sale:
   Fixed maturities, primarily available for sale at market value                               43,998      30,712
   Equity securities, at market value                                                            1,157         856
   Mortgage loans                                                                                3,812       4,048
   Real estate held for sale                                                                       459         321
   Policy loans                                                                                  1,910       1,888
   Short-term and other                                                                          5,173       3,140
------------------------------------------------------------------------------------------------------------------
   Total investments and real estate held for sale                                              56,509      40,965
------------------------------------------------------------------------------------------------------------------
Securities borrowed or purchased under agreements to resell                                     97,985      85,026
Brokerage receivables                                                                           11,592      10,312
Trading securities and commodities owned, at market value                                      126,568     121,802
Net consumer finance receivables                                                                 7,885       7,092
Reinsurance recoverables                                                                        10,234       6,461
Value of insurance in force and deferred policy acquisition costs                                2,563       2,172
Cost of acquired businesses in excess of net assets                                              3,060       2,060
Separate and variable accounts                                                                   9,023       6,949
Other receivables                                                                                4,869       3,564
Other assets                                                                                    12,400      12,450
------------------------------------------------------------------------------------------------------------------
Total assets                                                                                 $ 345,948   $ 302,344
==================================================================================================================
Liabilities
Investment banking and brokerage borrowings                                                  $  10,020   $  11,249
Short-term borrowings                                                                            1,557       1,468
Long-term debt                                                                                  24,696      22,235
Securities loaned or sold under agreements to repurchase                                       103,572     113,470
Brokerage payables                                                                              10,019      12,157
Trading securities and commodities sold not yet purchased, at market value                      92,032      62,240
Contractholder funds                                                                            13,621      14,535
Insurance policy and claims reserves                                                            43,944      26,920
Separate and variable accounts                                                                   8,949       6,916
Accounts payable and other liabilities                                                          16,802      14,573
------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                            325,212     285,763
------------------------------------------------------------------------------------------------------------------

ESOP preferred stock - Series C (net of note guarantee of $35 and $67)                             129         168
------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock - Series I                                                              420         560
------------------------------------------------------------------------------------------------------------------
TRV-obligated mandatorily redeemable preferred securities of subsidiary trusts
  holding solely junior subordinated debt securities of TRV                                      1,000          --
------------------------------------------------------------------------------------------------------------------
TAP-obligated mandatorily redeemable preferred securities of subsidiary trusts
  holding solely junior subordinated debt securities of TAP                                        900          --
------------------------------------------------------------------------------------------------------------------
Salomon Smith Barney-obligated mandatorily redeemable preferred securities of subsidiary
  trust holding solely junior subordinated debt securities of Salomon Smith Barney                 345          --
------------------------------------------------------------------------------------------------------------------
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), at aggregate
  liquidation value                                                                              1,125       1,112
Common stock ($.01 par value; authorized shares: 1.5 billion;
  issued shares: 1996 - 1,384,707,342 and 1995 - 1,368,269,744)                                     14          14
Additional paid-in capital                                                                       7,806       7,227
Retained earnings                                                                               12,934      10,504
Treasury stock, at cost (1996 - 243,500,547 shares and 1995 - 239,158,362 shares)               (4,123)     (3,470)
Unrealized gain (loss) on investment securities                                                    469         756
Other, principally unearned compensation                                                          (283)       (290)
------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                    17,942      15,853
------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                   $ 345,948   $ 302,344
==================================================================================================================

See Notes to Supplemental Consolidated Financial Statements

                      Travelers Group Inc. and Subsidiaries
     Supplemental Consolidated Statement of Changes in Stockholders' Equity
                            (In millions of dollars)

                                                                       Amounts                         Shares (in thousands)
                                                        ------------------------------------   ------------------------------------
Year Ended December 31,                                       1996         1995         1994         1996         1995        1994
                                                        ------------------------------------   ------------------------------------
Preferred stock at aggregate liquidation value
Balance, beginning of year                              $    1,112   $    1,112   $    1,112       11,825       11,825       11,825
Issuance of Series K preferred stock                           250           --           --          500           --           --
Redemption of Salomon Series C preferred stock                (112)          --           --         (225)          --           --
Conversion of Series B preferred stock to common stock        (125)          --           --       (2,500)          --           --
--------------------------------------------------------------------------------------------   ------------------------------------
Balance, end of year                                         1,125        1,112        1,112        9,600       11,825       11,825
============================================================================================   ====================================

Common stock and additional paid-in capital
Balance, beginning of year                                   7,241        7,107        7,021    1,368,269    1,368,299    1,368,397
Conversion of Series B and Series I preferred stock
to common stock                                                265           --           --       16,448           --           --
Issuance of shares pursuant to employee benefit plans          355          126           85           --           --           --
Other                                                          (41)           8            1          (10)         (30)         (98)
--------------------------------------------------------------------------------------------   ------------------------------------
Balance, end of year                                         7,820        7,241        7,107    1,384,707    1,368,269    1,368,299
--------------------------------------------------------------------------------------------   ------------------------------------
Retained earnings
Balance, beginning of year                                  10,504        8,880        8,348
Net income                                                   2,948        2,291          927
Common dividends                                              (355)        (323)        (247)
Preferred dividends                                           (163)        (155)        (148)
Distribution of Transport Holdings Inc. shares                  --         (189)          --
--------------------------------------------------------------------------------------------
Balance, end of year                                        12,934       10,504        8,880
--------------------------------------------------------------------------------------------
Treasury stock, at cost
Balance, beginning of year                                  (3,470)      (3,207)      (2,535)    (239,158)    (239,412)    (199,657)
Issuance of shares pursuant to employee benefit plans,
  net of shares tendered for payment of option
  exercise price and withholding taxes                         (11)         157          111       23,862       27,866       15,954
Treasury stock acquired                                       (642)        (418)        (795)     (28,204)     (27,612)     (56,442)
Other                                                           --           (2)          12           --           --          733
--------------------------------------------------------------------------------------------   ------------------------------------
Balance, end of year                                        (4,123)      (3,470)      (3,207)    (243,500)    (239,158)    (239,412)
--------------------------------------------------------------------------------------------   ------------------------------------
Unrealized gain (loss) on investment securities
Balance, beginning of year                                     756       (1,319)          30
Net change in unrealized gains and losses on investment
  securities, net of tax                                      (287)       2,075       (1,349)
--------------------------------------------------------------------------------------------
Balance, end of year                                           469          756       (1,319)
--------------------------------------------------------------------------------------------
Other, principally unearned compensation
Balance, beginning of year                                    (290)        (141)        (104)
Net issuance of restricted stock                              (305)        (221)        (190)
Restricted stock amortization                                  206          175          136
Adjustment for minimum pension liability, net of tax           114         (114)          --
Net translation adjustments, net of tax                         (8)          11           17
--------------------------------------------------------------------------------------------
Balance, end of year                                          (283)        (290)        (141)
--------------------------------------------------------------------------------------------
Total common stockholders' equity and common shares
outstanding                                                 16,817       14,741       11,320    1,141,207    1,129,111    1,128,887
============================================================================================   ====================================
Total stockholders' equity                              $   17,942   $   15,853   $   12,432
============================================================================================

See Notes to Supplemental Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
                Supplemental Consolidated Statement of Cash Flows
                            (In millions of dollars)

Year Ended December 31,                                                   1996       1995       1994
----------------------------------------------------------------------------------------------------
Cash flows from operating activities
Income from continuing operations                                     $  3,282   $  2,141   $    747
Adjustments to reconcile income from continuing operations
  to net cash provided by (used in) operating activities:
    Amortization of deferred policy acquisition costs and value
      of insurance in force                                              1,192        803        812
    Additions to deferred policy acquisition costs                      (1,388)      (858)      (994)
    Depreciation and amortization                                          430        416        386
    Deferred tax provision (benefit)                                        29       (341)      (568)
    Provision for consumer finance credit losses                           260        171        152
    Changes in:
        Trading securities and commodities, net                         25,026    (24,032)    25,705
        Securities borrowed, loaned and repurchase agreements, net     (22,857)    20,949    (28,633)
        Brokerage receivables net of brokerage payables                 (3,418)     2,879      2,414
        Insurance policy and claims reserves                              (309)       686        350
    Other, net                                                             274        (37)    (2,144)
Net cash flows provided by (used in) operating activities
 of discontinued operations                                                (41)      (410)       223
----------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                      2,480      2,367     (1,550)
----------------------------------------------------------------------------------------------------
Cash flows from investing activities
Consumer loans originated or purchased                                  (3,410)    (2,748)    (2,789)
Consumer loans repaid or sold                                            2,534      2,245      2,094
Purchases of fixed maturities and equity securities                    (29,246)   (18,123)    (9,057)
Proceeds from sales of investments and real estate:
  Fixed maturities available for sale and equity securities             23,471     12,864      4,149
  Mortgage loans                                                           200        739        402
  Real estate and real estate joint ventures                               257        256        955
Proceeds from maturities of investments:
  Fixed maturities                                                       3,586      2,723      3,319
  Mortgage loans                                                         1,050        693      1,301
Other investments, primarily short-term, net                              (325)      (408)       (58)
Assets securing collateralized mortgage obligations                        480        721        930
Contingent consideration payment for the Shearson Businesses              (110)       (76)       (69)
Business acquisition                                                    (4,160)        --         --
Business divestments                                                       338         --        679
Other, net                                                                (365)      (538)      (390)
Net cash flows provided by (used in) investing activities
 of discontinued operations                                                 83      1,621       (197)
----------------------------------------------------------------------------------------------------
  Net cash provided by (used in) investing activities                   (5,617)       (31)     1,269
----------------------------------------------------------------------------------------------------
Cash flows from financing activities
Dividends paid                                                            (518)      (478)      (395)
Subsidiary's sale of Class A common stock                                1,453         --         --
Issuance of preferred stock                                                250         --         --
Issuance of redeemable preferred stock of subsidiaries                   2,245         --         --
Redemption of preferred stock                                             (112)        --         --
Redemption of redeemable preferred stock                                    --       (140)        --
Treasury stock acquired                                                   (642)      (420)      (795)
Stock tendered for payment of withholding taxes                           (201)       (94)       (42)
Issuance of long-term debt                                               7,648      6,322      7,650
Payments and redemptions of long-term debt                              (4,886)    (6,347)    (4,314)
Net change in short-term borrowings (including investment
 banking and brokerage borrowings)                                      (1,140)      (801)    (2,113)
Collateralized mortgage obligations                                       (403)      (704)      (945)
Contractholder fund deposits                                             2,493      2,707      1,958
Contractholder fund withdrawals                                         (3,262)    (3,755)    (3,358)
Other, net                                                                 (19)        99         43
Net cash flows provided by financing activities
 of discontinued operations                                                 --         --         84
----------------------------------------------------------------------------------------------------
  Net cash provided by (used in) financing activities                    2,906     (3,611)    (2,227)
----------------------------------------------------------------------------------------------------
Change in cash and cash equivalents                                       (231)    (1,275)    (2,508)
Cash and cash equivalents at beginning of period                         3,491      4,766      7,274
----------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                            $  3,260   $  3,491   $  4,766
====================================================================================================
Supplemental disclosure of cash flow information:
====================================================================================================
Cash paid during the period for income taxes                          $  1,553   $    923   $    787
====================================================================================================

Interest expense recorded for financial statement purposes did not differ materially from the amount of interest paid.
See Notes to Supplemental Consolidated Financial Statements.

                      Travelers Group Inc. and Subsidiaries
             Notes to Supplemental Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

      Basis of Presentation

      Merger with Salomon Inc. On November 28, 1997, a newly formed wholly owned subsidiary of Travelers Group Inc. merged with and into Salomon Inc (Salomon) (the Merger). Under the terms of the Merger, approximately 188 million shares of Travelers Group Inc. (TRV) common stock were issued in exchange for all of the outstanding shares of Salomon common stock, based on an exchange ratio of 1.695 shares of TRV common stock for each share of Salomon common stock, for a total value of approximately $9 billion. Each of Salomon's series of preferred stock outstanding was exchanged for a corresponding series of TRV preferred stock having substantially identical terms, except that the TRV preferred stock issued in conjunction with the Merger has certain voting rights (see Note 15). Thereafter, Smith Barney Holdings Inc. (Smith Barney), a wholly owned subsidiary of TRV, was merged with and into Salomon to form Salomon Smith Barney Holdings Inc. (Salomon Smith Barney), which is the primary vehicle through which TRV engages in investment banking, proprietary trading, retail brokerage and asset management. The Merger was treated as a tax-free exchange.

      The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if TRV and Salomon had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of TRV and its subsidiaries (collectively, the Company) after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of changes in stockholders' equity reflects the accounts of the Company as if the additional preferred and common stock had been issued during all periods presented. The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the consolidated financial statements of Travelers Group Inc. and Salomon Inc, included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 1996.

      Certain reclassifications have been recorded to conform the accounting policies of Salomon Inc and Smith Barney Holdings Inc.

      Principles of Consolidation. The supplemental consolidated financial statements include the accounts of Travelers Group Inc. and its subsidiaries, including Salomon and its subsidiaries.

      On April 2, 1996, Travelers Property Casualty Corp. (formerly Travelers/Aetna Property Casualty Corp.) (TAP), an indirect majority-owned subsidiary of the Company, purchased from Aetna Services Inc. (formerly Aetna Life and Casualty Company) (Aetna), all of the outstanding capital stock of The Aetna Casualty and Surety Company (ACSC) and The Standard Fire Insurance Company (SFIC) (collectively, Aetna P&C) for approximately $4.16 billion in cash. The acquisition was accounted for under the purchase method of accounting and, accordingly, the supplemental consolidated financial statements include the results of Aetna P&C's operations only from the date of acquisition. TAP also owns The Travelers Indemnity Company (Travelers Indemnity). Travelers Indemnity along with Aetna P&C are the primary vehicles through which the Company engages in the property and casualty insurance business.

      Unconsolidated entities in which the Company has at least a 20% interest are accounted for on the equity method. The minority interest in 1996 represents the interest in TAP held by the private and public investors. (See Note 2.) Significant intercompany transactions and balances have been eliminated.

      Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts which approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating the statements of financial condition of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, in stockholders' equity net of related hedge gains and losses and income taxes. Hedges of such exposure include designated issues of non-U.S. dollar debt and, to a lesser extent, forward currency contracts.

      The preparation of the supplemental consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the supplemental consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Accounting Changes

      FAS 121. Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (FAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles to be disposed of. This statement requires a write down to fair value when long-lived assets to be held and used are impaired. The statement also requires that long-lived assets to be disposed of (e.g. real estate held for sale) be carried at the lower of cost or fair value less cost to sell, and does not allow such assets to be depreciated. The adoption of this standard did not have a material impact on results of operations, financial condition or liquidity.

      FAS 123. In October 1995, the Financial Accounting Standards Board (FASB) issued FAS No. 123, "Accounting for Stock-Based Compensation." FAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. This statement defines a fair value-based method of accounting for employee stock options or similar equity instruments, and encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25). Entities electing to remain with the accounting method prescribed in Opinion 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined by FAS No. 123 had been applied. FAS No. 123 is applicable to fiscal years beginning after December 15, 1995. The Company has elected to continue to account for its stock-based compensation plans using the accounting method prescribed by Opinion 25 and has included in the Notes to Supplemental Consolidated Financial Statements the pro forma disclosures required by FAS No. 123. (See Note 16.)

      Accounting Policies

      Cash and cash equivalents include cash on hand, cash segregated under federal and brokerage regulations, cash deposited with clearing organizations and short-term highly liquid investments with maturities of three months or less when purchased, other than those held for sale in the ordinary course of business. These short-term investments are carried at cost plus accrued interest, which approximates market value.

      Investments are owned principally by the insurance subsidiaries. Fixed maturities include bonds, notes and redeemable preferred stocks. Equity securities include common and non-redeemable preferred stocks. Fixed maturities classified as "held to maturity" represent securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost. Fixed maturity securities classified as "available for sale" and equity securities are carried at market values that are based primarily on quoted market prices or if quoted market prices are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. The difference between amortized cost and market values of such securities net of applicable income taxes is reflected as a component of stockholders' equity. Real estate held for sale is carried at the lower of cost or fair value less estimated costs to sell. Fair value was established at the time of foreclosure by internal analysis or external appraisers, using discounted cash flow analyses and other acceptable techniques. Thereafter, an allowance for losses on real estate held for sale is established if the carrying value of the property exceeds its current fair value less estimated costs to sell. There was no such allowance at December 31, 1996 or 1995. Mortgage loans are carried at amortized cost. A mortgage loan is considered impaired when it is probable that the Company will be unable to collect principal and interest amounts due. For mortgage loans that are determined to be impaired, a reserve is established for the difference between the amortized cost and fair value of the underlying collateral. In estimating fair value, the Company uses interest rates reflecting the higher returns required in the current real estate financing market. Impaired loans were not significant at December 31, 1996 and 1995. Policy loans are carried at unpaid balances which do not exceed the net cash surrender value of the related insurance policies. Short-term investments, consisting primarily of money market instruments and other debt issues purchased with a maturity of less than one year, are carried at cost plus accrued interest which approximates market. Realized gains and losses on sales of investments and unrealized losses considered to be other than temporary, determined on a specific identification basis, are included in other income.

      Accrual of income is suspended on fixed maturities or mortgage loans that are in default, or on which it is likely that future interest payments will not be made as scheduled. Interest income on investments in default is recognized only as payment is received. Investments included in the Supplemental Consolidated Statement of Financial Position that were non-income producing for the preceding 12 months were not significant.

      The cost of acquired businesses in excess of net assets (goodwill) is being amortized on a straight-line basis principally over a 40-year period. The carrying amount is regularly reviewed for indicators of impairment in value, which in the view of management are other than temporary. Impairments are recognized in operating results if a permanent diminution in value is deemed to have occurred.

      Income taxes. TRV and its wholly owned domestic non-life insurance subsidiaries (excluding Salomon Inc and its wholly owned domestic subsidiaries) file a consolidated federal income tax return. All but one of the life insurance subsidiaries are included in their own consolidated federal income tax return. Salomon Inc and its wholly owned domestic subsidiaries file their own consolidated federal income tax return. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their recorded amounts for financial reporting purposes.

      Subsidiary stock issuance. The Company recognizes gains (losses) on sales of stock by subsidiaries. For the year ended December 31, 1996, included in net income is a gain of $363 million from the sale by TAP of 18% of its common stock.

      Earnings per common share is computed after recognition of preferred stock dividend requirements and is based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect of common stock warrants and stock options and the incremental shares assumed issued under the Capital Accumulation Plan and other restricted stock plans. Fully diluted earnings per common share, assuming conversion of all outstanding convertible preferred stock, notes, debentures and the maximum dilutive effect of common stock equivalents, has not been presented because the effects are not material. The fully diluted earnings per common share computation for the years ended December 31, 1996, 1995 and 1994 would entail adding the additional common stock equivalents (11 million, 16 million and 5 million shares, respectively) and the assumed conversion of the convertible preferred stock and convertible notes (32 million, 52 million and 10 million shares, respectively) to the number of shares included in the earnings per common share calculation (resulting in a total of 1.181 billion, 1.200 billion and 1.162 billion shares, respectively) and the elimination of the convertible preferred stock dividends ($47 million, $70 million and $7 million, respectively).

      During 1996 the Company's Board of Directors declared a three-for-two stock split in January and a four-for-three stock split in October (both payable in the form of stock dividends), which combined are the equivalent of a two-for-one stock split. On October 22, 1997 the Company declared a three-for-two stock split paid on November 19, 1997 in the form of a 50% stock dividend to stockholders of record on November 3, 1997. All amounts presented herein have been restated to reflect the stock splits.

      Future Application of Accounting Standards

      In June 1996, the FASB issued FAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." FAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. These standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. FAS No. 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The requirements of FAS No. 125 are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and are to be applied prospectively. However, in December 1996 the FASB issued FAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125" which delays until January 1, 1998 the effective date for certain provisions. Earlier or retroactive application is not permitted. The adoption of the provisions of this statement effective January 1, 1997 did not have a material impact on results of operations, financial condition or liquidity and the Company is currently evaluating the impact of the provisions whose effective date has been delayed until January 1, 1998.

      In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS No. 128). This Statement establishes standards for computing and presenting earnings per share
      (EPS) and applies to entities with publicly held common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" (Opinion 15), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

      Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised.

      FAS No. 128 supersedes Opinion 15 and related accounting interpretations and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. However, an entity is permitted to disclose pro forma amounts computed using this Statement in the notes to the financial statements in periods prior to required adoption.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS No. 130). FAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income are to be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement stipulates that comprehensive income reflect the change in equity of an enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income will thus represent the sum of net income and other comprehensive income, although FAS No. 130 does not require the use of the terms comprehensive income or other comprehensive income. The accumulated balance of other comprehensive income is required to be displayed separately from retained earnings and additional paid-in capital in the statement of financial position. This Statement is effective for fiscal years beginning after December 15, 1997. The Company anticipates that the adoption of FAS No. 130 will result primarily in reporting unrealized gains and losses on investments in debt and equity securities in comprehensive income.

      In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS No. 131). FAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that selected information about those operating segments be reported in interim financial statements. This Statement supersedes Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise". FAS No. 131 requires that all public enterprises report financial and descriptive information about their reportable operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This Statement is effective for fiscal years beginning after December 15, 1997. The Company's reportable operating segments are not expected to change as a result of the adoption of FAS No. 131.

      INVESTMENT SERVICES

      Commissions, underwriting and principal transaction revenues and related expenses are recognized in income on a trade date basis. Customer security transactions are recorded on a settlement date basis.

      Asset management and administration fees are recorded as income for the period in which the services are performed.

      Trading securities, commodities and derivatives used for trading purposes are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Fair value includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and derivatives; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices or fair value of liquidating the Company's positions in an orderly manner over a reasonable period of time under current market conditions.

      Commodities include physical quantities of commodities involving future settlement or delivery and related gains or losses are reported as "Principal transactions."

      The majority of the Company's trading securities, commodities and derivatives are recorded on a trade date basis. Recording the remaining instruments on a trade date basis would not materially affect these supplemental consolidated financial statements.

      Derivatives used for trading purposes include interest rate, currency and commodity swap agreements, swap options, caps and floors, options, warrants and financial and commodity futures and forward contracts. The market values (unrealized gains and losses) associated with derivatives are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Derivatives in a net receivable position, as well as options owned and warrants held, are reported as assets in "Trading securities and commodities owned." Similarly, derivatives in a net payable position, as well as options written and warrants issued, are reported as liabilities in "Trading securities and commodities sold not yet purchased." This category also includes the Company's long-term obligations that have principal repayments directly linked to equity securities of unaffiliated issuers for which the Company holds in inventory a note exchangeable for the same equity securities. Cash collateral received in connection with interest rate swaps totaled $250 million and $447 million at December 31, 1996 and 1995, respectively and cash collateral paid totaled $1,637 million and $1,337 million, respectively. Revenues generated from derivative instruments used for trading purposes are reported as "Principal transactions" and include realized gains and losses as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

      Derivatives used for non-trading purposes which are designated as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Accordingly, changes in the market or fair value of the derivative instrument must be highly correlated with changes in the market or fair value of the underlying hedge item. The Company monitors the effectiveness of its hedges by periodically comparing the change in value of the derivative instrument with the change in value of the underlying hedged item. Derivatives used as hedges include interest rate swaps, cross currency swaps and forward currency contracts.

      Interest rate and cross currency swaps, are utilized to effectively convert certain fixed rate preferred stock and guaranteed preferred beneficial interests in Salomon Smith Barney subordinated debt securities (TRUPS), a portion of investment banking and brokerage borrowings and the majority of fixed rate term debt to variable rate instruments. These swaps are recorded "off-balance sheet," with accrued inflows and outflows reflected as adjustments to interest expense and/or dividends. Adjustments to preferred stock dividends are recorded on an after-tax basis.

      The Company utilizes forward currency contracts to hedge a portion of the currency exchange rate exposure relating to non-U.S. dollar term debt issued by the Company. The impact of translating the forward currency contracts and the related debt to prevailing exchange rates is recognized currently in income. The Company also utilizes forward currency contracts to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking open contracts to prevailing exchange rates and the impact of realized gains or losses on maturing contracts, both net of the related tax effects, are included as cumulative translation adjustments in stockholders' equity as is the impact of translating the investments being hedged. Upon the disposition of an investment in a subsidiary with a functional currency other than the U.S. dollar, accumulated gains or losses previously included as cumulative translation adjustments in stockholders' equity are recognized currently in income.

      Derivative instruments that do not meet the criteria to be designated as a hedge are considered trading derivatives and are recorded at market or fair value.

      Securities borrowed and securities loaned are recorded at the amount of cash advanced or received. With respect to securities loaned, the Company receives cash collateral in an amount in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis with additional collateral obtained as necessary.

      Repurchase and resale agreements are treated as collateralized financing transactions and are carried at the amounts at which the securities will be subsequently reacquired or resold, including accrued interest, as specified in the respective agreements. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on the Company's results of operations. The Company's policy is to take possession of securities purchased under agreements to resell. The market value of securities to be repurchased and resold is monitored, and additional collateral is requested where appropriate to protect against credit exposure.

      Brokerage receivables and brokerage payables include margin on futures contracts.

      Other assets include the value of management advisory contracts, which is being amortized on the straight-line method over periods ranging from twelve to twenty years.

      INSURANCE SERVICES

      Premiums from long-duration contracts, principally life insurance, are earned when due. Premiums from short-duration insurance contracts are earned over the related contract period. Short-duration contracts include primarily property and casualty, credit life and accident and health policies, including estimated ultimate premiums on retrospectively rated policies. Benefits and expenses are associated with premiums by means of the provision for future policy benefits, unearned premiums and the deferral and amortization of policy acquisition costs.

      Value of insurance in force represents the actuarially determined present value of anticipated profits to be realized from life and accident and health business on insurance in force at the date of the Company's acquisition of its insurance subsidiaries using the same assumptions that were used for computing related liabilities where appropriate. The value of insurance in force acquired prior to December 31, 1993 is amortized over the premium paying periods in relation to anticipated premiums. The value of insurance in force relating to the acquisition of The Travelers Corporation (old Travelers) was the actuarially determined present value of the projected future profits discounted at interest rates ranging from 14% to 18% for the business acquired. The value of the business in force is amortized over the contract period using current interest crediting rates to accrete interest and using amortization methods based on the specified products. Traditional life insurance is amortized over the period of anticipated premiums; universal life in relation to estimated gross profits; and annuity contracts employing a level yield method. The value of insurance in force is reviewed periodically for recoverability to determine if any adjustment is required.

      Deferred policy acquisition costs for the life business represent the costs of acquiring new business, principally commissions, certain underwriting and agency expenses and the cost of issuing policies. Deferred policy acquisition costs for traditional life business are amortized over the premium-paying periods of the related policies, in proportion to the ratio of the annual premium revenue to the total anticipated premium revenue. Deferred policy acquisition costs of other business lines are generally amortized over the life of the insurance contract or at a constant rate based upon the present value of estimated gross profits expected to be realized. For certain property and casualty lines, acquisition costs (commissions and premium taxes) have been deferred to the extent recoverable from future earned premiums and are amortized ratably over the terms of the related policies. Deferred policy acquisition costs are reviewed to determine if they are recoverable from future income, including investment income, and, if not recoverable, are charged to expense. All other acquisition expenses are charged to operations as incurred.

      Separate and variable accounts primarily represent funds for which investment income and investment gains and losses accrue directly to, and investment risk is borne by, the contractholders. Each account has specific investment objectives. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company. The assets of these accounts are generally carried at market value. Amounts assessed to the contractholders for management services are included in revenues. Deposits, net investment income and realized investment gains and losses for these accounts are excluded from revenues, and related liability increases are excluded from benefits and expenses.

      Other receivables include receivables related to retrospectively rated policies on property-casualty business, net of allowance for estimated uncollectible amounts.

      Insurance policy and claims reserves represent liabilities for future insurance policy benefits. Insurance reserves for traditional life insurance, annuities, and accident and health policies have been computed based upon mortality, morbidity, persistency and interest assumptions applicable to these coverages, which range from 2.5% to 10%, including adverse deviation. These assumptions consider Company experience and industry standards and may be revised if it is determined that future experience will differ substantially from that previously assumed. Property-casualty reserves include (1) unearned premiums representing the unexpired portion of policy premiums, and (2) estimated provisions for both reported and unreported claims incurred and related expenses. The reserves are adjusted regularly based on experience. Included in the insurance policy and claims reserves in the Supplemental Consolidated Statement of Financial Position at December 31, 1996 and 1995 are $1.568 billion and $778 million, respectively, of property-casualty loss reserves related to workers' compensation that have been discounted using an interest rate of 5%.

      In determining insurance policy and claims reserves, the Company carries on a continuing review of its overall position, its reserving techniques and its reinsurance. Reserves for property-casualty insurance losses represent the estimated ultimate cost of all incurred claims and claim adjustment expenses. Since the reserves are based on estimates, the ultimate liability may be more or less than such reserves. The effects of changes in such estimated reserves are included in the results of operations in the period in which the estimates are changed. Such changes may be material to the results of operations and could occur in a future period.

      Contractholder funds represent receipts from the issuance of universal life, pension investment and certain individual annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risk. Account balances are increased by deposits received and interest credited and are reduced by withdrawals, mortality charges and administrative expenses charged to the contractholders. Calculations of contractholder account balances for investment contracts reflect lapse, withdrawal and interest rate assumptions (ranging from 3.8% to 8.6%) based on contract provisions, the Company's experience and industry standards. Contractholder funds also include other funds that policyholders leave on deposit with the Company. The fair value of these contracts is determined by discounting expected cash flows at an interest rate commensurate with the Company's credit risk and the expected timing of cash flows.

      Derivatives used for non-trading purposes. See Note 20 for a discussion of derivatives used for non-trading purposes.

      Permitted Statutory Accounting Practices. The Company's insurance subsidiaries are domiciled principally in Connecticut and Massachusetts and prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of those states. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. The impact of any accounting practices not so prescribed on statutory surplus is not material.

CONSUMER FINANCE SERVICES

Finance related interest and other charges are recognized as income using the constant yield method. Allowances for losses are established by direct charges to income in amounts sufficient to maintain the allowance at a level management determines to be adequate to cover losses in the portfolio. The allowance fluctuates based upon continual review of the loan portfolio and current economic conditions. For financial reporting purposes, finance receivables are considered delinquent when they are 60 days or more contractually past due. Income stops accruing on finance receivables when they are 90 days contractually past due. If payments are made on a finance receivable that is not accruing income, and the receivable is no longer 90 days contractually past due, the accrual of income resumes. Finance receivables are charged against the allowance for losses when considered uncollectible. Personal loans are considered uncollectible when payments are six months contractually past due and six months past due on a recency of payment basis. Loans that are twelve months contractually past due regardless of recency of payment are charged off. Recoveries on losses previously charged to the allowance are credited to the allowance at the time of recovery. Consideration of whether to proceed with foreclosure on loans secured by real estate begins when a loan is 60 days past due on a contractual basis. Real estate credit losses are recognized when the title to the property is obtained.

Fees received and direct costs incurred for the origination of loans are deferred and amortized over the contractual lives of the loans as part of interest income. The remaining unamortized balances are reflected in interest income at the time that the loans are paid in full, renewed or charged off.

2. Business Acquisitions

Acquisition of Aetna P&C

As discussed in Note 1, on April 2, 1996 TAP purchased from Aetna all of the outstanding capital stock of ACSC and SFIC. To finance the purchase price and transaction costs of $4.16 billion and capital contributions of $710 million to Aetna P&C, TAP borrowed $2.65 billion from a syndicate of banks under a five-year revolving credit facility (the Credit Facility) and sold approximately 33 million shares of its Class A Common Stock representing approximately 9% of its outstanding common stock (at that time) to four private investors, including Aetna, for an aggregate of $525 million. The Travelers Insurance Group Inc.
(TIGI), a wholly owned subsidiary of the Company, acquired approximately 328 million shares of Class B Common Stock of TAP in exchange for contributing the outstanding capital stock of Travelers Indemnity and a capital contribution of approximately $1.14 billion. In addition, TRV purchased from TAP $540 million of Series Z Preferred Stock of TAP. Approximately $18 million of the purchase price was funded through the settlement of receivables from Aetna.

On April 23, 1996, TAP sold in a public offering approximately 39 million shares of its Class A Common Stock, representing approximately 9.75% of its outstanding common stock, for total proceeds of $928 million. During the second quarter TAP sold in public offerings $700 million in long-term notes (see Note 11) and through subsidiary trusts $900 million in Trust Preferred Securities (see Note
15). The aggregate proceeds from the above offerings of $2.528 billion, together with the proceeds from the issuance by TAP of approximately $700 million of commercial paper, were used to repay in full the borrowings under the Credit Facility and to redeem in full TAP's Series Z Preferred Stock.

The assets and liabilities of Aetna P&C are reflected in the Supplemental Consolidated Statement of Financial Position at December 31, 1996 on a fully consolidated basis at management's best estimate of their fair values at the acquisition date. The excess of the purchase price over the estimated fair value of net assets is approximately $1.16 billion and is being amortized over 40 years.

During 1996, TAP recorded charges related to the acquisition and integration of Aetna P&C. These charges resulted primarily from anticipated costs of the acquisition and the application of TAP's strategies, policies and practices to Aetna P&C reserves and include: $229.1 million after tax and minority interest ($430 million before tax and minority interest) in reserve increases, net of reinsurance, related primarily to cumulative injury claims other than asbestos (CIOTA); a $44.8 million after tax and minority interest ($84 million before tax and minority interest) provision for an additional asbestos liability related to an existing settlement agreement with a policyholder of Aetna P&C; a $32.0 million after tax and minority interest ($60 million before tax and minority interest) charge related to premium collection issues; a $21.8 million after tax and minority interest ($41 million before tax and minority interest) provision for uncollectibility of reinsurance recoverables; and an $18.7 million after tax and minority interest ($35 million before tax and minority interest) provision for lease and severance costs of Travelers Indemnity related to the restructuring plan for the acquisition. In addition the Company recognized a gain of $363 million (before and after tax) from the issuance of shares of Class A Common Stock by TAP and such gain is not reflected in the pro forma financial information below.

The unaudited pro forma condensed results of operations presented below assume the above transactions had occurred at the beginning of each of the periods presented:

      (in millions, expect per share amounts)          1996          1995*
      --------------------------------------------------------------------------
      Revenues                                       $34,014       $32,594

      Income from continuing operations              $ 3,044       $ 1,740

      Net income                                     $ 2,710       $ 1,890

         Continuing operations                       $  2.53       $  1.40

         Net income                                  $  2.24       $  1.53

* Historical results of Aetna P&C in 1995 include charges of $1.085 billion ($705 million after tax) representing an addition to environmental-related and asbestos-related claims reserves.

The above unaudited pro forma condensed financial information is not necessarily indicative either of the results of operations that would have occurred had this transaction been consummated at the beginning of the periods presented or of future operations of the combined companies.

Supplemental Information to the Supplemental Consolidated Statement of Cash Flows Relating to the Acquisition of Aetna P&C

            (millions)                                                   1996
                                                                       ---------
            Assets and liabilities of business acquired:
              Invested assets                                          $ 13,899
              Reinsurance recoverables and other assets                  10,409
              Insurance policy and claim reserves                       (18,240)
              Other liabilities                                          (1,908)
            -------------------------------------------------------------------
                Cash payment related to business acquisition           $  4,160
            ===================================================================


Acquisition of Shearson Business

In July 1993, Smith Barney acquired the domestic retail brokerage and asset management businesses (the Shearson Businesses) of Shearson Lehman Brothers Holdings Inc., a subsidiary of American Express Company (American Express). In addition to the amounts paid in 1993, Smith Barney Inc. has agreed to pay American Express additional amounts that are contingent upon performance (Contingent Consideration), consisting of up to $50 million per year for three years based on its revenues and 10% of its after-tax profits in excess of $250 million per year over a five-year period. Contingent Consideration paid during 1996, 1995 and 1994 amounted to $110 million, $76 million and $69 million, respectively. The 1996 payment includes a final payout of Contingent Consideration based on revenues. The Contingent Consideration is being accounted for prospectively, as additional purchase price, which will result in amortization over periods of up to 20 years.

Acquisition of Security Pacific

On July 31, 1997, Commercial Credit Company acquired Security Pacific Financial Services from BankAmerica Corporation for a purchase price of approximately $1.6 billion. The purchase included approximately $1.2 billion of net consumer finance receivables and approximately $70 million of other net assets. The excess of the purchase price over the estimated fair value of net assets was $395.2 million and is being amortized over 25 years.

3. Disposition of Subsidiaries and Discontinued Operations

During 1996, gains on sale of subsidiaries and affiliates totaled $445 million pre-tax and consisted of the sale in April of approximately 18% of TAP ($363 million), a net gain from the disposition of certain investment advisory affiliates, including RCM Capital Management, a California Limited Partnership
(RCM) ($34 million) and the sale in the third quarter of The Mortgage Corporation Limited ($48 million).

During 1994, gains on sale of subsidiaries and affiliates totaled $226 million pre-tax and consisted of the sale in December of American Capital Management & Research Inc. (American Capital) ($162 million), the sale in November of Smith Barney's investment in HG Asia Holdings Ltd. ($34 million), and the sale in October of Bankers and Shippers Insurance Company ($30 million).

Transport Spin-off

On September 29, 1995, the Company made a pro rata distribution to the Company's stockholders of shares of Class A Common Stock, $.01 par value per share, of Transport Holdings Inc. (Holdings), which at the time was a wholly owned subsidiary of the Company, and the indirect owner of Transport Life Insurance Company. The results of Holdings were included in income from continuing operations through September 29, 1995, the spin-off date.

Discontinued Operations

In December 1994, the Company sold its group dental insurance business to Metropolitan Life Insurance Company (MetLife) for $52 million and recognized an after-tax gain of $9 million ($28 million pre-tax), and on January 3, 1995 the Company sold its group life business as well as its related non-medical group insurance businesses to MetLife for $350 million and recognized in the first quarter of 1995 an after-tax gain of $20 million ($31 million pre-tax). In connection with the sale, The Travelers Insurance Company (TIC) ceded 100% of its risks in the group life and related businesses to MetLife on an indemnity reinsurance basis, effective January 1, 1995. In connection with the reinsurance transaction, TIC transferred assets with a fair market value of approximately $1.5 billion to MetLife, equal to the statutory reserves and other liabilities transferred.

On January 3, 1995, TIC and MetLife, and certain of their affiliates, formed The MetraHealth Companies, Inc. (MetraHealth) joint venture by contributing their medical businesses to MetraHealth, in exchange for shares of common stock of MetraHealth. No gain was recognized upon the formation of the joint venture. Upon formation of the joint venture TIC and its affiliates owned 50% of the outstanding capital stock of MetraHealth, and the other 50% was owned by MetLife and its affiliates. In March 1995, MetraHealth acquired HealthSpring, Inc. for common stock of MetraHealth, resulting in a reduction in the participation of the Company and MetLife in the MetraHealth venture to 48.25% each.

In October 1995, the Company completed the sale of its ownership in MetraHealth to United HealthCare Corporation. Gross proceeds to the Company in 1995 were $831 million in cash, and the Company recognized a gain in 1995 of $110 million after tax ($165 million pre-tax). During 1996 the Company received a contingency payment (based on MetraHealth's 1995 results) and recognized a gain in 1996 of $31 million after tax ($48 million pre-tax). Both of these gains are reflected in discontinued operations.

All of the businesses sold to MetLife or contributed to MetraHealth have been accounted for as a discontinued operation. Revenues from discontinued operations for the years ended December 31, 1995 and 1994 amounted to $1.040 billion and $3.522 billion, respectively. Revenues in 1996 were immaterial.

In March 1997, the Company entered into a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, Inc. (Basis), a wholly owned subsidiary which owns and operates oil refineries in the U.S. Gulf Coast area, to Valero Energy Corporation (Valero). This transaction resulted in a pre-tax loss of approximately $505 million ($290 million after tax). The sale was completed on May 1, 1997. Proceeds from the sale included cash of $365 million, Valero common stock with a market value of $120 million and participation payments based on a fixed notional throughput and the difference, if any, between an average market crackspread, as defined, and a base crackspread, as defined, over each of the next ten years. The total of the participation payments is capped at $200 million, with a maximum of $35 million per year. In addition, as a result of Valero's merger agreement with PG&E Corporation, Valero's common stock was exchanged for stock of PG&E Corporation and a new stock of the spin-off company (New Valero), representing Valero's refining assets. In the third quarter of 1997, the Company liquidated its interest in the PG&E and New Valero common stock. In July 1997, the Company paid Valero $3 million in connection with the final determination of working capital. The estimated loss includes severance costs and anticipated operating losses to be incurred prior to the completion of the sale, and reflects other estimates of value at time of closing. Revenues of Basis for the years ended December 31, 1996, 1995 and 1994 were immaterial.

4. Business Segment Information

The Company is a diversified, integrated financial services company engaged in investment services, life and property and casualty insurance services and consumer finance. The following table presents certain information regarding these industry segments:

(millions)                                           1996           1995             1994
                                                   -------        --------         --------
Revenues
Investment Services                                $18,871        $ 17,512         $ 13,466
Life Insurance Services                              3,765           3,858            3,488
Property & Casualty Insurance Services               8,224           4,545            4,538
Consumer Finance Services                            1,411           1,354            1,239
Corporate and Other                                    143              18              (12)
                                                   -------        --------         --------
                                                   $32,414        $ 27,287         $ 22,719
                                                   =======        ========         ========

Income from continuing operations
  before income taxes and minority interest
Investment Services                                $ 3,073        $  1,827         $   (117)
Life Insurance Services                              1,009             893              651
Property & Casualty Insurance Services                 512             595              307
Consumer Finance Services                              343             378              356
Corporate and Other                                     71            (373)            (172)
                                                   -------        --------         --------
                                                   $ 5,008        $  3,320         $  1,025
                                                   =======        ========         ========

Income from continuing operations
Investment Services                               $  1,871        $   1,112         $      12
Life Insurance Services                                653              581               421
Property & Casualty Insurance Services
  (after minority interest of $47 in 1996)             362              453               249
Consumer Finance Services                              223              246               227
Corporate and Other                                    173             (251)             (162)
                                                  --------        ---------         ---------
                                                  $  3,282        $   2,141         $     747
                                                  ========        =========         =========
Identifiable assets
Investment Services                               $246,126        $ 229,404         $ 218,070
Life Insurance Services                             40,329           37,912            33,151
Property & Casualty Insurance Services              49,779           23,647            22,007
Consumer Finance Services                            9,061            8,196             7,729
Corporate and Other                                    653            3,185             6,136
                                                  --------        ---------         ---------
                                                  $345,948        $ 302,344         $ 287,093
                                                  ========        =========         =========

The Investment Services segment consists of investment banking, asset management, securities brokerage, proprietary trading, and other financial services provided through Salomon Smith Barney and its subsidiaries for all years presented, and in 1994 only, the investment management services provided by RCM (sold in June 1996) and the mutual fund management and distribution services provided through American Capital (sold in December 1994, see Note 3).

The Life Insurance Services segment includes individual and group life insurance, accident and health insurance, annuities and investment products, which are offered primarily through The Travelers Insurance Company, The Travelers Life and Annuity Company and Primerica Financial Services (PFS).

The Property & Casualty Insurance Services segment provides property-casualty insurance, including workers' compensation, liability, automobile, property and commercial multi-peril to businesses and other institutions and automobile and homeowners insurance to individuals. Property-casualty insurance policies are issued primarily by subsidiaries of the Company's newly formed majority-owned subsidiary Travelers Property Casualty Corp. and its property-casualty insurance subsidiaries, including Travelers Indemnity, Gulf Insurance Company, ACSC and SFIC.

The Consumer Finance Services segment includes consumer lending (including secured and unsecured personal loans, real estate-secured loans and consumer goods financing) and credit cards. Also included in this segment are credit-related insurance services provided through American Health and Life Insurance Company (AHL) and its affiliate.

Corporate and Other consists of corporate staff and treasury operations, certain corporate income and expenses that have not been allocated to the operating subsidiaries, including gains and losses from the sale of stock of subsidiaries and affiliates. RCM, the remaining component of what were the Mutual Funds and Asset Management operations in 1994, is reported as part of Corporate and Other in 1995 and through its date of sale in 1996.

Cumulative effect of accounting changes, and capital expenditures for property, plant and equipment and related depreciation expense are not material to any of the business segments. Intersegment sales are not significant.

For gains and special charges included in each segment, see "Results of Operations" discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations.

The operations of the Company's Life Insurance, Property and Casualty Insurance and Consumer Finance segments are conducted predominantly in North America. The Investments Services segment conducts business primarily in North America, Europe and Asia. The following table sets forth financial data by geographic location for the Company's Investment Services segment.

                                              Income (Loss) Before
                                                Income Taxes From
(millions)                       Revenues     Continuing Operations     Total Assets
-------------------------------------------------------------------------------------
Year Ended December 31, 1996
  North America                   $15,326            $2,952                 $152,435
  Europe                            3,365                77                   76,875
  Asia and Other                      180                44                   16,816
-------------------------------------------------------------------------------------
Investment Services               $18,871            $3,073                 $246,126
=====================================================================================
Year Ended December 31, 1995
  North America                   $12,869            $1,263                 $141,973
  Europe                            4,370               607                   75,292
  Asia and Other                      273               (43)                  12,139
-------------------------------------------------------------------------------------
Investment Services               $17,512            $1,827                 $229,404
=====================================================================================
Year Ended December 31, 1994
  North America                   $11,188              $618                 $144,992
  Europe                            1,717              (845)                  65,082
  Asia and Other                      561               110                    7,996
-------------------------------------------------------------------------------------
Investment Services               $13,466             $(117)                $218,070
=====================================================================================

5. Principal Transaction Revenues

The following table presents principal transaction revenues by business activity from continuing operations for the years ended December 31, 1996, 1995 and 1994.

--------------------------------------------------------------------------------
(millions)

For the Year Ended December 31,                      1996       1995       1994
--------------------------------------------------------------------------------

Fixed Income                                        $2,049       $900      $132

Equities                                               576        995       357

Physical commodities                                   393        238       191

Other                                                    9          7      (260)
--------------------------------------------------------------------------------
Principal transaction revenues                      $3,027     $2,140      $420
================================================================================

Fixed income revenues include realized and unrealized gains and losses arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt, municipal securities, preferred stock, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), and emerging market fixed income securities and derivatives. Revenues also include realized and unrealized gains and losses generated from a variety of fixed income securities utilized in arbitrage strategies for the Company's own account, and realized and unrealized gains and losses arising from the spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options. Realized and unrealized gains and losses resulting from changes in the market or fair value of options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities are reflected as fixed income revenue.

Equities. Revenues from equities consist of realized and unrealized gains and losses arising from proprietary and customer trading of U.S. and non-U.S. equity securities, including common and convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants. Revenues also include realized and unrealized gains and losses on equity securities and related derivatives utilized in arbitrage strategies for the Company's own account.

Physical commodities trading is conducted primarily through Salomon Smith Barney's wholly owned subsidiary Phibro Inc. (Phibro). Phibro trades crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, coffee, grains, cocoa and sugar. In 1996, Phibro discontinued trading coal, coke and fertilizers. Commodity revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

Other. 1994 results reflect a pre tax charge of $303 million ($189 million after-tax) to correct general ledger balances, of which $194 million ($126 million after-tax) is related to London-based companies and $109 million ($63 million after-tax) arose from the completion of a detailed review of Salomon's general ledger balances related to interest rate swaps.

6. Investments

Fair values of investments in fixed maturities are based on quoted market prices or dealer quotes or, if these are not available, discounted expected cash flows using market rates commensurate with the credit quality and maturity of the investment. The fair value of investments for which a quoted market price or dealer quote are not available amounted to $6.1 billion and $5.9 billion at December 31, 1996 and 1995, respectively.

     The amortized cost and estimated market values of investments in fixed maturities were as follows:

                                                                Amortized       Gross Unrealized       Market
                                                                          ----------------------------
December 31, 1996                                                  Cost      Gains           Losses     Value
                                                              ----------------------- --------------------------
(millions)
Available for sale:
    Mortgage-backed securities-principally obligations of U.S.
        Government agencies                                      $ 8,416      $146           $ (38)   $ 8,524

    U.S. Treasury securities and obligations of
        U.S. Government corporations and agencies                  3,757       102             (11)     3,848

    Obligations of states and political subdivisions               5,254       124             (31)     5,347

    Debt securities issued by foreign governments                  1,161        41              (4)     1,198

    Corporate securities                                          24,636       462             (70)    25,028
                                                              -------------------------------------------------
                                                                 $43,224      $875           $(154)   $43,945
                                                              =================================================

Held to maturity, principally mortgage-backed securities         $    53      $  9           $   -    $    62
                                                              =================================================


                                                                Amortized       Gross Unrealized       Market
                                                                          ----------------------------
December 31, 1996                                                  Cost      Gains           Losses     Value
                                                              ----------------------- --------------------------
(millions)
Available for sale:
    Mortgage-backed securities-principally obligations of U.S.
        Government agencies                                      $ 5,936      $  169         $(20)    $ 6,085

    U.S. Treasury securities and obligations of
        U.S. Government corporations and agencies                  2,653         195            -       2,848

    Obligations of states and political subdivisions               3,993         110          (11)      4,092

    Debt securities issued by foreign governments                    433          20            -         453

    Corporate securities                                          16,569         619          (22)     17,166
                                                              -------------------------------------------------
                                                                 $29,584      $1,113         $(53)    $30,644
                                                              =================================================
Held to maturity, principally mortgage-backed securities         $    68      $   11         $  -     $    79
                                                              =================================================

The amortized cost and estimated market value at December 31, 1996 by contractual maturity are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      Estimated
(millions)                                             Amortized        Market
                                                          Cost          Value
                                                        -------        -------

Due in one year or less                                 $ 2,003        $ 2,012
Due after one year through five years                    10,962         11,095
Due after five years through ten years                   10,249         10,409
Due after ten years                                      11,594         11,905
                                                        -------        -------
                                                         34,808         35,421
Mortgage-backed securities                                8,469          8,586
                                                        -------        -------
                                                        $43,277        $44,007
                                                        =======        =======

Realized gains and losses on fixed maturities for the years ended December 31, were as follows:

(millions)                                1996             1995             1994
                                          ----             ----             ----

Realized gains
  Pre-tax                                 $231             $157             $ 52
                                          ----             ----             ----
  After-tax                               $150             $102             $ 34
                                          ----             ----             ----
Realized losses
  Pre-tax                                 $361             $244             $201
                                          ----             ----             ----
  After-tax                               $235             $159             $131
                                          ----             ----             ----

Net realized gains on equity securities and other investments, after-tax, amounted to $120 million, $155 million and $18 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net unrealized gains (losses) on equity securities at December 31, 1996 and 1995 were $44 million and $97 million, respectively.

The Company had industry concentrations of corporate bonds and short-term investments at December 31 as follows:

(millions)                                            1996                 1995
                                                     ------               ------

Finance                                              $4,399               $2,342
Banking                                              $4,252               $2,138
Electric utilities                                   $2,268               $1,582
Oil and gas                                          $1,533               $1,362

At December 31, significant concentrations of mortgage loans and real estate were for properties located in highly populated areas in the states listed below:

                                    Mortgage Loans                Real Estate
                                 -------------------           -----------------
(millions)                       1996           1995           1996         1995
                                 ----           ----           ----         ----

California                       $811          $1,121          $393          $51
New York                         $390          $  429            --          $49
Florida                          $283          $  323          $ 49          $17
Texas                            $283          $  300          $ 36          $56
Massachusetts                    $276          $  111          $ 17          $ 4
Illinois                         $182          $  203          $ 81          $58
Virginia                         $247          $  194          $ --          $--

Other mortgage loan and real estate investments are dispersed throughout the United States, with no combined holdings in any other state exceeding $200 million.

Aggregate annual maturities on mortgage loans are as follows:

                          (millions)

                          Past maturity        $   82
                          1997                    462
                          1998                    438
                          1999                    538
                          2000                    556
                          2001                    277
                          Thereafter            1,459
                                               ------
                                               $3,812
                                               ======

7. Securities Borrowed, Loaned and Subject to Repurchase Agreements

Securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

            (millions)                                    1996           1995
                                                         -------        -------

            Resale agreements                            $72,881        $60,509
            Deposits paid for securities borrowed         25,104         24,517
                                                         -------        -------
                                                         $97,985        $85,026
                                                         =======        =======

Securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

            (millions)                                    1996           1995
                                                         -------        -------

            Repurchase agreements                        $ 97,282       $108,996
            Deposits received for securities loaned         6,290          4,474
                                                         -------        -------
                                                         $103,572       $113,470
                                                         ========       ========

The resale and repurchase agreements represent collateralized financing transactions used to generate net interest income and facilitate trading activity. These instruments are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year. It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Resale agreements and repurchase agreements are reported net by counterparty, when applicable, pursuant to FASB Interpretation 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements" (FIN 41). Excluding the impact of FIN 41, resale agreements totaled $88.0 billion at December 31, 1996. At December 31, 1996, the market value of securities collateralizing resale agreements was $89.0 billion.

Deposits paid for securities borrowed (securities borrowed) and deposits received for securities loaned (securities loaned) are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities. Securities borrowed transactions require the Company to deposit cash with the lender. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of securities loaned. The Company monitors the market value of securities borrowed and securities loaned daily, and additional collateral is obtained as necessary. At December 31, 1996, the market value of securities collateralizing securities borrowed was $24.6 billion.

8. Brokerage Receivables and Brokerage Payables

The Company has receivables and payables for financial instruments purchased from and sold to brokers and dealers and customers. The Company is exposed to risk of loss from the inability of brokers and dealers or customers to pay for purchases or to deliver the financial instrument sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction.

The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily, and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and brokers and dealers engaged in forward and futures and other transactions deemed to be credit-sensitive.

Brokerage receivables and brokerage payables, which arise in the normal course of business, consisted of the following at December 31:

(millions)                                                           1996           1995
                                                                    -------        -------
Receivables from customers                                          $ 9,488        $ 8,603
Receivables from brokers, dealers and clearing organizations          2,104          1,709
                                                                    -------        -------
  Total brokerage receivables                                       $11,592        $10,312
                                                                    =======        =======

Payables to customers                                               $ 8,160        $ 7,490
Payables to brokers, dealers and clearing organizations               1,859          4,667
                                                                    -------        -------
  Total brokerage payables                                          $10,019        $12,157
                                                                    =======        =======

9. Trading Securities and Commodities

Trading securities and commodities at market value consisted of the following at December 31:

                                                                  1996                       1995
                                                          ----------------------   -------------------------
(millions)                                                                Sold                      Sold
                                                                        Not Yet                   Not Yet
                                                            Owned      Purchased      Owned      Purchased
                                                          ---------  -----------   ----------  -------------
Government and government agency securities - U.S.        $  51,980      $41,864     $ 50,004      $24,845
Government and government agency  securities - non-U.S.      35,189       31,699       39,842       21,994
Corporate debt securities                                    14,668        2,334       13,030        1,854
Equity securities                                             7,396        6,142        4,952        3,823
Contractual commitments                                       7,218        9,984        7,428        9,446
Mortgage loans and collateralized mortgage securities         4,345            -        2,347            -
Physical commodities                                            995            9        1,223          278
Other                                                         4,777            -        2,976            -
                                                          ---------  -----------   ----------  -------------
                                                          $ 126,568      $92,032     $121,802      $62,240
                                                          =========  ===========   ==========  =============

      See Note 20 for a discussion of trading securities, commodities, derivatives and related risks.

10. Consumer Finance Receivables

      Consumer finance receivables, net of unearned finance charges of $635 million and $690 million at December 31, 1996 and 1995, respectively, consisted of the following:

      (millions)                                    1996           1995
                                                   -------        -------
      Real estate-secured loans                    $ 3,457        $ 2,957
      Personal loans                                 3,200          3,051
      Credit cards                                     907            762
      Sales finance and other                          507            468
                                                   -------        -------
      Consumer finance receivables                   8,071          7,238
      Accrued interest receivable                       54             47
      Allowance for credit losses                     (240)          (193)
                                                   -------        -------
      Net consumer finance receivables             $ 7,885        $ 7,092
                                                   =======        =======

      An analysis of the allowance for credit losses on consumer finance receivables at December 31, was as follows:

     (millions)                                                   1996          1995          1994
                                                                 -------       -------       -------
      Balance, January 1                                         $   193       $   182       $   168
      Provision for consumer finance credit losses                   260           171           152
      Amounts written off                                           (245)         (188)         (163)
      Recovery of amounts previously written off                      26            27            25
      Allowance on receivables purchased                               6             1            --
                                                                 -------       -------       -------
      Balance, December 31                                       $   240       $   193       $   182
                                                                 -------       -------       -------
      Net outstandings                                           $ 8,071       $ 7,238       $ 6,885
                                                                 -------       -------       -------
      Allowance for credit losses as a % of net outstandings        2.97%         2.66%         2.64%
                                                                 =======       =======       =======

      Contractual maturities of receivables before deducting unearned finance charges and excluding accrued interest were as follows:

                                Receivables
                                Outstanding                                                                        Due
(millions)                      December 31,          Due            Due             Due            Due           After
                                    1996              1997           1998            1999           2000           2000
                              -----------------    -----------    -----------     -----------     ---------     -----------
Real-estate secured loans         $3,505             $  193         $  199          $  211           $252         $2,650
Personal loans                     3,710              1,137            996             747            431            399
Credit cards                         905                 67             63              58             53            664
Sales finance and other              586                343            117              57             46             23
                              -------------        -----------    -----------     -----------     ---------     -----------
                                  $8,706             $1,740         $1,375          $1,073           $782         $3,736
                              -------------        -----------    -----------     -----------     ---------     -----------
Percentage                         100%                20%            16%             12%             9%           43%
                              =============        ===========    ===========     ===========     =========     ===========

Contractual terms average 16 years on real estate-secured loans (excluding call provisions) and 4 years on personal loans. Experience has shown that a substantial amount of the receivables will be renewed or repaid prior to contractual maturity dates. Accordingly, the foregoing tabulation should not be regarded as a forecast of future cash collections.

The Company has a geographically diverse consumer finance loan portfolio. At December 31, the distribution by state was as follows:

                                                  1996               1995
                                               --------           --------
     Ohio                                          11%                12%
     North Carolina                                 9%                10%
     Pennsylvania                                   6%                 7%
     California                                     6%                 5%
     South Carolina                                 6%                 6%
     Texas                                          5%                 5%
     Tennessee                                      5%                 5%
     All other states*                             52%                50%
                                               --------           --------
                                                  100%               100%
                                               ========           ========

* In 1996 none of the remaining states individually accounts for more than 5% of total consumer finance receivables.

The estimated fair value of the consumer finance receivables portfolio depends on the methodology selected to value such portfolio (i.e., exit value versus entry value). Exit value represents a valuation of the portfolio based upon sales of comparable portfolios which takes into account the value of customer relationships and the current level of funding costs. Under the exit value methodology, the estimated fair value of the receivables portfolio at December 31, 1996 is approximately $671 million above the recorded carrying value. Entry value is determined by comparing the portfolio yields to the yield at which new loans are being originated. Under the entry value methodology, the estimated fair value of the receivables portfolio at December 31, 1996 is approximately equal to the aggregate carrying value due to the increase in variable rate receivables whose rates are periodically reset and the fact that the average yield on fixed rate receivables is approximately equal to that on new fixed rate loans made at year-end 1996. Fair values included in Note 21 are based on the exit value methodology.

11. Debt

Investment banking and brokerage borrowings

Investment banking and brokerage borrowings consisted of the following at December 31:

                               1996                         1995
                     --------------------------    ---------------------------
                                     Weighted                      Weighted
                                     Average                        Average
                      Balance     Interest Rate     Balance      Interest Rate
                     -----------  -------------    ---------   ---------------

Bank borrowings        $ 4,388          5.8%         $ 4,081         4.9%
Commercial paper         4,133          5.7%           3,198         5.9%
Other                    1,499                         3,970
                       -------                       -------
                       $10,020                       $11,249
                       =======                       =======

Investment banking and brokerage borrowings are short-term in nature and include commercial paper, bank borrowings and other borrowings, such as deposit liabilities, used to finance Salomon Smith Barney's operations, including the securities settlement process. Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All commercial paper outstanding at December 31, 1996 and 1995 was U.S dollar denominated.

Smith Barney has a $500 million, 364-day revolving credit agreement with a bank syndicate that extends through May 1997. Smith Barney may borrow under its revolving credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. As of December 31, 1996, there were no borrowings outstanding under this facility.

Salomon Brothers Inc (SBI), an indirect wholly owned subsidiary of Salomon Smith Barney, has a $2.1 billion committed secured standby bank credit facility for financing securities positions. The facility contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $587 million and SBI's net worth exceeded the minimum amount required by $496 million at December 31, 1996. In 1996, Salomon Brothers International Limited (SBIL), an indirect wholly owned subsidiary of Salomon Smith Barney, entered into a $1.0 billion committed securities repurchase facility. The facility is subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources, as defined. At December 31, 1996, SBIL was in compliance with all covenants related to this facility. In 1996, Phibro entered into a $500 million unsecured committed revolving line of credit. This facility requires Phibro to maintain minimum levels of capital and net working capital, as defined. Phibro exceeded these minimums at December 31, 1996. At December 31, 1996, there were no outstanding borrowings under any of these facilities.

Smith Barney is limited by covenants in its revolving credit facility as to the amount of dividends that may be paid to TRV.

Salomon Smith Barney also has substantial borrowing arrangements consisting of facilities that it has been advised are available, but where no contractual lending obligation exists.

Short-term borrowings

At December 31, short-term borrowings consisted of commercial paper outstanding with weighted average interest rates as follows:

                                             1996                            1995
                                 ------------------------------  ------------------------------
(millions)                       Outstanding      Interest Rate  Outstanding      Interest Rate
                                 -----------      -------------  -----------      -------------
Commercial Credit Company             $1,482          5.55%           $1,394          5.86%
Travelers Property Casualty Corp.         25          5.64%               --            --
The Travelers Insurance Company           50          5.53%               74          5.84%
                                      ------                          ------
                                      $1,557                          $1,468
                                      ======                          ======

TRV, Commercial Credit Company (CCC), TAP and The Travelers Insurance Company
(TIC) issue commercial paper directly to investors. Each maintains unused credit availability under its respective bank lines of credit at least equal to the amount of its outstanding commercial paper. Each may borrow under its revolving credit facilities at various interest rate options (LIBOR, CD, base rate or money market) and compensates the banks for the facilities through commitment fees.

TRV, CCC and TIC have an agreement with a syndicate of banks to provide $1.0 billion of revolving credit, to be allocated to any of TRV, CCC or TIC. The participation of TIC in this agreement is limited to $250 million. The revolving credit facility consists of five-year revolving credit facility which expires in June 2001. At December 31, 1996, $250 million was allocated to TRV, $650 million was allocated to CCC, and $100 million was allocated to TIC. Under this facility, the Company is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1996, this requirement was exceeded by approximately $4.3 billion. At December 31, 1996, there were no borrowings outstanding under this facility.

At December 31, 1996, CCC also had a committed and available revolving credit facility on a stand-alone basis of $1.5 billion, which expires in 2001.

CCC is limited by covenants in its revolving credit agreements as to the amount of dividends and advances that may be made to its parent or its affiliated companies. At December 31, 1996, CCC would have been able to remit $308 million to the parent under its most restrictive covenants.

As discussed in Note 2, during the first quarter of 1996 TAP entered into a five-year revolving credit facility in the amount of $2.65 billion with a syndicate of banks. The Credit Facility was used to finance in part the purchase of Aetna P&C. All borrowings under the Credit Facility have been repaid in full. The Credit Facility was subsequently amended to extend the maturity to December 2001 and reduce the amount available to $500 million, none of which is currently utilized. Under the Credit Facility TAP is required to maintain a certain level of consolidated stockholders' equity (as defined in the agreement). At December 31, 1996, this requirement was exceeded by approximately $2.8 billion.

The carrying value of short-term borrowings approximates fair value.

Long-term debt

At December 31, long-term debt was as follows:

                                            Weighted
                                             Average
(millions)                                 Coupon Rate       Maturities         1996            1995
                                           -----------       ----------       --------         -------
Travelers Group Inc.
        Senior Notes                           7.34%         1997-2025        $  1,848         $ 1,948
        Other(a)                                                                    55              94
Commercial Credit Company
        Senior Notes                           7.09%         1997-2025           5,750           5,200
Salomon Smith Barney Holdings Inc.
        Senior Notes (b)                       6.26%         1997-2023          15,738          14,920
Travelers Property Casualty Corp.
        Senior Notes                           6.83%         1999-2026           1,250              --
        Other(c)                                                                    (1)             --
The Travelers Insurance Group Inc.
        Other(d)                                                                    56              73
                                                                              --------         -------

Total
        Senior Notes                                                          $ 24,586         $22,068
        Other                                                                      110             167
                                                                              --------         -------
                                                                              $ 24,696         $22,235
                                                                              ========         =======

(a) Unamortized premium of $20 million in 1996 and $27 million in 1995; and an ESOP note guarantee of $35 million in 1996 and $67 million in 1995.
(b) Includes $4.036 billion and $3.774 billion of non-U.S. dollar denominated debt at December 31, 1996 and 1995, respectively.
(c)   Unamortized discount.
(d)   Principally 12% GNMA/FNMA-collateralized obligations.

Salomon Smith Barney issues both U.S. dollar and non-U.S. dollar denominated fixed and variable rate debt. However, Salomon Smith Barney utilizes interest rate swap agreements to effectively convert most of its fixed rate debt to variable rate debt. The maturity structure of the swaps generally corresponds with the maturity structure of the debt being hedged. At December 31, 1996, Salomon Smith Barney had entered into interest rate swaps to convert $8.8 billion of its $11.7 billion of fixed rate debt to variable rate obligations. The contractual weighted average fixed rate on swapped fixed rate debt and the weighted average variable rate on swapped debt (Salomon Smith Barney's actual borrowing cost) was 6.8% and 6.1% at December 31, 1996 and 6.8% and 6.2% at December 31, 1995, respectively.

Smith Barney has $1.0 billion revolving credit agreement with a bank syndicate that extends through May 1999. Smith Barney may borrow under this credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. As of December 31, 1996 there were no borrowings outstanding under this facility.

Aggregate annual maturities for the next five years on long-term debt obligations (based on final maturity dates) excluding principal payments on the ESOP loan obligation and the 12% GNMA/FNMA-collateralized obligations, are as follows:

(millions)                              1997       1998       1999       2000       2001   Thereafter(a)
                                       ------     ------     ------     ------     ------  -------------
Travelers Group Inc.                   $  185     $  250     $  100     $  200     $   --     $1,113
Commercial Credit Company                 350        300        350        750        700      3,300
Salomon Smith Barney Holdings Inc.      3,103      2,937      2,494      1,800      1,326      4,078
Travelers Property Casualty Corp.          --         --        400         --        500        350
                                       ------     ------     ------     ------     ------     ------
                                       $3,638     $3,487     $3,344     $2,750     $2,526     $8,841
                                       ======     ======     ======     ======     ======     ======

(a) Includes $450 million redeemable at option of holders during 1999 at face amount.

The fair value of the Company's long-term debt is estimated based on the quoted market price for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities. At December 31, 1996 the carrying value and the fair value of the Company's long-term debt were:

(millions)                                              Carrying          Fair
                                                          Value           Value
                                                         -------         -------
Travelers Group Inc.                                     $ 1,903         $ 1,926
Commercial Credit Company                                  5,750           5,888
Salomon Smith Barney Holdings Inc.                        15,738          15,943
Travelers Property Casualty Corp.                          1,249           1,246
The Travelers Insurance Group Inc.                            56              62
                                                         -------         -------
                                                         $24,696         $25,065
                                                         =======         =======

12. Insurance Policy and Claims Reserves

Insurance policy and claims reserves consisted of the following at December 31:

(millions)                                              1996              1995
                                                       -------           -------

Benefit and loss reserves:
  Property-casualty                                    $29,967           $14,715
  Accident and health                                      928               754
  Life and annuity                                       8,555             8,663
Unearned premiums                                        3,909             2,166
Policy and contract claims                                 585               622
                                                       -------           -------
                                                       $43,944           $26,920
                                                       =======           =======

The table below is a reconciliation of beginning and ending property-casualty reserve balances for claims and claim adjustment expenses for the years ended December 31:

(millions)                                                               1996         1995          1994
                                                                        -------     --------      --------
Claims and claim adjustment expense reserves
  at beginning of year                                                  $14,715     $ 13,872      $ 13,805
    Less reinsurance recoverables on unpaid losses                        4,613        3,621         3,615
                                                                        -------     --------      --------
Net balance at beginning of year                                         10,102       10,251        10,190
                                                                        -------     --------      --------
Provision for claims and claim adjustment expenses
  for claims arising in the current year                                  4,827        2,898         3,201
Estimated claims and claim adjustment expenses for claims
  arising in prior years                                                    192         (227)         (248)
Increase for purchase of Aetna P&C                                       11,752           --            --
                                                                        -------     --------      --------
        Total increases                                                  16,771        2,671         2,953
                                                                        -------     --------      --------
Claims and claim adjustment expense payments for claims arising in:
    Current year                                                          1,858          887           989
    Prior years                                                           3,199        1,933         1,903
                                                                        -------     --------      --------
        Total payments                                                    5,057        2,820         2,892
                                                                        -------     --------      --------
Net balance at end of year                                               21,816       10,102        10,251
    Plus reinsurance recoverables on unpaid losses                        8,151        4,613         3,621
                                                                        -------     --------      --------
Claims and claim adjustment expense reserves at end of year             $29,967     $ 14,715      $ 13,872
                                                                        -------     --------      --------

In 1996 estimated claims and claim adjustment expenses for claims arising in prior years included $238 million of net favorable development in certain Commercial Lines and Personal Lines coverages. Also in 1996, estimated claims and claim adjustment expenses for claims arising in prior years included $430 million within Commercial Lines related to acquisition-related charges primarily related to CIOTA, insurance products involving financial guarantees, and assumed reinsurance. In addition, as a result of the Company's review of Aetna P&C's insurance reserves, Commercial Lines reserves were increased by $60 million and Personal Lines reserves were decreased by $60 million.

In 1995, estimated claims and claim adjustment expenses for claims arising in prior years included favorable loss development in certain workers' compensation, general liability and commercial auto lines of approximately $150 million; however, since the business to which it relates is subject to premium adjustments on retrospectively rated policies, the net impact on results of operations is not significant. In addition, in 1995 estimated claims and claim adjustment expenses for claims arising in prior years included favorable loss development in Personal Lines of approximately $60 million.

In 1994, estimated claims and claim adjustment expenses for claims arising in prior years included favorable loss development in Personal Lines automobile and homeowners coverage of $100 million, offset by unfavorable development of $100 million for Commercial Lines asbestos and environmental claims from 1985 and prior. In addition, in 1994 Commercial Lines experienced favorable prior year loss development in workers' compensation, other liability and commercial automobile product lines in its National Accounts business for post-1985 accident years. This favorable development amounted to $261 million; however, since the business to which it relates is subject to premium adjustments on retrospectively rated policies, the net impact on results of operations is not significant.

The property-casualty claims and claim adjustment expense reserves include $2.315 billion and $806 million for asbestos and environmental related claims net of reinsurance at December 31, 1996 and 1995, respectively.

It is difficult to estimate the reserves for environmental and asbestos-related claims due to the vagaries of court coverage decisions, plaintiffs' expanded theories of liability, the risks inherent in major litigation and other uncertainties. Conventional actuarial techniques are not used to estimate such reserves.

For environmental claims, the Company estimates its financial exposure and establishes reserves based upon an analysis of its historical claim experience and the facts of the individual underlying claims. More specifically, the unique facts presented in each claim are evaluated individually and collectively. Due consideration is given to the many variables presented in each claim, as discussed above.

The following factors are evaluated in projecting the ultimate reserve for asbestos-related claims: available insurance coverage; limits and deductibles; an analysis of each policyholder's potential liability; jurisdictional involvement; past and projected future claim activity; past settlement values of similar claims; allocated claim adjustment expense; potential role of other insurance, and applicable coverage defenses, if any. Once the gross ultimate exposure for indemnity and allocated claim adjustment expense is determined for a policyholder by policy year, a ceded projection is calculated based on any applicable facultative and treaty reinsurance. In addition, a similar review is conducted for asbestos property damage claims. However, due to the relatively minor claim volume, these reserves have remained at a constant level.

As a result of these processes and procedures, the reserves carried for environmental and asbestos claims at December 31, 1996 are the Company's best estimate of ultimate claims and claim adjustment expenses, based upon known facts and current law. However, the conditions surrounding the final resolution of these claims continues to change. Currently, it is not possible to predict changes in the legal and legislative environment and their impact on the future development of asbestos and environmental claims. Such development will be impacted by future court decisions and interpretations and changes in Superfund and other legislation. Because of these future unknowns, additional liabilities may arise for amounts in excess of the current reserves. These additional amounts, or a range of these additional amounts, cannot now be reasonably estimated, and could result in a liability exceeding reserves by an amount that would be material to the Company's operating results in a future period. However, the Company believes that it is not likely that these claims will have a material adverse effect on the Company's financial condition or liquidity.

The Company has a geographic exposure to catastrophe losses in certain North Atlantic states, California and South Florida. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, severe winter weather, explosions and fires, and the incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. The Company generally seeks to reduce its exposure to catastrophe through individual risk selection and the purchase of catastrophe reinsurance.

13. Reinsurance

The Company's insurance operations participate in reinsurance in order to limit losses, minimize exposure to large risks, provide additional capacity for future growth and effect business-sharing arrangements. Life reinsurance is accomplished through various plans of reinsurance, primarily coinsurance, modified coinsurance and yearly renewable term. Property-casualty reinsurance is placed on both a quota-share and excess of loss basis. The property-casualty insurance subsidiaries also participate as a servicing carrier for, and a member of, several pools and associations. Reinsurance ceded arrangements do not discharge the insurance subsidiaries or the Company as the primary insurer, except for cases involving a novation.

Reinsurance amounts included in the Supplemental Consolidated Statement of Income were:

                                                            Ceded to
(millions)                                       Gross        Other         Net
                                                Amount      Companies     Amount
                                                -------      -------      ------
Year ended December 31, 1996
Premiums
   Life insurance                               $ 1,529      $  (296)     $1,233
   Accident and health insurance                    402          (98)        304
   Property-casualty insurance                    7,902       (1,806)      6,096
                                                -------      -------      ------
                                                $ 9,833      $(2,200)     $7,633
                                                -------      -------      ------

Claims incurred                                 $ 8,389      $(1,892)     $6,497
                                                =======      =======      ======

Year ended December 31, 1995
Premiums
   Life insurance                               $ 1,497      $  (272)     $1,225
   Accident and health insurance                    499          (87)        412
   Property-casualty insurance                    4,752       (1,412)      3,340
                                                -------      -------      ------
                                                $ 6,748      $(1,771)     $4,977
                                                -------      -------      ------

Claims incurred                                 $ 5,806      $(1,726)     $4,080
                                                =======      =======      ======

Year ended December 31, 1994
Premiums
   Life insurance                               $ 1,484      $  (288)     $1,196
   Accident and health insurance                    514          (89)        425
   Property-casualty insurance                    5,052       (1,529)      3,523
                                                -------      -------      ------
                                                $ 7,050      $(1,906)     $5,144
                                                -------      -------      ------

Claims incurred                                 $ 5,725      $(1,328)     $4,397
                                                =======      =======      ======

Reinsurance recoverables, net of valuation allowance, at December 31 include amounts recoverable on unpaid and paid losses and were as follows:

(millions)                                               1996              1995
                                                        -------           ------

Reinsurance Recoverables
  Life business                                         $ 1,521           $1,804
  Property-casualty business:
    Pools and associations                                4,160            2,775
    Other reinsurance                                     4,553            1,882
                                                        -------           ------
                                                        $10,234           $6,461
                                                        =======           ======

Included in Life business reinsurance recoverables at December 31, 1996 and 1995 is approximately $720 million and $929 million, respectively, of receivables from MetLife in connection with the sale of the group life business.

14. Income Taxes

The provision for income taxes attributable to income from continuing operations (before minority interest) for the years ended December 31 was as follows:

(millions)                           1996               1995               1994
                                    -------            -------            -----

Current:
  Federal                           $ 1,287            $   924            $ 296
  Foreign                                12                356              408
  State                                 333                188              103
                                    -------            -------            -----
                                      1,632              1,468              807
                                    -------            -------            -----
Deferred:
  Federal                                51                (95)             147
  Foreign                                67               (130)            (627)
  State                                 (71)               (64)             (49)
                                    -------            -------            -----
                                         47               (289)            (529)
                                    -------            -------            -----
                                    $ 1,679            $ 1,179            $ 278
                                    =======            =======            =====

The reconciliation of the federal statutory income tax rate to the Company's effective income tax rate applicable to income from continuing operations (before minority interest) for the years ended December 31 was as follows:

                                                    1996       1995       1994
                                                    ----       ----       ----
Federal statutory rate                              35.0%      35.0%      35.0%
Limited taxability of investment income             (2.7)      (3.2)      (10.6)
State and foreign income taxes
  (net of federal income tax benefit)                3.6        2.6        4.3
Issuance of stock by subsidiary                     (2.7)        --         --
Sale of subsidiaries                                  --         --        6.2
Adjustment of tax accruals                            --         --       (10.0)
Other, net                                           0.3        1.1        2.2
                                                    ----       ----       ----
Effective income tax rate                           33.5%      35.5%      27.1%
                                                    ====       ====       ====

Deferred income taxes at December 31 related to the following:

(millions)                                              1996         1995
                                                      ---------  ---------

Deferred tax assets:
Differences in computing policy reserves              $ 2,036      $ 1,161
Deferred compensation                                     834          715
Employee benefits                                         241          308
Other deferred tax assets                               1,037          991
                                                      --------------------
Gross deferred tax assets                               4,148        3,175
                                                      --------------------
Valuation allowance                                       100          100
                                                      --------------------
Deferred tax assets after valuation allowance           4,048        3,075
                                                      --------------------

Deferred tax liabilities:
Deferred policy acquisition costs and
    value of insurance in force                          (719)        (610)
Investment management contracts                          (246)        (249)
Investments                                               (84)        (168)
Fixed assets                                             (107)         (37)
Mark to market on inventory                              (187)        (365)
Cumulative translation adjustments                       (114)        (117)
Undistributed earnings of non-U.S. subsidiaries           (84)        (113)
Other deferred tax liabilities                           (275)        (301)
                                                      --------------------
Gross deferred tax liabilities                         (1,816)      (1,960)
                                                      --------------------

Net deferred tax asset                                $ 2,232      $ 1,115
                                                      ====================

Tax benefits allocated directly to stockholders' equity for the years ended December 31, 1996, 1995 and 1994 were $171 million, $84 million, and $17 million, respectively.

The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 1996, $1.3 billion of accumulated undistributed earnings of non-U.S. subsidiaries was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $376 million would have to be provided if such earnings were remitted.

Income taxes are not provided for on the Company's life insurance subsidiaries' retained earnings designated as "policyholders' surplus" because such taxes will become payable only to the extent such retained earnings are distributed as a dividend or exceed limits prescribed by federal law. Distributions are not contemplated from this portion of the life insurance companies' retained earnings, which aggregated $971 million (subject to a tax effect of $340 million) at December 31, 1996.

As a result of the acquisition of old Travelers, a valuation allowance of $100 million was established in 1993 to reduce the net deferred tax asset on investment losses to the amount that, based upon available evidence, is more likely than not to be realized. The $100 million valuation allowance is sufficient to cover any capital losses on investments that may exceed the capital gains able to be generated in the life insurance group's consolidated federal income tax return based upon management's best estimate of the character of the reversing temporary differences. Reversal of the valuation allowance is contingent upon the recognition of future capital gains or a change in circumstances which causes the recognition of the benefits to become more likely than not. The initial recognition of any benefit produced by the reversal of the valuation allowance will be recognized by reducing goodwill.

The net deferred tax asset, after the valuation allowance of $100 million, relates to temporary differences that are expected to reverse as net ordinary deductions. The Company will have to generate approximately $6.3 billion of taxable income, before the reversal of these temporary differences, primarily over the next 10-15 years, to realize the remainder of the deferred tax asset. Management expects to realize the remainder of the deferred tax asset based upon its expectation of future taxable income, after the reversal of these deductible temporary differences, of at least $2.8 billion annually. The Company has reported pre-tax financial statement income from continuing operations exceeding $3.1 billion, on average, over the last three years and has incurred taxable income of approximately $2.8 billion, on average, over the same period of time. At December 31, 1996, the Company has no ordinary or capital loss carryforwards.

15. Preferred Stock and Stockholders' Equity

Preferred stock

The following table sets forth the Company's preferred stock outstanding at December 31:

                                                 1996                            1995
                                       -------------------------       ------------------------
                      Liquidation                      Carrying                        Carrying
                      Preference          Number        Value            Number         Value
                       Per Share       of Shares      (millions)       of Shares      (millions)
                      -----------      -------------------------       -------------------------
Series A                $  250         1,200,000        $  300         1,200,000        $  300
Series B                $   50                --            --         2,500,000           125
Series D                $   50         7,500,000           375         7,500,000           375
Series J                $  500           400,000           200           400,000           200
Series K                $  500           500,000           250                --            --
Salomon Series C        $  500                --            --           225,000           112
                                      ------------------------        ------------------------
                                       9,600,000        $1,125        11,825,000        $1,112
                                      ========================        ========================
Series C                $53.25         3,085,612        $  164         4,406,431        $  235
                                      ========================        ========================
Series I                $1,000           420,000        $  420           560,000        $  560
                                      ========================        ========================

Series A

In July 1992, the Company sold in a public offering 12.0 million depositary shares, each representing 1/10th of a share of 8.125% Cumulative Preferred Stock, Series A (Series A Preferred), at an offering price of $25 per depositary share. The Series A Preferred has cumulative dividends payable quarterly and a liquidation preference equivalent to $25 per depositary share plus accrued and accumulated unpaid dividends. On or after July 28, 1997, the Company may, at its option, redeem the Series A Preferred, in whole or in part, at any time at a redemption price of $25 per depositary share plus dividends accrued and unpaid to the redemption date.

Series B

During 1996, $125 million of liquidation value of the 5.50% Convertible Preferred Stock Series B (Series B Preferred) representing 2,499,945 shares of Series B Preferred was converted into 10,203,648 shares of common stock. Each share of the Series B Preferred was converted into 4.081635 shares of TRV common stock at a conversion price of $18.375 per share. The remaining 55 shares were redeemed for cash at $51.925 per share plus accrued and unpaid dividends.

Series C

In connection with the acquisition of The Travelers Corporation (old Travelers) in 1993, the Company converted the old Travelers $4.53 Series A ESOP Convertible Preference Stock which was issued to prefund old Travelers' matching obligations under its Employee Stock Ownership Plan (ESOP) into $4.53 Series C Convertible Preferred Stock (Series C Preferred) of the Company with a stated value and a liquidation preference of $53.25 per share. The Series C Preferred is convertible into one share of Travelers Group Inc. common stock for each $21.99 of stated value of Series C Preferred, subject to antidilution adjustments in certain circumstances. Each share of

Series C Preferred is entitled to 3.915 votes on election of directors and all other matters submitted to a vote of stockholders. Dividends on the Series C Preferred are cumulative and accrue in the amount of $4.53 per annum per share. The Series C Preferred is redeemable at the option of the Company on or after January 1, 1998 (or earlier at the option of the holder under certain limited circumstances) at a redemption price of $53.25 per share plus accrued and unpaid dividends thereon to the date fixed for redemption.

Series D

Also in connection with the Company's acquisition of old Travelers, 7.5 million shares of 9 1/4% Series B Preference Stock of old Travelers were converted into
7.5 million shares of 9 1/4% Series D Preferred Stock (Series D Preferred) of the Company with a stated value and liquidation preference of $50 per share. The Series D Preferred is held in the form of depositary shares, with two depositary shares representing each preferred share. Annual dividends of $4.625 per share ($2.3125 per depositary share) are payable quarterly. Dividends are cumulative from the date of issue. The Series D Preferred is not redeemable prior to July 1, 1997. On and after July 1, 1997, the Series D Preferred is redeemable at the Company's option at a price of $50 per share (equivalent to $25 per depositary share), plus accrued and unpaid dividends, if any, to the redemption date.

Series I

In October 1987, the Company issued 700,000 shares of Series I Cumulative Convertible Preferred Stock (Series I Preferred) to affiliates of Berkshire Hathaway Inc. at $1,000 per share. Annual cumulative dividends on the Series I Preferred of $90 per share are payable quarterly. Each share of Series I Preferred has a redemption value of $1,000 and is convertible into 44.60526 shares of Travelers common stock (subject to adjustment in the event of stock splits and stock dividends). Series I Preferred shareholders are entitled to vote on all matters on which the Company's common stockholders vote, and are entitled to one vote per common share into which it is convertible. Commencing October 31, 1995, 140,000 Series I Preferred shares must be redeemed annually (if not previously converted) at $1,000 per share plus any accrued and unpaid dividends. The first tranche of 140,000 Series I Preferred shares was redeemed in October 1995, while the second and third tranches of 140,000 shares were converted into 6.2 million shares of common stock each in October 1996 and October 1997, respectively.

Series J

In February 1993, the Company issued 8.0 million depositary shares, each representing one-twentieth of a share of 8.08% Cumulative Preferred Stock, Series J (Series J Preferred). Holders of the Series J Preferred are entitled to three votes per share (.15 votes per depositary share) when voting together as a class with the TRV common stock on all matters submitted to a vote of the Company's stockholders. The Series J Preferred has cumulative dividends payable quarterly and a liquidation preference of $500 per share ($25 per depositary share) plus any accrued and unpaid dividends. On or after March 31, 1998, the Company may, at its option, redeem the Series J Preferred, in whole or in part, at any time at a redemption price of $500 per share ($25 per depositary share) plus dividends accrued and unpaid to the redemption date.

Series K

In February 1996, the Company issued 10.0 million depositary shares, each representing one-twentieth of a share of 8.40% Cumulative Preferred Stock, Series K (Series K Preferred). Holders of the Series K Preferred are entitled to three votes per share (.15 votes per depositary share) when voting together as a class with the TRV common stock on all matters submitted to a vote of the Company's stockholders. The Series K Preferred has cumulative dividends payable quarterly and a liquidation preference of $500 per share ($25 per depositary share) plus any accrued and unpaid dividends. On or after March 31, 2001, the Company may, at its option, redeem the Series K Preferred, in whole or in part, at any time at a redemption price of $500 per share ($25 per depositary share) plus dividends accrued and unpaid to the redemption date.

Salomon Series C

In August 1996, the Company redeemed 225,000 shares (4.5 million depositary shares) of Series C 9.50% Cumulative Preferred Stock (Salomon Series C Preferred). All of the outstanding Salomon Series C Preferred was redeemed at $500 per share ($25 per depositary share).

The Company has entered into interest rate swap agreements that effectively convert fixed rate dividends on certain preferred stock into variable rate obligations. These swaps reduced preferred dividends by $21 million, $19 million, and $28 million in 1996, 1995 and 1994, respectively.

Mandatorily redeemable preferred securities of subsidiary trusts

During 1996 the Company formed statutory business trusts under the laws of the state of Delaware. Each trust exists for the exclusive purposes of (i) issuing Trust Securities (both common and preferred) representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. These subordinated debentures and the related income effects are eliminated in the supplemental consolidated financial statements. Distributions on the mandatorily redeemable preferred securities of subsidiary trusts below have been classified as interest expense in the Supplemental Consolidated Statement of Income. The following table summarizes the financial structure of the Company's subsidiary trusts at December 31, 1996.

                                              Travelers              Travelers               Travelers          Travelers P&C
                                              Capital I              Capital II             Capital III           Capital I
                                              ---------              ----------             -----------           ---------
Trust Preferred Securities:
     Issuance date                             October 1996           December 1996          December 1996         April 1996
     Shares issued                               16,000,000                 400,000                200,000         32,000,000
     Liquidation preference per                       $  25                  $1,000                 $1,000              $  25
      share
     Liquidation value (in                             $400                 $   400                $   200               $800
      millions)
     Coupon rate                                         8%                  7 3/4%                 7 5/8%              8.08%
     Distributions payable                        Quarterly           Semi-annually          Semi-annually          Quarterly
     Distributions guaranteed by                        TRV                     TRV                    TRV                TAP

Common shares issued to parent                      494,880                  12,372                  6,186            989,720

Junior Subordinated Debentures:
     Amount owned (in millions)                        $412                    $412                   $206               $825
     Coupon rate                                         8%                  7 3/4%                 7 5/8%              8.08%
     Interest payable                             Quarterly           Semi-annually          Semi-annually          Quarterly
     Maturity date                       September 30, 2036        December 1, 2036       December 1, 2036     April 30, 2036
     Redeemable by issuer on or after       October 7, 2001        December 1, 2006         Not redeemable     April 30, 2001

                                         Travelers P&C       SI Financing
                                          Capital II           Trust I
                                          ----------           -------
Trust Preferred Securities:
     Issuance date                            May 1996           July 1996
     Shares issued                           4,000,000          13,800,000
     Liquidation preference per                  $  25               $  25
      share
     Liquidation value (in                        $100                $345
      millions)
     Coupon rate                                    8%              9 1/4%
     Distributions payable                   Quarterly           Quarterly
     Distributions guaranteed by                   TAP       Salomon Smith
                                                                    Barney
Common shares issued to parent                 123,720             426,800

Junior Subordinated Debentures:
     Amount owned (in millions)                   $103                $356
     Coupon rate                                    8%              9 1/4%
     Interest payable                        Quarterly           Quarterly
     Maturity date                        May 15, 2036       June 30, 2026
     Redeemable by issuer on or after     May 15, 2001       June 30, 2001

SI Financing Trust I, a wholly owned subsidiary of Salomon Smith Barney, issued TRUPS units to the public. Each TRUPS unit includes a preferred security of SI Financing Trust I, as shown in the table above, and a purchase contract which requires the holder to purchase, in 2021 (or earlier if the Salomon Smith Barney elects to accelerate the contract), one depositary share representing a one-twentieth interest in a share of Travelers 9.50% Cumulative Preferred Stock, Series L. Salomon Smith Barney is obligated under the terms of each purchase contract to pay contract fees of 0.25% per annum. Salomon Smith Barney has entered into an interest rate swap agreement to effectively convert the fixed rate obligations on the TRUPS units into variable rate obligations.

Stockholders' equity

Common stock

The Company has outstanding warrants to purchase shares of its common stock at an exercise price of $13.00 per common share, exercisable until July 31, 1998. These warrants, which enable the holder to purchase three shares of common stock each, are publicly traded and at December 31, 1996 and 1995 outstanding warrants would enable holders to purchase 11,244,777 and 11,247,798 shares, respectively, of common stock of the Company.

At December 31, 1996, 18,717,890 shares of authorized common stock were reserved for convertible securities and warrants.

Subsidiary capital

The combined insurance subsidiaries' statutory capital and surplus at December 31, 1996 and 1995 was $9.046 billion and $5.873 billion, respectively, and is subject to certain restrictions imposed by state insurance departments as to the transfer of funds and payment of dividends. The combined insurance subsidiaries' net income, determined in accordance with statutory accounting practices, for the years ended December 31, 1996, 1995 and 1994 was $843 million (which includes $285 million for Aetna P&C in the first quarter of 1996), $745 million and $228 million, respectively.

TIC is subject to various regulatory restrictions that limit the maximum amount of dividends available to its parent without prior approval of the Connecticut Insurance Department. A maximum of $507 million of statutory surplus is available in 1997 for such dividends without the prior approval of the Connecticut Insurance Department.

TAP's insurance subsidiaries are subject to various regulatory restrictions that limit the maximum amount of dividends available to be paid to their parent without prior approval of insurance regulatory authorities. Dividend payments to TAP from its insurance subsidiaries are limited to $647 million in 1997 without prior approval of the Connecticut Insurance Department.

Certain of the Company's U.S. and non-U.S. broker-dealer subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The principal regulated subsidiaries, their net capital requirement or equivalent and excess over the minimum requirement are as follows:

                                                                                                 ($Millions)      ($Millions)
                                                                                                                  Excess over
                                                                                                 Net Capital        minimum
               Subsidiary                                    Jurisdiction                       or equivalent     requirement
----------------------------------------- ---------------------------------------------------- ---------------- -----------------
Salomon Brothers Inc                            U.S. Securities and Exchange Commission             $1,029           $  987
                                                Uniform Net Capital Rule (Rule 15c3-1)

Smith Barney Inc.                               U.S. Securities and Exchange Commission             $1,216           $1,060
                                                Uniform Net Capital Rule (Rule 15c3-1)

Salomon Brothers International Limited     United Kingdom's Securities and Futures Authority        $3,077           $  390

See Note 11 for additional restrictions on stockholders' equity.

16. Incentive Plans

The Company has adopted a number of compensation plans to attract, retain and motivate officers and other key employees, to compensate them for their contributions to the growth and profits of the Company and to encourage employee stock ownership.

The Company's employee compensation plans currently consist of the continuation of Travelers' and Salomon's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes the Travelers and Salomon predecessor plans.

Travelers Predecessor Plans

Travelers' stock option plans provide for the granting of stock options to officers and key employees of the Company and its participating subsidiaries. Options are granted at the fair market value of the Company's common stock at the time of grant for a period of ten years. Generally, options vest over a five-year period and are exercisable only if the optionee is employed by the Company. The plans also permit an employee exercising an option to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest over a six-month period.

At December 31, 1996, 163,242,003 shares were available for future grant under Travelers option plans.

Information with respect to stock options granted under Travelers' option plans is as follows:

                                          1996                            1995                            1994
                              -----------------------------    ----------------------------    ----------------------------
                                                 Weighted                        Weighted                       Weighted
                                                 Average                          Average                        Average
                                                 Exercise                        Exercise                       Exercise
                                 Shares           Price           Shares           Price          Shares          Price
                              --------------    -----------    --------------    ----------    -------------   ------------
Outstanding, beginning of      71,603,130         $12.53        72,521,343        $10.26       67,001,114        $ 9.39
year
Granted-original                8,395,460         $21.53        13,823,736        $14.32       12,978,338        $12.03
Granted-reload                 30,770,388         $24.17        22,535,379        $16.41        5,420,213        $11.93
Forfeited                      (4,067,078)        $12.15        (4,552,005)       $11.40       (4,162,284)       $10.61
Exercised                     (42,211,806)        $15.90       (32,725,323)       $11.07       (8,716,038)       $ 7.13
                              -----------                      -----------                     ----------
Outstanding, end of year       64,490,094         $17.07        71,603,130        $12.53       72,521,343        $10.26
                              ===========                      ===========                     ==========

Exercisable at year end        13,950,576                       14,767,290                     25,347,849

The following table summarizes information about stock options outstanding under Travelers' option plans at December 31, 1996:

                                Options Outstanding                 Options Exercisable
                ---------------------------------------------  ------------------------------

                                      Weighted       Weighted                     Weighted
    Range of                           Average        Average                      Average
    Exercise      Number              Remaining      Exercise      Number         Exercise
     Prices     Outstanding       Contractual Life     Price    Exercisable         Price
------------   ---------------  ------------------  ---------  -------------  ---------------
$0-$6.67            2,488,922         3.8 years        $4.84      2,291,920         $4.71
$6.67-$13.33       26,632,655         6.9 years       $10.75      7,813,676        $10.86
$13.33-$20.00       8,138,676         7.7 years       $16.55      1,728,010        $16.35
$20.00-$26.67      22,030,152         6.6 years       $23.53      2,113,887        $21.64
$26.67-$33.33       5,199,689         5.7 years       $28.79          3,083        $28.87
                --------------                                  ------------
$0-$33.33          64,490,094         6.7 years       $17.07     13,950,576        $12.17
                ==============                                  ============

Travelers, through its Capital Accumulation Plan and other restricted stock programs, issues shares of the Company's common stock in the form of restricted stock to participating officers and other key employees. The restricted stock generally vests after a two or three-year period. Except under limited circumstances, during this period the stock cannot be sold or transferred by the participant, who is required to render service to the Company during the restricted period. Participants may elect to receive part of their awards in restricted stock and part in stock options. Unearned compensation expense associated with the restricted stock grants represents the market value of the Company's common stock at the date of grant and is recognized as a charge to income ratably over the vesting period.

At December 31, 1996, 73,358,448 shares were available for future grant under Travelers' restricted stock plans.

Information with respect to Travelers' restricted stock awards is as follows:

                                                           1996               1995               1994
                                                        ----------         ----------         ----------
Shares awarded                                          17,141,073         20,950,065         15,901,655
Weighted average fair market value per share                $20.13             $12.00             $12.91
After-tax compensation cost charged to earnings
   (in millions)                                              $134               $114                $88

Salomon Predecessor Plans

Salomon Inc Stock Incentive Plan (SSIP)

SSIP provides for the issuance of up to 5.9 million shares in the form of options, restricted stock and stock bonuses, as well as an additional grant of up to 2.5 million shares in the form of the stand-alone stock appreciation rights, phantom stock and cash bonuses to key employees. In December 1996, 2.7 million options were awarded under the SSIP with an exercise price set at the market value of the Company's common stock on the date of grant ($26.48). The awards expire five years after the grant date and vest 100% three years after the grant date.

The Non-Qualified Stock Option Plan of 1984, as amended (the 1984 Plan)

The 1984 Plan, which was terminated on June 30, 1994, provided for the granting of options to certain key employees. Stock appreciation rights (SARs) accompanied some of the options granted under the 1984 Plan. The exercise of SARs extinguishes the related option. Options issued under the 1984 Plan expire ten years from the date of grant.

Information with respect to stock options granted under Salomon's option plans is as follows:

                                    1996                     1995                    1994
                            ----------------------- ------------------------  ------------------------
                                         Weighted                 Weighted                 Weighted
                                         Average                   Average                  Average
                                         Exercise                 Exercise                 Exercise
                             Shares       Price       Shares        Price       Shares       Price
                            ------------ ---------- ------------- ----------  ------------ -----------
Outstanding, beginning of   1,209,332     $12.07     2,438,071     $12.77     2,937,249     $12.85
year
Granted                     2,712,000     $26.48             0       -                0        -
Forfeited                     (10,848)    $12.38      (185,941)    $26.00       (18,984)    $13.00
Exercised                    (347,814)    $14.59    (1,042,798)    $11.20      (480,194)    $13.28
                            ---------                ---------                ---------
Outstanding, end of year    3,562,670     $22.79     1,209,332     $12.07     2,438,071     $12.77
                            =========                =========                =========

Exercisable at year end       850,670                1,209,332                2,438,071

The following table summarizes information about stock options outstanding under Salomon option plans at December 31, 1996:

                      Options Outstanding              Options Exercisable
                --------------------------------- -----------------------------

   Exercise       Number          Remaining          Number        Exercise
    Price       Outstanding    Contractual Life   Exercisable       Price
-------------  -------------  ------------------ ----------------  ---------
    $11.76           274,455      4.9 years           274,455        $11.76
    $10.70           576,215      0.9 years           576,215        $10.70
    $26.48         2,712,000      0.9 years                --            --
                   ---------                          -------
$10.70-$26.48      3,562,670      4.0 years           850,670
                   =========                          =======

The Equity Partnership Plan (EPP)

Under EPP, qualifying employees receive a portion of their compensation in the form of common stock. Original terms of EPP deferred payment of the stock for five years and required the Company to contribute an additional 17.65% of the deferred compensation amount to the participant's account. The EPP award is forfeited if the participant's employment is terminated for cause within the five year vesting period. Beginning in 1996, EPP was amended to reduce the deferral period from five years to three years, increase the additional contribution of the Company from 17.65% to 25%, and introduce additional forfeiture provisions. Under the amended plan, the award is forfeited if the participant leaves the Company to join a competitor within three years after the award date. If a participant leaves other than by virtue of death, disability, retirement or as a result of downsizing during the three years following the award, the entire additional contribution of 25% is forfeited. The 1996 amendments apply only to awards granted in 1996 and subsequent years.

Information with respect to Salomon's EPP awards is as follows:

                                                     1996        1995        1994
                                                  ---------   ---------   ---------
Shares awarded                                    6,097,798   4,508,066   9,517,783
Fair market value per share                          $26.55      $21.24      $21.61
After-tax compensation cost charged to earnings
   (in millions)                                        $90         $63        $159

Pro Forma Impact of FAS No. 123

The Company applies Opinion 25 and related interpretations in accounting for its stock-based compensation plans. Since stock options under both Travelers' and Salomon's plans are issued at fair market value on the date of award, no compensation cost has been recognized for these awards.

FAS No. 123 provides an alternative to Opinion 25 whereby fair values may be ascribed to options using a valuation model and amortized to compensation cost over the vesting period of the options. Had the Company applied FAS No. 123 in accounting for the Travelers and Salomon stock options, net income and net income per share would have been the pro forma amounts indicated below:

                                                    1996                           1995
                                       ----------------------------   ---------------------------
                                       In millions        Per Share   In millions       Per Share
                                       -----------        ---------   -----------       ---------
Net income, as reported                   $2,948            $2.45       $2,291            $1.89

FAS No. 123 pro forma adjustments
  after-tax and minority interest            (51)            (.04)         (18)            (.02)
                                         -------            -----       ------            -----

Net income, pro forma                     $2,897            $2.41       $2,273            $1.87
                                         =======            =====       ======            =====

The pro forma adjustments relate to options granted during 1996 and 1995 for which a fair value on the date of grant was determined using the Black-Scholes option pricing model. No effect has been given to options granted prior to 1995.

FAS No. 123 requires that reload options be treated as separate grants from the related original option grants. Under Travelers' reload program, upon exercise of an option, employees generally tender previously owned shares to pay the exercise price and related tax withholding, and receive a reload option covering the same number of shares rendered for such purposes. New reload options vest at the end of a six month period and are only granted if Travelers stock price has increased at least twenty percent over the exercise price of the option being reloaded. Reload options are intended to encourage employees to exercise options at an earlier date and to retain the shares so acquired, in furtherance of Travelers' long-standing policy of encouraging increased employee stock ownership. The result of this program is that employees generally will exercise options as soon as they are able and, therefore, these options have shorter expected lives. Shorter option lives result in lower valuations using the Black-Scholes option model. However, such values are expensed more quickly due to the shorter vesting period of reload options. In addition, since reload options are treated as separate grants, the existence of the reload feature in Travelers' plan results in a greater number of options being valued.

Shares received through option exercises under the reload program are subject to restrictions on sale. Discounts (as measured by the estimated cost of protection) have been applied to the fair value of options granted under Travelers' plans to reflect these sale restrictions.

The weighted average fair value of Travelers options granted during 1996 and 1995 was $3.00 and $2.20 per share, respectively. The weighted average expected life of reload options was approximately 1 year for 1996 and 1995. The weighted average expected life of original grants was approximately 3 years for 1996 and 1995. The fair value of Salomon options granted during 1996 was $7.76 per share and the expected life of these options was 5 years. There were no Salomon options granted during 1995. Valuation and related assumption information are presented below:

                                    Weighted averages for options granted during
                                    --------------------------------------------
                                          1996                         1995
                                    ----------------             ---------------

Valuation assumptions:
  Expected volatility                     28.5%                        27.4%
  Risk-free interest rate                  5.58%                        6.06%
  Expected annual dividends per share     $0.37                        $0.32
  Expected annual forfeitures                 5%                           5%

17. Pension Plans

The Company's pension plans currently consist of the continuation of Travelers Group's and Salomon's respective plans that were in effect prior to the Merger. Accordingly, the following information summarizes the predecessor pension plans.

Travelers Predecessor Plans

Travelers has a noncontributory defined benefit pension plan covering the majority of its U.S. employees. Benefits for this plan are based on an account balance formula. Under this formula, each employee's accrued benefit can be expressed as an account that is credited with amounts based upon the employee's pay, length of service and a specified interest rate, all subject to a minimum benefit level. This plan is funded in accordance with the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. Certain non-U.S. employees of the Company are covered by noncontributory defined benefit plans. These plans are funded based upon local laws and the costs associated with these plans are not material.

The following is a summary of the components of pension expense for Travelers' principal defined benefit plan for the years ended December 31:

(millions)                                  1996           1995           1994
                                            -----          -----          -----

Service cost                                  $74            $81           $105
Interest cost                                 190            195            173
Actual return on plan assets                 (228)          (388)           (66)
Net amortization and deferral                  (1)           165           (161)
                                            -----          -----          -----
Net periodic pension cost                     $35            $53            $51
                                            =====          =====          =====

The following table sets forth the funded status of Travelers' principal defined benefit plan at December 31:

(millions)                                                  1996       1995
                                                          -------    -------

Actuarial present value of benefit obligation:
   Vested benefits                                         $2,594     $2,713
   Non-vested benefits                                         70         52
                                                          -------    -------
   Accumulated benefit obligation                           2,664      2,765
   Effect of future salary increases                           48         37
                                                          -------    -------
   Projected benefit obligation                             2,712      2,802
Plan assets at fair value                                   2,718      2,638
                                                          -------    -------
Projected benefit obligation in excess of or
      (less than) plan assets                                  (6)       164
Unrecognized transition asset                                   1          2
Unrecognized prior service benefit                             12         14
Unrecognized net (loss)                                       (71)      (228)
Adjustment to recognize minimum liability                      --        175
                                                          -------    -------
Accrued pension liability (prepaid pension cost)             $(64)      $127
                                                          =======    =======

Actuarial assumptions:
   Weighted average discount rate                            7.50%      7.25%
   Weighted average rate of compensation increase            4.50%      4.50%
   Expected long-term rate of return on plan assets          9.00%      9.25%

Plan assets are held in various separate accounts and the general account of The Travelers Insurance Company, a subsidiary of Travelers Group, and certain investment trusts. These accounts and trusts invest in stocks, U.S. Government bonds, corporate bonds, mortgage loans and real estate.

Salomon Predecessor Plans

Substantially all full-time U.S. employees of Salomon participate in defined contribution plans. The costs relating to such plans were $34 million, $26 million and $24 million in 1996, 1995 and 1994, respectively.

Non-U.S. Salomon employees generally participate in defined benefit plans that are insured or otherwise funded. The costs relating to such plans were $25 million, $25 million and $16 million in 1996, 1995 and 1994, respectively. The present value of benefits associated with these plans is not significant.

18. Postretirement Benefits

The Company provides postretirement health care, life insurance and survival income benefits to certain eligible retirees. These benefits relate primarily to former unionized employees of predecessor companies, certain employees of Salomon Smith Barney and former employees of old Travelers. Other retirees are generally responsible for most or all of the cost of these benefits (while retaining the benefits of group coverage and pricing).

The Company generally funds its share of the cost of postretirement benefits on a pay-as-you-go basis. However, the Company has made contributions to a survivor income plan, the assets of which are currently invested in a major insurance company's general investment portfolio.

The following is a summary of the components of net periodic postretirement benefit cost for the Company's principal plans for the years ended December 31:

(millions)
                                                  1996         1995         1994
                                                  ----         ----         ---
Service cost                                        $2           $3          $5
Interest cost                                       30           39          38
Net amortization and deferral                      (10)          (2)         --
                                                  ----         ----         ---
Net periodic postretirement benefit cost           $22          $40         $43
                                                  ====         ====         ===

The following table sets forth the funded status of the Company's principal postretirement benefit plans at December 31:

(millions)
                                                                1996        1995
                                                                ----        ----
Accumulated postretirement benefit obligation:
   Retirees                                                     $354        $443
   Other fully eligible plan participants                         38          46
   Other active plan participants                                 29          32
                                                                ----        ----
                                                                 421         521
   Plan assets at fair value                                       4           4
                                                                ----        ----
   Accumulated postretirement benefit obligation in
     excess of plan assets                                       417         517
   Unrecognized net gain                                         131          39
   Unrecognized prior service benefit (cost)                       8           9
                                                                ----        ----
   Accrued postretirement benefit liability                      556        $565
                                                                ====        ====

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits ranged from 12.7% in 1996, decreasing gradually to 5.0% by the year 2005 and remaining at that level thereafter. The health care cost trend rate assumption affects the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $23 million. The impact on net periodic postretirement benefit cost of such an increase would not be material.

The discount rates used in determining the accumulated postretirement benefit obligation ranged from 7.00% to 7.50% at December 31, 1996 and from 7.00% to 7.25% at December 31, 1995. For certain plans associated with Smith Barney and old Travelers, the weighted average assumed rate of compensation increase was approximately 3.5% for both 1996 and 1995. For certain plans associated with Salomon the weighted average assumed rate of compensation increase was approximately 6.0%. For other plans, no assumptions have been made for rate of compensation increases, since active employees are responsible for the full cost of these benefits upon retirement.

19. Lease Commitments

Rentals

Rental expense (principally for offices and computer equipment) was $397 million, $405 million and $476 million for the years ended December 31, 1996, 1995 and 1994, respectively.

Future minimum annual rentals under noncancellable operating leases, net of sublease income, are as follows:

                     (millions)
                     1997                             $  362
                     1998                                303
                     1999                                248
                     2000                                177
                     2001                                143
                     Thereafter                          911
                                                      ------
                                                      $2,144
                                                      ======

The Company and certain of Salomon Smith Barney's subsidiaries together have an option to purchase the buildings presently leased for Salomon Smith Barney's executive offices and New York City operations at the expiration of the lease term.

20. Trading Securities, Commodities, Derivatives and Related Risks

The Company uses derivative financial instruments in the normal course of business for end user and, in the case of Salomon Smith Barney, trading purposes. The Company enters into a variety of derivatives such as swaps, swap options, cap and floor agreements, futures contracts, forward currency contracts, forward purchase and sale agreements, option contracts and warrants. These transactions generally require future settlement, and are either executed on an exchange or traded as OTC instruments. Derivatives have widely varying terms, and durations that range from a few days to a number of years depending on the instrument.

Interest rate swaps are OTC instruments where two counterparties agree to exchange periodic interest payment streams calculated on a predetermined notional principal amount. The most common interest rate swaps generally involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of interest rate swaps include basis swaps, cross-currency swaps, equity swaps and commodity swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates. Cross-currency swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional amount based on changes in the values of a referenced index, such as the Standard & Poor's 500 Index. Commodity swaps involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price, throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities.

Caps are derivatives which require the writer to pay the purchaser an excess amount, if the reference rate exceeds a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract. Swap options are OTC contracts that entitle the holder to either enter into an interest rate swap at a future date or to cancel an existing swap at a future date.

Futures contracts are exchange-traded derivatives to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset (initial margin) that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets (variation margin) may be required to be deposited daily as the mark-to-market value of the futures contract fluctuates. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC derivatives to purchase or sell a specified amount of financial instruments, foreign currency, or commodities at a future date at a predetermined price. The notional amount for forward settling securities transactions represents the amount of cash that will be paid or received by the counterparties when the transaction settles. Upon settlement, the security is reflected on the statement of financial condition as either long or short inventory.

Option contracts are contractual agreements which give the purchaser the right, but not the obligation, to purchase or sell a financial instrument, commodity, or currency at a predetermined price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instruments except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. Warrants have characteristics similar to those of options whereby the buyer has the right, but not the obligation, to purchase a certain instrument at a specific future date and price. The seller (or writer) of the option/warrant is subject to the risk of an unfavorable change in the underlying financial instrument, commodity, or currency. The purchaser is subject to market risk to the extent of the premium paid and credit risk. The Company is obligated to post margin for options on futures. Option contracts may be either exchange-traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation, are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of performance. The Company issues warrants that entitle holders to cash settlements on exercise based upon movements in market prices of specific financial instruments and commodities, foreign exchange rates and equity indices.

The Company sells various financial instruments which have not been purchased (short sales). In order to sell them short, the Company borrows these securities, or receives the securities as collateral in conjunction with short-term financing agreements and, at a later date, must deliver (i.e. replace) like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability, would increase and revenues from principal transactions would be reduced.

The way in which the Company accounts for and presents derivatives in its financial statements depends on both the type and purpose of the derivative held or issued. As discussed in the Summary of Significant Accounting Policies, the Company records all derivatives used for trading purposes, including those used to hedge trading positions, at market or fair value. Consequently, changes in the amounts recorded in the Company's Supplemental Consolidated Statements of Financial Condition resulting from movements in market or fair value are included in "Principal transactions" in the period in which they occur. The accounting and reporting treatment of derivatives used for non-trading purposes varies, depending on the nature of exposure being hedged (see Summary of Significant Accounting Policies).

Derivatives and short sales risk may expose the Company to both market risk and credit risk in excess of the amount recorded on the supplemental consolidated statements of financial condition. These off-balance sheet risks are discussed in more detail below.

Market Risk Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular financial instrument, commodity or derivative. All financial and commodities-related instruments, including derivatives and short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or exercise price also affect the level of market risk. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by setting risk limits and monitoring the effectiveness of its hedging policies and strategies.

Credit Risk The Company regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Phibro, a wholly owned subsidiary of Salomon Smith Barney, regularly transacts business with independent and government-owned oil producers, a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Master netting agreements enable the Company to net certain assets and liabilities by counterparty. The Company also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. The Company may require counterparties to submit additional collateral when deemed necessary.

The Company enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. The Company generally controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the G-7 governments or their agencies that may be liquidated in the event of counterparty default.

In addition, the Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory requirements and its own internal guidelines, which are generally more stringent than regulatory margin requirements. Margin levels are monitored daily and additional collateral must be deposited as required. If customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the account in compliance with the required margin level.

Liquidity Risk. Liquidity risk is the possibility that the Company may not be able to rapidly adjust the size of its derivative positions in times of high volatility and financial stress at a reasonable cost. The liquidity of derivative products is correlated to the liquidity of the underlying cash instrument. As with non-derivative financial instruments, the Company's valuation policies for derivatives include consideration of liquidity factors.

Trading Activity

Salomon Smith Barney trades both derivative and cash financial instruments. The trading activities are conducted for both Salomon Smith Barney's customers as well as for the Company's own account. In accordance with FAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk" (FAS No. 105) and FAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" (FAS No. 119), the following table discloses the notional amounts of derivative financial instruments held by Salomon Smith Barney for trading purposes. The determination of notional amounts does not consider any of the market risk factors previously discussed. Notional amounts are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument, as well as the relationship among the various off and on-balance sheet items. For these reasons, the interpretation of notional amounts as a measure of market risk could be materially misleading.

                                                                    December 31, 1996                       December 31, 1995
                                                            ----------------------------------   -----------------------------------
                                                                          Current Market or                     Current Market or
                                                            Notional          Fair Value         Notional           Fair Value
                                                                       -----------------------   -----------------------------------
(billions)                                                   Amounts     Assets    Liabilities    Amounts      Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Exchange-issued products:
   Futures contracts (a)                                      $530.9       $  --     $  --         $575.4        $ --       $ --
   Other exchange-issued products:
      Equity contracts                                          13.1         .1         .2           16.9          .5         .3
      Fixed income contracts                                    61.2          --        --           46.7          .2         --
      Physical commodities contracts                             5.0          --        --            4.5          --         --
------------------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                                 610.2         .1         .2          643.5          .7         .3
------------------------------------------------------------------------------------------------------------------------------------
OTC swaps, swap options, caps and floors:
   Swaps                                                       842.3                                545.0
   Swap options written                                         10.8                                  5.6
   Swap options purchased                                       24.1                                 20.5
   Caps and floors                                             117.1                                102.0
------------------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors                 994.3        4.2        6.6          673.1         4.3        6.6
------------------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
   Forward currency contracts                                   94.3         .7         .6           69.2          .5         .5
   Options written                                              37.1         --         .3           24.5          --         .6
   Options purchased                                            38.7         .5         --           23.4          .3         --
------------------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options               170.1        1.2         .9          117.1          .8        1.1
------------------------------------------------------------------------------------------------------------------------------------
Other options and contractual commitments:
   Options and warrants on equities and equity indices          45.8        1.1        1.8           24.2         1.1         .6
   Options and forward contracts on fixed-income               202.8         .3         .2          211.6          .1         .5
    securities
   Physical commodities contracts                               22.6         .3         .3           22.5          .4         .3
------------------------------------------------------------------------------------------------------------------------------------
Total contractual commitments                               $2,045.8       $7.2      $10.0       $1,692.0        $7.4       $9.4
====================================================================================================================================

(a) Margin on futures contracts is included in brokerage receivables/payables on the Supplemental Consolidated Statement of Financial Condition.

The annual average balances of the Company's options and contractual commitments, based on month-end balances are as follows:

                                                       1996                          1995
                                              -------------------------     -------------------------
                                              Average         Average       Average         Average
(billions)                                     Assets       Liabilities      Assets       Liabilities
-----------------------------------------------------------------------------------------------------
Swaps, swap options, caps and floors             $3.6           $5.5          $4.1           $6.6
Index and equity contracts and options            1.3            1.1           1.2             .8
Foreign exchange contracts and options            1.0            1.0            .9            1.0
Physical commodities contracts                     .4             .3            .5             .5
Other                                              .5             .7            .6             .7
-----------------------------------------------------------------------------------------------------
Total contractual commitments                    $6.8           $8.6          $7.3           $9.6
=====================================================================================================

End User Activity

In the normal course of business the Company also employs certain derivative financial instruments as an end user to manage various risks. Fair values were determined by reference to quoted market prices or, for interest rate swaps, estimated based upon the payments either party would have to make to terminate the swap. The notional and fair values of end user derivatives at December 31, were as follows:

1996                                            Notional Value                        Fair Value
----                                            --------------                  -----------------------
(billions)                                      Open Contracts                  Asset        Liability
                                                --------------                  -----        ---------
Interest rate swaps:
  Pay a fixed rate, receive a floating rate         $0.9
  Pay a floating rate, receive a fixed rate         14.6
Currency swap                                        1.3
                                                -------------------------------------------------------
                                                   $16.8                            $0.4          $0.2
                                                =======================================================

                                                Purchase           Sell
                                                --------           ----
Foreign currency forwards                           $1.6            $.5             $ --         $  --
Financial futures                                     .6             .1               --            --
                                                -------------------------------------------------------
                                                    $2.2            $.6             $ --         $  --
                                                =======================================================

1995                                            Notional Value                        Fair Value
----                                            --------------                  -----------------------
(billions)                                      Open Contracts                  Asset        Liability
                                                --------------                  -----        ---------
Interest rate swaps:
  Pay a fixed rate, receive a floating rate       $  0.5
  Pay a floating rate, receive a fixed rate         12.2
Currency swap                                        0.7
                                                -------------------------------------------------------
                                                   $13.4                            $0.7          $0.1
                                                =======================================================

                                                Purchase           Sell
                                                --------           ----
Foreign currency forwards                           $1.4           $0.8             $ --          $ --
Financial futures                                    0.2             --               --            --
                                                -------------------------------------------------------
                                                    $1.6           $0.8             $ --          $ --
                                                =======================================================

Certain of the Company's subsidiaries utilize swap contracts to effectively manage interest rate and currency risk. Salomon Smith Barney utilizes interest rate and cross currency swaps to effectively convert a majority of its long-term debt, a portion of its short-term borrowings and its guaranteed preferred beneficial interests in Salomon Smith Barney subordinated debt securities (TRUPS) from fixed to variable rate instruments (see Notes 11 and 15, respectively). Salomon Smith Barney also employs an interest rate swap contract to convert variable interest rate risk to a fixed rate of interest. In addition, there are interest rate swaps converting the fixed rate preferred stock of Salomon exchanged for Travelers preferred stock in connection with the Merger, to variable rate instruments. These swaps are recorded "off-balance sheet," with accrued inflows and outflows reflected as adjustments to interest expense and/or dividends. Adjustments to preferred stock are recorded on an after-tax basis. Certain of the Company's insurance subsidiaries utilize swaps to manage differing interest rate and/or currency risk profiles of its liabilities and related fixed income investment portfolio. These swaps are recorded on the supplemental consolidated statement of financial position at fair value with unrealized gains and losses on the swap reported as adjustments to stockholders' equity.

Certain subsidiaries also utilize forward contracts to hedge exposure to volatility of foreign currency exchange rates. Salomon Smith Barney uses forward currency contracts to hedge a portion of the currency exchange rate exposure relating to non-U.S. dollar denominated debt. The impact of translating the forward currency contract and related debt to prevailing exchange rates is recognized currently in income. Certain of the Company's insurance subsidiaries use forward contracts to hedge foreign investments. Changes in the fair value of these forwards are recorded currently in income as an offset to the translation adjustment related to the underlying investment. Both Salomon Smith Barney and certain insurance subsidiaries utilize forward currency contracts to hedge certain investments in foreign branches and foreign currency denominated investments. These forward contracts are recorded on the supplemental consolidated statement of financial position at fair value with unrealized gains and losses on the forward contract reported as adjustments to stockholders' equity.

The Company's insurance subsidiaries also enter into financial futures contracts to hedge expected cash flows related to certain customer deposits and investment maturities, redemptions and sales against adverse changes in market interest rates. These futures contracts, which are settled in cash on a daily basis, are recorded as other liabilities on the supplemental statement of financial position at fair value. Realized gains or losses are recorded as an adjustment to the cost basis of the related asset when acquired.

21. Fair Value of Financial Instruments

The following table summarizes the fair value and carrying amount of the Company's financial instruments at December 31, 1996 and 1995. Contractholder funds amounts exclude certain insurance contracts not within the scope of FAS No. 107, "Disclosure About Fair Value of Financial Instruments." The carrying value of short-term financial instruments approximates fair value because of the relatively short period of time between the origination of the instruments and their expected realization. The carrying value of receivables and payables arising in the ordinary course of business approximates fair market value. The fair value assumptions were based upon subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time as disclosed further in various notes to the supplemental consolidated financial statements. Disclosed fair values for financial instruments do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

                                                  1996                           1995
                                     ----------------------------   ----------------------------
(millions)                           Carrying Amount   Fair Value   Carrying Amount   Fair Value
                                     ---------------   -----------  ---------------   ----------
Assets:
  Investments                                $56,509      $56,518           $40,965      $40,976
  Securities borrowed or purchased
    under agreements to resell                97,985       97,985            85,026       85,026
  Trading securities and
     commodities owned                       126,568      126,568           121,802      121,802
  Net consumer finance receivables             7,885        8,556             7,092        7,745
  Separate accounts with guaranteed
    returns                                    1,114        1,118             1,527        1,591

Liabilities:
  Long-term debt                              24,696       25,065            22,235       22,923
  Securities loaned or sold under
    agreements to repurchase                 103,572      103,572           113,470      113,470
  Trading securities and commodities
      sold not yet purchased                  92,032       92,032            62,240       62,240
Contractholder funds:
  With defined maturities                      1,671        1,665             2,449        2,460
  Without defined maturities                   9,085        8,841             9,282        9,016
  Separate accounts
    with guaranteed returns                    1,017          899             1,475        1,408

22. Pledged Assets and Commitments

Pledged Assets

At December 31, 1996, the approximate market values of securities sold under agreements to repurchase, excluding the impact of FIN 41, or pledged by the Company were:

-----------------------------------------------------------------------------------------
(millions)
-----------------------------------------------------------------------------------------
For securities sold under agreements to repurchase                              $114,021
As collateral for securities borrowed of approximately equivalent value           39,734
As collateral on bank loans                                                        3,195
To clearing organizations or segregated under securities laws and regulations      1,998
For securities loaned                                                              1,593
As collateral for letters of credit                                                  127
Other                                                                                 65
-----------------------------------------------------------------------------------------
Repurchase agreements and securities pledged                                    $160,733
=========================================================================================

At December 31, 1996, the Company had $2.4 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

Guarantees of Securities of Other Issuers

TAP underwrote insurance guaranteeing the securities of other issuers, primarily corporate and industrial revenue bond issuers. The aggregate gross amount of guarantees of principal and interest for such securities was $8.285 billion and $1.730 billion at December 31, 1996 and 1995, respectively. Reserves for the financial guarantee business, which includes reserves for defaults, incurred but not reported losses and unearned premiums, totaled $71 million at December 31, 1996 and were not significant at December 31, 1995.

It is not practicable to estimate a fair value for these financial guarantees because there is no quoted market price for such contracts, it is not practicable to reliably estimate the timing and amount of all future cash flows due to the unique nature of each of these contracts, and TAP no longer writes such guarantees.

Included in the gross amounts are financial guarantees representing TAP's participation in the Municipal Bond Insurance Association's guarantee of municipal bond obligations of $7.556 billion and $1.603 billion at December 31, 1996 and 1995, respectively. The bonds are generally rated A or above, and TAP's participation has been reinsured.

At December 31, 1996, the scheduled maturities for these guarantees, net of TAP's participation in the municipal bond guarantee pools, are $142 million, $250 million, $8 million, $13 million and $316 million for 1997, 1998, 1999, 2000 and 2001 and thereafter, respectively.

Credit Cards

The Company provides bank and private label credit card services through CCC and its subsidiaries. These services are provided to individuals and to affinity groups nationwide. At December 31, 1996 and 1995 total credit lines available to credit cardholders were $6.622 billion and $5.870 billion, respectively.

Other Commitments

Salomon Smith Barney and a principal broker-dealer subsidiary have each provided a portion of a residual value guarantee in connection with the lease of the buildings occupied by Salomon Smith Barney's executive offices and New York operations. The amount of the guarantee is dependent upon the final build-out costs with a maximum of $586 million.

The Company makes commitments to fund partnership investments and transfers receivables to third parties with recourse from time to time. The off-balance sheet risks of these financial instruments were not significant at December 31, 1996 or 1995.

23. Contingencies

At December 31, 1996, a subsidiary of the Company was in arbitration with underwriters at Lloyd's of London (Lloyd's) in New York State to enforce reinsurance contracts with respect to recoveries for certain asbestos claims. The dispute involved the ability of old Travelers to aggregate asbestos claims under a market agreement between Lloyd's and old Travelers or under the applicable reinsurance treaties. In the fourth quarter of 1997, the Company finalized an agreement to settle this arbitration with underwriters at Lloyd's. The outcome of this agreement will have no impact on earnings.

With respect to environmental and asbestos property and casualty insurance claims, see Note 12.

In the ordinary course of business, the Company and/or its subsidiaries are defendants or co-defendants in various litigation matters, other than environmental and asbestos property and casualty insurance claims. Although there can be no assurances, the Company believes, based on information currently available, that the ultimate resolution of these legal proceedings would not be likely to have a material adverse effect on its results of operations, financial condition or liquidity.

24. Selected Quarterly Financial Data (unaudited)

                                                                                 1996
                                                    ----------------------------------------------------------------
(In millions, except per share amounts)                  First        Second        Third        Fourth       Total
                                                    ----------------------------------------------------------------
Total revenues                                          $7,509       $8,248        $8,096       $8,561       $32,414
Total expenses                                           6,194        7,534         6,985        7,138        27,851
Gain (loss) on sales of stock of
  subsidiaries and affiliates                               --          397            48           --           445
Income before income taxes and
  minority interest                                      1,315        1,111         1,159        1,423         5,008
Provision for income taxes                                 485          281           414          499         1,679
Minority interest, net of income taxes                      --          (44)           44           47            47
                                                    ----------------------------------------------------------------
Income from continuing operations                          830          874           701          877         3,282
Discontinued operations, net of income taxes               (34)          (7)            3         (296)         (334)
                                                    ----------------------------------------------------------------
Net income                                              $  796       $  867        $  704       $  581       $ 2,948
                                                    ================================================================

Earnings per share of common stock:
  Continuing operations                                 $ 0.69       $ 0.74        $ 0.58       $ 0.73      $  2.74
  Discontinued operations                                (0.03)       (0.01)           --        (0.25)       (0.29)
                                                    ----------------------------------------------------------------
  Net income                                            $ 0.66       $ 0.73        $ 0.58       $ 0.48      $  2.45
                                                    ================================================================

Common stock price per share:
  High                                                $23.5000      $22.8750     $24.9375      $31.6667    $31.6667
  Low                                                 $19.0000      $18.8333     $19.3750      $24.5625    $18.8333
  Close                                               $22.0000      $22.8125     $24.5625      $30.2500    $30.2500

Dividends per share of common stock                  $  0.0750     $  0.0750    $  0.0750     $  0.0750   $  0.3000


                                                                                 1995
                                                    ---------------------------------------------------------------
(In millions, except per share amounts)                   First       Second       Third       Fourth        Total
                                                    ---------------------------------------------------------------
Total revenues                                           $6,495      $6,556        $7,132     $7,104       $27,287
Total expenses                                            5,840       6,074         5,977      6,056        23,947
Gain (loss) on sales of stock of
  subsidiaries and affiliates                                --          --            --        (20)          (20)
Income before income taxes and
  minority interest                                         655         482         1,155      1,028         3,320
Provision for income taxes                                  238         165           425        351         1,179
Minority interest, net of income taxes                       --          --            --         --            --
                                                    ---------------------------------------------------------------
Income from continuing operations                           417         317           730        677         2,141
Discontinued operations, net of income taxes                  4          29            19         98           150
                                                    ---------------------------------------------------------------
Net income                                               $  421      $  346        $  749     $  775       $ 2,291
                                                    ===============================================================

Earnings per share of common stock:
  Continuing operations                                  $ 0.34      $  0.25     $  0.61      $  0.56     $   1.76
  Discontinued operations                                    --         0.02        0.02         0.09         0.13
                                                    ---------------------------------------------------------------
  Net income                                             $ 0.34      $  0.27     $  0.63      $  0.65     $   1.89
                                                    ===============================================================

Common stock price per share:
  High                                                 $13.2917     $15.0000    $17.7917     $21.2917     $21.2917
  Low                                                  $10.7917     $12.6250    $14.6667     $16.2917     $10.7917
  Close                                                $12.8750     $14.5833    $17.7083     $20.8750     $20.8750

Dividends per share of common stock                   $  0.0667    $  0.0667   $  0.0667    $  0.0667    $  0.2667

Due to changes in the number of average shares outstanding, quarterly earnings per share of common stock do not add to the totals for the years. The above information has been restated to reflect the stock splits as discussed in Note 1.

                                                                      SCHEDULE I

                              Travelers Group Inc.
                              (Parent Company Only)

                  Condensed Financial Information of Registrant
                            (In millions of dollars)

                          Condensed Statement of Income

                                                 Year Ended December 31,
                                         -------------------------------------
                                           1996            1995           1994
                                         -------         -------         -----

Revenues                                  $    1          $   (5)         $  3
                                         -------         -------         -----

Expenses:
  Interest                                   162             129           120
  Other                                      126             104            87
                                         -------         -------         -----
    Total                                    288             233           207
                                         -------         -------         -----

Pre-tax loss                                (287)           (238)         (204)
Income tax benefit                           103              85            82
                                         -------         -------         -----
Loss before equity in net income
  of subsidiaries                           (184)           (153)         (122)
Equity in net income of subsidiaries
  from continuing operations               3,466           2,294           869
Equity in net income of subsidiaries
  from discontinued operations              (334)            150           180
                                         -------         -------         -----
Net income                                $2,948          $2,291          $927
                                         =======         =======         =====

The condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the condensed financial information of Registrant.

                                                                      SCHEDULE I

                              Travelers Group Inc.
                              (Parent Company Only)

                  Condensed Financial Information of Registrant
                            (In millions of dollars)

                    Condensed Statement of Financial Position

                                                                      December 31,
                                                              -------------------------
                                                                1996             1995
                                                              --------         --------
Assets
Investment in subsidiaries at equity                          $ 21,018         $ 18,446
Advances to and receivables from subsidiaries                       88              220
Cost of acquired businesses in excess of net assets                436              493
Other-principally investments                                      650              237
                                                              --------         --------
                                                              $ 22,192         $ 19,396
                                                              ========         ========
Liabilities
Junior Subordinated Debentures, held by subsidiary Trusts     $  1,026         $     --
Long-term debt                                                   1,903            2,042
Advances from and payables to subsidiaries                          --              262
Other liabilities                                                  546              285
                                                              --------         --------
                                                                 3,475            2,589
                                                              --------         --------

Redeemable preferred stock, held by subsidiary                     226              226
                                                              --------         --------

Redeemable preferred stock - Series I                              420              560
                                                              --------         --------

ESOP Preferred stock - Series C                                    164              235
Guaranteed ESOP obligation                                         (35)             (67)
                                                              --------         --------
                                                                   129              168
                                                              --------         --------
Stockholders' equity
Preferred stock ($1.00 par value; authorized shares:
  30 million), at aggregate liquidation value                    1,125            1,112
Common stock ($.01 par value; authorized shares:
  1.5 billion; issued shares: 1996 - 1,384,707,342 and
  1995 - 1,368,269,744)                                             14               14
Additional paid-in capital                                       7,806            7,227
Retained earnings                                               12,934           10,504
Treasury stock, at cost (1996 - 243,500,547 shares;
  1995 - 239,158,362 shares)                                    (4,123)          (3,470)
Unrealized gain (loss) on investment securities                    469              756
Other, principally unearned compensation                          (283)            (290)
                                                              --------         --------
                                                                17,942           15,853
                                                              --------         --------
                                                              $ 22,192         $ 19,396
                                                              ========         ========

The condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the condensed financial information of Registrant.

                                                                      SCHEDULE I

                              Travelers Group Inc.
                              (Parent Company Only)

                  Condensed Financial Information of Registrant
                            (In millions of dollars)

                        Condensed Statement of Cash Flows

                                                             Year Ended December 31,
                                                        ---------------------------------
                                                          1996         1995         1994
                                                        -------      -------      -------
Cash flows from operating activities
Net income                                              $ 2,948      $ 2,291      $   927
Adjustments to reconcile net income to
    cash provided by operating activities:
Equity in net income of subsidiaries                     (3,132)      (2,444)      (1,049)
Dividends received from subsidiaries, net                 1,808          508        1,409
Advances (to) from subsidiaries, net                        (83)         132          (31)
Other, net                                                  316          217          377
                                                        -------      -------      -------
Net cash provided by (used in) operating activities       1,857          704        1,633
                                                        -------      -------      -------

Cash flows from investing activities
Capital contribution to subsidiary                       (1,140)          --           --
Other investments, primarily short-term, net               (408)        (198)          --
                                                        -------      -------      -------
Net cash provided by (used in) investing activities      (1,548)        (198)          --
                                                        -------      -------      -------

Cash flows from financing activities
Dividends paid                                             (518)        (478)        (395)
Issuance of preferred stock                                 250           --           --
Redemption of preferred stock                              (112)          --           --
Redemption of Series I redeemable preferred stock            --         (140)          --
Redemption of redeemable preferred stock (held by
    subsidiary)                                              --          (35)        (100)
Stock tendered for payment of withholding taxes            (201)         (94)         (42)
Treasury stock acquired                                    (642)        (420)        (795)
Issuance of long-term debt                                   --          700           --
Issuance of junior subordinated debentures                1,026           --           --
Payments and redemptions of long-term debt                 (100)          --          (93)
Net change in short-term borrowings                          --         (101)        (228)
Other, net                                                  (12)          62           20
                                                        -------      -------      -------
Net cash provided by (used in) financing activities        (309)        (506)      (1,633)
                                                        -------      -------      -------
Change in cash                                          $    --      $    --      $    --
                                                        -------      -------      -------

Supplemental disclosure of cash flow information:
Cash paid during the period for interest                $   157      $   112      $   102
                                                        -------      -------      -------
Cash received during the period for taxes               $   263      $   155      $   268
                                                        =======      =======      =======

The condensed financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto and the accompanying notes to the condensed financial information of Registrant.

                                                                      SCHEDULE I
              Notes to Condensed Financial Statements of Registrant

1. Basis of Presentation

The accompanying financial statements include the accounts of Travelers Group Inc. (the Parent) and on an equity basis its subsidiaries and affiliates and should be read in conjunction with the Supplemental Consolidated Financial Statements and notes thereto.

2. Supplementary Disclosure of Non-Cash Investing and Financing Activities

During 1994, the Parent issued $261 million of redeemable preferred stock to various subsidiaries in exchange for an equivalent value of Travelers Group Inc. common stock previously held by these subsidiaries. This activity was recorded as a non-cash capital contribution to subsidiaries by the Parent. During 1995, $35 million of this redeemable preferred stock was repurchased and retired.

Independent Auditors' Report

The Board of Directors and Stockholders
Travelers Group Inc.

We have audited the accompanying supplemental consolidated statement of financial position of Travelers Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated statement of financial condition of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, or the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which consolidated statements reflect total assets of $194,881 million and $188,428 million as of December 31, 1996 and 1995, respectively, and total revenues of $9,046 million, $8,953 million and $6,194 million for the years ended December 31, 1996, 1995 and 1994, respectively. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Salomon Inc and subsidiaries for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Travelers Group Inc. and Salomon Inc on November 28, 1997, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Travelers Group Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travelers Group Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

Our audits also included the supplemental financial statement schedule relating to Travelers Group Inc. (Parent Company Only). This supplemental financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental financial statement schedule based on our audits. In our opinion, based on our audits and the report of other auditors, such supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                /s/ KPMG PEAT MARWICK LLP

New York, New York
November 28, 1997